      As filed with the Securities and Exchange Commission on June 3, 1998
                                                      Registration No. 333-49697

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             PRE-EFFECTIVE AMENDMENT
                                      NO. 1



                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           UNION PLANTERS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

          TENNESSEE                       6712                   62-0859007
(State or Other Jurisdiction of    (Primary Standard          (I.R.S. Employer
Incorporation or Organization)         Industrial            Identification No.)
Classification Code Number)

                           7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6000
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                            E. JAMES HOUSE, JR, ESQ.,
                SECRETARY AND MANAGER OF THE LEGAL DEPARTMENT OF
                           UNION PLANTERS CORPORATION
                           7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6495
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   COPIES TO:

    R. NASH NEYLAND, ESQ.                                MICHAEL D. WATERS, ESQ.
   Wyatt, Tarrant & Combs                                 Balch & Bingham LLP
6075 Poplar Avenue, Suite 650                             The Winter Building
  Memphis, Tennessee 38119                                  2 Dexter Avenue
       (901) 537-1000                                 Montgomery, Alabama  36104
                                                            (334) 269-3121

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                   FIRST NATIONAL BANCSHARES OF WETUMPKA, INC.
                              408 S. E. MAIN STREET
                             WETUMPKA, ALABAMA 36092

                                                    JUNE __, 1998
TO THE SHAREHOLDERS OF FIRST NATIONAL BANCSHARES OF WETUMPKA, INC.


     You are cordially invited to attend a special meeting of the shareholders (the "Special Meeting") of First National Bancshares of Wetumpka, Inc. ("FNB") to be held at FNB's offices located at 408 S.E. Main Street, Wetumpka, Alabama, at 1:30 p.m., local time, on July 22, 1998, notice of which is enclosed.

     At the Special Meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger (the "Agreement") and a related Plan of Merger (the "Plan of Merger") by and between FNB, Union Planters Corporation, a Tennessee corporation ("UPC"), and Union Planters Holding Corporation ("UP Holding"), a Tennessee corporation which is a wholly-owned subsidiary of UPC. Pursuant to the Agreement and the Plan of Merger, FNB will merge (the "Merger") with and into UP Holding, with the effect that UP Holding will be the surviving corporation resulting from the Merger. Upon consummation of the Merger, each share of FNB common stock issued and outstanding (excluding shares held by FNB or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive 4.179 shares of UPC common stock and the associated "Preferred Share Rights" (as defined in the accompanying Proxy Statement/Prospectus), subject to possible adjustment as described in the accompanying Proxy Statement/Prospectus, with cash being paid in lieu of issuing fractional shares. Under certain circumstances more fully described in the accompanying Proxy Statement/Prospectus, FNB may terminate the Merger if the average closing price of UPC Common Stock on the New York Stock Exchange falls below $50.80. The Board of Directors of FNB has no current intention of waiving its right to terminate the Merger in such circumstances without resoliciting the shareholders of FNB. The accompanying Proxy Statement/Prospectus sets forth certain of the factors which the Board of Directors of FNB will consider on deciding whether to exercise its right to terminate the Merger under those circumstances.


     Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus, (iii) proxy card for the Special Meeting and (iv) pre-addressed return envelope for the proxy card. The Proxy Statement/Prospectus describes in more detail the Agreement, the Plan of Merger and the proposed Merger, including a description of your rights as a shareholder of FNB to exercise statutory dissenters' rights, the conditions to consummation of the Merger and the effects of the Merger on the rights of FNB's shareholders. Please read these materials carefully and consider thoughtfully the information set forth in them.

     T. Steven Johnson & Associates, FNB's financial advisor, has issued its opinion to your Board of Directors regarding the fairness, from a financial point of view, of the consideration to be paid by UPC pursuant to the Agreement. A copy of the opinion is attached as Appendix C to the Proxy
Statement/Prospectus.

     THE BOARD OF DIRECTORS OF FNB UNANIMOUSLY APPROVED AND ADOPTED (WITH ONE DIRECTOR ABSENT) THE AGREEMENT AND THE PLAN OF MERGER AND CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.

     Approval of the Agreement and the Plan of Merger will require the affirmative vote of the holders of at least a majority of the issued and outstanding shares of FNB Common Stock entitled to be voted at the Special Meeting. Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person even if you previously returned your proxy card. The proposed Merger with UPC is a significant step for FNB and your vote on this matter is of great importance.

     ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE.

     I look forward to seeing you at the Special Meeting.

                                   Sincerely,

                      Chairman of the Board, President and
                             Chief Executive Officer

                   FIRST NATIONAL BANCSHARES OF WETUMPKA, INC.
                              408 S. E. MAIN STREET
                             WETUMPKA, ALABAMA 36092

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                    TO BE HELD AT 1:30 P.M. ON JULY 22, 1998



     NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the "Special Meeting") of First National Bancshares of Wetumpka, Inc. ("FNB") will be held at FNB's offices located at 408 S.E. Main Street, Wetumpka, Alabama, on July 22, 1998, at 1:30 p.m., local time, for the following purposes:


     1. MERGER. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of December 30, 1997 (the "Agreement"), and the related Plan of Merger (the "Plan of Merger"), by and between FNB, Union Planters Corporation, a Tennessee corporation ("UPC"), and Union Planters Holding Corporation, a Tennessee corporation which is a wholly-owned subsidiary of UPC ("UP Holding"), pursuant to which (i) FNB will merge (the "Merger") with and into UP Holding, with the effect that UP Holding will be the surviving corporation resulting from the Merger, and (ii) each share of the $1.00 par value common stock of FNB ("FNB Common Stock") issued and outstanding at the effective time of the Merger (excluding shares held by FNB or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive 4.179 shares of the $5.00 par value common stock of UPC, and the associated "Preferred Share Rights" (as defined in the accompanying Proxy Statement/Prospectus), subject to possible adjustment, and cash in lieu of issuing any fractional share. A copy of each of the Agreement and the Plan of Merger is set forth as Appendix A and Appendix B, respectively, to the accompanying Proxy Statement/Prospectus and is incorporated by reference therein.

     2. OTHER BUSINESS. To transact such other business as may come properly before the Special Meeting or any adjournments or postponements of the Special Meeting.


     Only shareholders of record at the close of business on June 1, 1998 will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF FNB COMMON STOCK ENTITLED TO BE VOTED AT THE SPECIAL MEETING.


     FNB shareholders have the right to dissent from the Merger and to receive the "fair value" of their shares of FNB Common Stock in cash, provided the proper steps are taken to properly "perfect" statutory dissenters' rights. Statutory dissenters' rights are more fully discussed in various sections of the accompanying Proxy Statement/Prospectus, and a copy of Section 262 of the Delaware statutes governing statutory dissenters' rights is attached thereto as Appendix D. FNB shareholders considering the exercise of their dissenters' rights should carefully review these materials and information before voting with respect to the Agreement and the Plan of Merger.

     THE BOARD OF DIRECTORS OF FNB UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.

                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    Secretary


June __, 1998

Wetumpka, Alabama


 WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE,
   AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
    POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE
                       REPRESENTED AT THE SPECIAL MEETING.

                                   PROSPECTUS
                          COMMON STOCK, $5.00 PAR VALUE
                           UNION PLANTERS CORPORATION

                                 PROXY STATEMENT

                     FOR SPECIAL MEETING OF SHAREHOLDERS OF
                   FIRST NATIONAL BANCSHARES OF WETUMPKA, INC.

     This Prospectus of Union Planters Corporation, a bank holding company organized and existing under the laws of the State of Tennessee ("UPC"), relates to the issuance of 835,800 shares of common stock, $5.00 par value, of UPC (together with associated "Preferred Share Rights" (as defined herein) "UPC Common Stock"), which are issuable to the shareholders of First National Bancshares of Wetumpka, Inc., a corporation organized and existing under the laws of the State of Delaware ("FNB"), upon consummation of the proposed merger (the "Merger") of FNB with and into Union Planters Holding Corporation, ("UP Holding") a corporation organized under the laws of the State of Tennessee, which is as a wholly-owned subsidiary of UPC, with the effect that UP Holding will be the surviving corporation of the Merger. The Merger will be consummated pursuant to the terms of the Agreement and Plan of Merger, dated as of December 30, 1997 (the "Agreement"), and the related Plan of Merger (the "Plan of Merger"), by and between UPC, FNB and UP Holding. At the effective time of the Merger (the "Effective Time"), except as described herein, each issued and outstanding share of common stock, par value $1.00 per share, of FNB ("FNB Common Stock") will be converted into and exchanged for the right to receive
4.179 shares of UPC Common Stock, subject to certain possible adjustments described herein ("Exchange Ratio"). Cash (without interest) will be paid in lieu of the issuance of any fractional shares of UPC Common Stock.

     The Exchange Ratio is adjustable upward only if certain conditions are met concerning the quoted price of UPC Common Stock. The Board of Directors of FNB (the "FNB Board"), would likely invoke the adjustment mechanism in the Agreement if the conditions permit by giving notice of its election to terminate, in which case UPC must determine whether to proceed with the Merger at a higher Exchange Ratio and avoid termination. In making this determination, the principal factors UPC will consider include the projected effect of the Merger on UPC's pro forma earnings per share and whether UPC's assessment of FNB's earning potential as part of UPC justifies the issuance of an increased number of shares of UPC Common Stock. If UPC declines to adjust the Exchange Ratio, FNB may elect to proceed without the adjustment by withdrawing its election to terminate, although it has no current intention to so elect without resoliciting the approval of FNB's shareholders. In making such determination, the FNB Board will consider whether the Merger remains in the best interest of FNB and its shareholders, despite a decline in the price of UPC Common Stock, and whether the consideration to be received by the holders of FNB Common Stock remains fair from a financial point of view. See "Description of Transaction - Possible Adjustment of Exchange Ratio."


     This Prospectus also serves as the Proxy Statement of FNB, and is being furnished to the shareholders of FNB in connection with the solicitation of proxies by the FNB Board for use at its special meeting of shareholders (including any adjournment or postponement thereof, the "Special Meeting"), to be held on July 22, 1998, to consider and vote upon the Agreement and the Plan of Merger and the transactions contemplated therein. This Proxy Statement/Prospectus ("Proxy Statement") and related materials enclosed herewith are being mailed to shareholders of FNB on or about June __, 1998.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                     GOVERNMENTAL AGENCY OR INSTRUMENTALITY.
                                 _______________


                The date of this Proxy Statement is June __, 1998

                              AVAILABLE INFORMATION

     UPC is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy and information statements, and other information can be inspected and copied at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The shares of UPC Common Stock are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "UPC," and reports, proxy and information statements, and other information concerning UPC also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The shares of FNB Common Stock are not traded on any exchange or system and FNB is not required to, and does not, file reports or information with the SEC or any securities exchange or system.

     This Proxy Statement constitutes part of the Registration Statement on Form S-4 of UPC (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about UPC, FNB and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

     All information contained in this Proxy Statement or incorporated herein by reference with respect to UPC was supplied by UPC, and all information contained in this Proxy Statement with respect to FNB was supplied by FNB.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR FNB OR THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE OF THIS PROXY STATEMENT.

     THIS PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND BUSINESS OF UPC AND FNB, AND UPC FOLLOWING THE CONSUMMATION OF THE MERGER AND THE OTHER ACQUISITIONS (AS DEFINED UNDER "BUSINESS OF UPC -- RECENT DEVELOPMENTS"), INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND THE OTHER ACQUISITIONS AND THE EXPECTED IMPACT OF THE MERGER AND THE OTHER ACQUISITIONS ON UPC'S FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHER THINGS, THE FOLLOWING POSSIBILITIES: (I) EXPECTED COST SAVINGS FROM THE MERGER AND THE OTHER ACQUISITIONS CANNOT BE FULLY REALIZED; (II) DEPOSIT ATTRITION, CUSTOMER LOSS, OR REVENUE LOSS FOLLOWING THE MERGER AND THE OTHER ACQUISITIONS IS GREATER THAN EXPECTED; (III) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (IV) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF UPC AND THE INSTITUTIONS TO BE ACQUIRED ARE GREATER THAN EXPECTED; (V) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (VI) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (VII) CHANGES OCCUR IN THE REGULATORY ENVIRONMENT; (VIII) CHANGES OCCUR IN BUSINESS CONDITIONS AND INFLATION; (IX) CHANGES OCCUR IN THE SECURITIES MARKETS; AND (X) DISRUPTIONS OF THE OPERATIONS OF UPC OR ANY OF ITS

SUBSIDIARIES, OR ANY OTHER GOVERNMENTAL OR PRIVATE ENTITY AS A RESULT OF THE "YEAR 2000 PROBLEM." THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN THIS PROXY STATEMENT HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF UPC OR FNB, NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF UPC AFTER THE MERGER AND THE OTHER ACQUISITIONS IS INCLUDED IN THE SEC FILINGS INCORPORATED BY REFERENCE HEREIN.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by UPC pursuant to the Exchange Act are hereby incorporated by reference herein (SEC File No. 1-10160):

     (a) UPC's Annual Report on Form 10-K for the year ended December 31, 1997 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i), (k), or (1) of Regulation S-K of the SEC shall not be deemed to be incorporated herein and is not part of the Registration Statement)(the "UPC 1997 Form 10-K");


     (b) UPC's Quarterly Report on Form 10-Q for the three months ended
         March 31, 1998 and its amendment to such form on Form 10-Q/A (the "UPC March 31, 1998 Form 10-Q");

     (c) UPC's Current Reports on Form 8-K dated January 15, 1998, February 23, 1998, and April 16, 1998;

     (d) The description of the current management and Board of Directors of UPC contained in the Proxy Statement of UPC filed pursuant to Section 14(a) of the Exchange Act with respect to UPC's Annual Meeting of Shareholders held on April 16, 1998;

     (e) UPC's Registration Statement on Form 8-A dated January 19, 1989, filed on February 1, 1989; (SEC File No. 0-6919) in connection with UPC's designation and authorization of its Series A Preferred Stock; and

     (f) The description of the UPC Common Stock contained in UPC's
         Registration Statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.


     All documents filed by UPC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to final adjournment of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.


     UPC will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to UPC that has been incorporated by reference in the Registration Statement. Such requests should be directed to E. James House, Jr., Secretary and Manager of the Legal Department, Union Planters Corporation, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018 (telephone (901) 580-6584). In order to ensure timely delivery of the documents, any request should be made by July 15, 1998.

                               TABLE OF CONTENTS

                                                                                                         Page
                                                                                                         ----
SUMMARY...................................................................................................1
     THE PARTIES..........................................................................................1
     MEETING OF SHAREHOLDERS..............................................................................2
     THE MERGER...........................................................................................3
     COMPARATIVE MARKET PRICES OF COMMON STOCK............................................................6
     HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA..................................................7
     SELECTED FINANCIAL DATA..............................................................................10
SPECIAL MEETING OF CAPITAL SHAREHOLDERS...................................................................15
     DATE, PLACE, TIME, AND PURPOSE.......................................................................15
     RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES...............................15
     SOLICITATION OF PROXIES..............................................................................16
     DISSENTERS' RIGHTS...................................................................................16
     RECOMMENDATION.......................................................................................16
DESCRIPTION OF TRANSACTION................................................................................17
     GENERAL..............................................................................................17
     POSSIBLE ADJUSTMENT OF EXCHANGE RATIO................................................................17
     BACKGROUND OF AND REASONS FOR THE MERGER.............................................................19
     OPINION OF CAPITAL'S FINANCIAL ADVISOR...............................................................22
     EFFECTIVE TIME OF THE MERGER.........................................................................24
     DISSENTERS' RIGHTS...................................................................................24
     DISTRIBUTION OF UPC STOCK CERTIFICATES...............................................................26
     LIMITATION ON NEGOTIATIONS...........................................................................27
     CONDITIONS TO CONSUMMATION OF THE MERGER.............................................................27
     REGULATORY APPROVAL..................................................................................27
     WAIVER, AMENDMENT, AND TERMINATION...................................................................28
     CONDUCT OF BUSINESS PENDING THE MERGER...............................................................29
     MANAGEMENT AND OPERATIONS AFTER THE MERGER...........................................................31
     INTERESTS OF CERTAIN PERSONS IN THE MERGER...........................................................31
     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER................................................32
     ACCOUNTING TREATMENT.................................................................................33
     EXPENSES AND FEES....................................................................................34
     RESALES OF UPC COMMON STOCK..........................................................................34
EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS............................................................35
     ANTI-TAKEOVER PROVISIONS GENERALLY...................................................................35
     AUTHORIZED CAPITAL STOCK.............................................................................36
     AMENDMENT OF CHARTER AND BYLAWS......................................................................37
     CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING.......................................37
     DIRECTOR REMOVAL AND VACANCIES.......................................................................38
     LIMITATIONS ON DIRECTOR LIABILITY....................................................................38
     INDEMNIFICATION......................................................................................38
     SPECIAL MEETINGS OF SHAREHOLDERS.....................................................................39
     ACTIONS BY SHAREHOLDERS WITHOUT A MEETING............................................................40
     SHAREHOLDER NOMINATIONS AND PROPOSALS................................................................40
     BUSINESS COMBINATIONS................................................................................40
     LIMITATIONS ON ABILITY TO VOTE STOCK.................................................................42
     DISSENTERS' RIGHTS OF APPRAISAL......................................................................43
     SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS....................................................43
     DIVIDENDS............................................................................................44
COMPARATIVE MARKET PRICES AND DIVIDENDS...................................................................44
BUSINESS OF UPC...........................................................................................46
     GENERAL..............................................................................................46
     RECENT DEVELOPMENTS..................................................................................47
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION....................................................49
BUSINESS OF CAPITAL.......................................................................................56
     FIRST NATIONAL BANK OF WETUMPKA......................................................................56
     PRIMARY SERVICE AREA.................................................................................56

     OFFICES.........................................................................................56
     COMPETITION.....................................................................................56
     EMPLOYEES.......................................................................................57
     LEGAL PROCEEDINGS...............................................................................57
     PRINCIPAL HOLDERS OF COMMON STOCK...............................................................57
     COMMON STOCK OWNED BY MANAGEMENT................................................................58
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS OF FNB....................................................................59
     CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION......................................59
     OVERVIEW........................................................................................59
     RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1998.................................60
     RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996............................60
     FINANCIAL CONDITION.............................................................................62
     LIQUIDITY AND ASSET/LIABILITY MANAGEMENT........................................................64
     SOURCES AND USES OF FUNDS.......................................................................64
     REGULATORY ASSESSMENTS..........................................................................64
     EFFECTS OF INFLATION............................................................................65
     IMPACT OF ACCOUNTING STANDARDS..................................................................65
     YEAR 2000.......................................................................................65
CERTAIN REGULATORY CONSIDERATIONS....................................................................68
     GENERAL.........................................................................................68
     PAYMENT OF DIVIDENDS............................................................................69
     CAPITAL ADEQUACY................................................................................70
     SUPPORT OF SUBSIDIARY INSTITUTIONS..............................................................71
     PROMPT CORRECTIVE ACTION........................................................................71
DESCRIPTION OF UPC CAPITAL STOCK.....................................................................72
     UPC COMMON STOCK................................................................................73
     UPC PREFERRED STOCK.............................................................................73
OTHER MATTERS........................................................................................74
SHAREHOLDER PROPOSALS................................................................................74
EXPERTS..............................................................................................74
OPINIONS.............................................................................................74

 APPENDICES:
   APPENDIX A -- AGREEMENT AND PLAN OF MERGER, DATED AS OF DECEMBER 30, 1997, BY
                 AND BETWEEN UNION PLANTERS CORPORATION, UNION PLANTERS HOLDING CORPORATION AND FIRST NATIONAL BANCSHARES OF WETUMPKA, INC.

   APPENDIX B -- PLAN OF MERGER OF FIRST NATIONAL BANCSHARES OF WETUMPKA, INC.
                 INTO AND WITH UNION PLANTERS HOLDING CORPORATION

   APPENDIX C -- FAIRNESS OPINION OF T. STEVEN JOHNSON & ASSOCIATES, INC.

   APPENDIX D -- COPY OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
                 REGARDING DISSENTER'S RIGHTS


   APPENDIX E -- AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF FIRST NATIONAL
                 BANCSHARES OF WETUMPKA, INC. AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 (AND NOTES THERETO), AND UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (AND NOTES THERETO)

                                    SUMMARY


         THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE MATTERS COVERED IN THIS PROXY STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT, INCLUDING THE APPENDICES. AS USED IN THIS PROXY STATEMENT, THE TERMS "UPC" AND "FNB" REFER TO UNION PLANTERS CORPORATION AND FIRST NATIONAL BANCSHARES OF WETUMPKA, INC., RESPECTIVELY, AND, WHERE THE CONTEXT REQUIRES, TO THOSE ENTITIES AND THEIR RESPECTIVE SUBSIDIARIES.

THE PARTIES



         FNB. FNB, a Delaware corporation, is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As of March 31, 1998, FNB had total consolidated assets of approximately $217 million, total consolidated loans of approximately $128 million, total consolidated deposits of approximately $175 million, and total consolidated shareholders' equity of approximately $24 million.

         FNB conducts its business activities through its wholly-owned bank subsidiary, The First National Bank of Wetumpka ("First National Bank") which was organized in 1905 as a commercial bank chartered under the laws of the United States. First National Bank operates from its main office in Wetumpka, Alabama and at four branch offices located in Elmore County.

         The principal executive offices of FNB are located at 408 S. E. Main Street, Wetumpka, Alabama 36092, and its telephone number at such address is
(334) 567-5141. Additional information with respect to FNB and its subsidiaries is included elsewhere herein under various headings, including, but not limited to, "Business Of FNB" and "Management's Discussion And Analysis Of Financial Condition And Results Of Operations Of FNB," and in the audited consolidated financial statements of FNB and its subsidiaries for the years ended December 31, 1997 and 1996 (and notes thereto), a copy of which is attached as Appendix E.

         UPC. UPC, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of March 31, 1998, UPC had total consolidated assets of approximately $18.4 billion, total consolidated loans of approximately $12.7 billion, total consolidated deposits of approximately $13.6 billion, and total consolidated shareholders' equity of approximately $1.8 billion.

         UPC conducts its business activities through its principal bank subsidiary, the $15.7 billion asset Union Planters Bank, National Association ("UPB"), a multi-state national banking association headquartered in Memphis, Tennessee with branches in Tennessee, Arkansas, Missouri, Kentucky, Alabama, Mississippi and Louisiana, one savings association headquartered in Tennessee, two other Tennessee chartered banks headquartered in Tennessee, two recently acquired Arkansas state-chartered banks, and one Florida chartered bank headquartered in Miami, Florida (collectively with UPB, the "UPC Banking Subsidiaries"). Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates and maintains approximately 518 banking offices and 676 automated teller machines ("ATMs"). UPC's total deposits at March 31, 1998 are allocable by state (before consolidating adjustments) approximately as follows: $6.7 billion in Tennessee; $2.9 billion in Mississippi; $1.3 billion in Florida; $1.2 billion in Missouri; $596 million in Arkansas; $598 million in Louisiana; $412 million in Alabama; and $103 million in Kentucky.

         Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business strategy. UPC completed 13 acquisitions in 1994, three in 1995, seven in 1996, and six in 1997, adding approximately $3.8 billion in total assets in 1994, $1.3 billion in 1995, $4.2 billion in 1996 and $3.6 billion in 1997. Through May 1, 1998, UPC has completed the acquisition of two financial institutions with approximately $520 million in aggregate total assets as of March 31, 1998 (the "Recently Completed Acquisitions"). As of the date of this Proxy Statement, UPC is a party to definitive agreements to acquire ten financial institutions, in addition to FNB, and to purchase certain branch locations and assume deposit liabilities of California Federal Bank in Florida (the "CalFed Branch Purchase") (collectively referred to herein as the "Other Pending Acquisitions"). The Other Pending Acquisitions had aggregate total assets of approximately $12.9 billion at March 31, 1998. For purposes of this Proxy Statement, the "Recently Completed Acquisitions" and "Other Pending Acquisitions" are referred to as "Other Acquisitions"). The largest of the Other Pending Acquisitions is UPC's pending acquisition of Magna Group, Inc. ("MGR"), St Louis, Missouri, which had total consolidated assets of approximately $7.3 billion at March 31, 1998. On May 1, 1998, MGR acquired Charter Financial, Inc., and its subsidiary, Charter Bank, S.B. (the "Charter Acquisition"). Charter is located in Sparta, Illinois and at the time of consummation had total assets of approximately $406 million, total deposits of approximately $309 million, and total stockholders' equity of approximately $67 million. The Charter Acquisition was accounted for as a purchase. For purposes of this Proxy Statement, including the historical and equivalent pro forma data, the term "Other Acquisitions" and "Other Pending Acquisitions" include the Charter Acquisition. For additional information, see "Business of UPC -- Recent Developments" and "Pro Forma Condensed Consolidated Financial Information."



         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions and other entities engaged in lines of business permissible for banks and bank holding companies. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC Common Stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions.


         For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to acquisitions in the past three fiscal years, see the caption "Acquisitions" (on page 10) in UPC's Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in such Annual Report to Shareholders. UPC's Annual Report to Shareholders is included as Exhibit 13 to the UPC 1997 Form 10-K and Exhibit 13 is incorporated by reference herein to the extent indicated herein.

         The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to UPC and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Proxy Statement. See "Available Information," "Documents Incorporated by Reference," and "Business of UPC."

         UP HOLDING. UP Holding, a Tennessee corporation, is a wholly-owned subsidiary of UPC. UP Holding is a bank holding company itself which owns all of the common stock of UPB and other permissible investments. Certain of the directors and officers of UP Holding are executive officers of UPC.

MEETING OF SHAREHOLDERS


         This Proxy Statement is being furnished to the holders of FNB Common Stock in connection with the solicitation by the FNB Board of proxies for use at the Special Meeting at which FNB shareholders will be asked to vote upon (i) a proposal to approve the Agreement and the Plan of Merger and (ii) such other business as may properly come before the Special Meeting but which is not now anticipated. The Special Meeting will be held at FNB's offices, located at 408 S.E. Main Street, Wetumpka, Alabama, at 1:30 p.m., local time, on July 22, 1998. See "Special Meeting of FNB Shareholders -- Date, Place, Time, and Purpose."



         The FNB Board has fixed the close of business on June 1, 1998, as the record date (the "FNB Record Date") for determination of the shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of shares of FNB Common Stock on the FNB Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of FNB Common Stock is entitled to one vote. On the FNB Record Date, there were 200,000 shares of FNB Common Stock outstanding. See "Special Meeting of FNB Shareholders -- Record Date, Voting Rights, Required Vote, and Revocability of Proxies."

         Approval of the Agreement and the Plan of Merger and the transactions contemplated thereby requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of FNB Common Stock entitled to be voted at the Special Meeting. The directors and executive officers of FNB (including immediate family members and affiliated entities) owned, as of the FNB Record Date, 74,408 shares or approximately 37.2% of the outstanding shares of FNB Common Stock.

         The directors and executive officers of UPC owned, as of the FNB Record Date, no shares of FNB Common Stock. As of the FNB Record Date, UPC held no shares of FNB Common Stock in a fiduciary capacity for others, or as a result of debts previously contracted, and FNB held no shares of FNB Common Stock in a fiduciary capacity for others. See "Special Meeting of FNB Shareholders -- Record Date, Voting Rights, Required Vote, and Revocability of Proxies."

         For information with respect to the number and percentage of shares of FNB Common Stock owned by directors and executive officers of FNB, as well as beneficial owners of 5% or more of the outstanding shares of FNB Common Stock, see "Business of FNB -- Principal Holders of Common Stock."

THE MERGER

         GENERAL. The Agreement provides for the acquisition of FNB by UPC pursuant to the merger of FNB with and into UP Holding, a wholly-owned subsidiary of UPC, with the effect that UP Holding will be the surviving corporation resulting from the Merger. At the Effective Time, each share of FNB Common Stock then issued and outstanding (excluding shares held by FNB, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive 4.179 shares of UPC Common Stock, subject to possible adjustment as described below (the "Exchange Ratio").


         In the event both of the following conditions are satisfied, (i) the "Average Closing Price" (defined in the Agreement as the average of the daily last sale prices of UPC Common Stock quoted on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as reasonably selected by UPC) for the 20 consecutive full trading days on which such shares are traded on the NYSE ending at the close of trading on the later of the date of the Special Meeting and the date on which the last required consent of any regulatory authority required for the Merger shall be received and any required waiting periods shall have expired (the "Determination Date")) is less than $50.80 and (ii) (1) the quotient obtained by dividing the Average Closing Price by $63.50 (such quotient being the "UPC Ratio") is less than (2) the quotient obtained by dividing the weighted average of the closing prices (the "Index Price") of 15 bank holding companies designated in the Agreement (the "Index Group") on the Determination Date by the Index Price on January 7, 1998, less 20% (such quotient being the "Index Ratio"), then FNB will have the right to terminate the Agreement unless UPC elects to adjust the Exchange Ratio in the manner described under "Description Of Transaction -- Possible Adjustment of Exchange Ratio." The Board of Directors of FNB has no current intention of waiving its right to terminate the Merger in such circumstances without resoliciting shareholders of FNB. For a description of certain of the factors that the Board of Directors FNB will consider in deciding whether to exercise its rights to terminate the Merger in these circumstances, see "Description of the Transaction -- Possible Adjustment of the Exchange Ratio."


         Under no circumstances would the Exchange Ratio be less than 4.179 shares of UPC Common Stock for each share of FNB Common Stock. The possible upward adjustment of the Exchange Ratio depends on the factors mentioned above and is not subject to a contractual limit. See "Description of Transaction - Possible Adjustment of Exchange Ratio."

         No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any FNB shareholder would otherwise be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the closing price of one share of UPC Common Stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as reasonably selected by UPC) on the last trading day preceding the Effective Time. See "Description of Transaction -- General."

         REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF FNB. The FNB Board believes that the Agreement and the Merger are in the best interests of FNB and its shareholders. THE FNB BOARD UNANIMOUSLY RECOMMENDS THAT FNB SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER. Among other things, the FNB Board believes that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources of FNB and UPC will provide an enhanced ability to compete in the changing and competitive financial services industry. Furthermore, the UPC Common Stock is traded on the NYSE, and, accordingly, is more readily marketable than the FNB Common Stock. See "Description of Transaction -- Background of and Reasons for the Merger."

         In approving the Agreement and the Plan of Merger, FNB's directors considered, among other things, FNB's and UPC's financial condition, the financial terms and income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay. See "Description of Transaction -- Background of and Reasons for the Merger."

         OPINION OF FINANCIAL ADVISOR. T. Steven Johnson & Associates, Inc., has rendered an opinion to the FNB Board that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the Exchange Ratio is fair, from a financial point of view, to the shareholders of FNB. The opinion of T. Steven Johnson & Associates, Inc. dated as of the date of this Proxy Statement is attached as Appendix C to this Proxy Statement. FNB shareholders are urged to read the T. Steven Johnson & Associates, Inc. fairness opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of Transaction -- Opinion of FNB's Financial Advisor."


         EFFECTIVE TIME. Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Delaware Articles of Merger become effective with the Secretary of State of the State of Delaware and the Tennessee Articles of Merger become effective with the Secretary of State of the State of Tennessee. Subject to the terms and conditions of the Agreement, unless otherwise agreed upon by FNB and UPC, the Agreement provides that the parties will use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPC within 30 days following the last to occur of (i) the effective date of the last consent of any regulatory authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of FNB approve the Agreement and the Plan of Merger, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each party's obligations under the Agreement have been satisfied or waived (to the extent waivable by such party). It is anticipated that the Effective Time will occur on July 31, 1998, 9 days ater the Special Meeting. See "Description of Transaction -- Effective Time of the Merger,"
" -- Conditions to Consummation of the Merger," and " -- Waiver, Amendment, and Termination."

         NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY SHAREHOLDER APPROVAL CAN BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. FNB AND UPC ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED ON OR ABOUT JULY 31, 1998. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.


         EXCHANGE OF STOCK CERTIFICATES. Promptly after the Effective Time, UPC will cause UPB, acting in its capacity as exchange agent for UPC (the "Exchange Agent"), to mail to each holder of record of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of FNB Common Stock, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates in exchange for certificates representing shares of UPC Common Stock. Cash will be paid to the holders of FNB Common Stock in lieu of issuing any fractional shares of UPC Common Stock. In no event will the holder of any surrendered Certificate(s) be entitled to receive interest on any cash to be issued to such holder, and in no event will FNB, UPC, or the Exchange Agent be liable to any holder of FNB Common

Stock for any UPC Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

         REGULATORY APPROVAL AND OTHER CONDITIONS. The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and of the Alabama State Banking Department (the "Alabama Department"). By letter dated March 11, 1998, the Federal Reserve advised UPC that the Merger had been approved. The Alabama Department has raised no objection to the Merger.

         Consummation of the Merger is subject to various other conditions, including receipt of the required approval of the FNB shareholders and the receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger. See "Description of Transaction -- Regulatory Approval" and " -- Conditions to Consummation of the Merger."

         WAIVER, AMENDMENT, AND TERMINATION. The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual consent of the FNB Board and the Board of Directors of UPC (the "UPC Board"), or by the action of the Board of Directors of either company under certain circumstances, including, but not limited to, (i) if the Merger is not consummated by September 30, 1998, unless the failure to consummate by such date is due to a willful breach of the Agreement by the party seeking to terminate and (ii) by the FNB Board, in certain circumstances, if an adjustment is not made to the Exchange Ratio. To the extent permitted by law, the Agreement may be amended upon the written agreement of UPC and FNB without the approval of shareholders, whether before or after approval of the Agreement and the Plan of Merger by FNB shareholders; provided, that after such approval, there shall be made no amendment that modifies in any material respect the consideration to be received by FNB shareholders without further approval of holders of FNB Common Stock. The Alabama Department has raised no objection to the Merger. See "Description of Transaction -- Possible Adjustment of Exchange Ratio" and " -- Waiver, Amendment, and Termination."

         DISSENTERS' RIGHTS. Holders of FNB Common Stock have the right under
Section 262 of the Delaware General Corporation Law ("DGCL") to dissent to the Merger and, upon consummation of the Merger and such holders' further compliance with Section 262 of the DGCL, to be paid in cash for their shares of FNB Common Stock. See "Description of Transaction -- Dissenters' Rights", and Appendix D hereto, which is a copy of Section 262 of the DGCL.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain members of FNB's management and the FNB Board have interests in the Merger in addition to their interests as shareholders of FNB generally. These interests relate to: (i) the receipt by certain executive officers of FNB of new employment contracts with First National Bank after the Merger; (ii) the receipt by certain executive officers of restricted stock grants from UPC; (iii) the receipt by certain directors and executive officers of FNB of payments upon cancellation of FNB's phantom stock plan; and (iv) the continued indemnification by UPC of the former directors, officers, employees, and agents of FNB and its subsidiaries following consummation of the Merger. See "Description of Transaction -- Interests of Certain Persons in the Merger."


         CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. It is intended that the Merger will be treated as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, for federal income tax purposes, no gain or loss will be recognized by an FNB shareholder upon the exchange of all of such shareholder's shares of FNB Common Stock solely for shares of UPC Common Stock (except with respect to cash received in lieu of a fractional share of UPC Common Stock). Consummation of the Merger is conditioned upon receipt by UPC of an opinion of Wyatt, Tarrant & Combs and upon receipt by FNB of an opinion of Balch & Bingham, LLP, in each case dated the date of the Effective Time, substantially to this effect (the "Tax Opinion"). The conditions relating to the receipt of the Tax Opinions may be waived by both UPC and FNB. Neither UPC nor FNB currently intends to waive the conditions relating to the receipt of Tax Opinions. If the conditions relating to the receipt of the Tax Opinions were waived and the material federal income tax consequences of the Merger were materially different from those described in this Proxy Statement, FNB would resolicit the approval of its shareholders prior to consummating the Merger. TAX CONSEQUENCES OF THE MERGER FOR INDIVIDUAL TAXPAYERS

CAN VARY, HOWEVER, AND ALL FNB SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS. For a further discussion of the federal income tax consequences of the Merger, including a description of the tax opinion issued as of the date of this Proxy Statement, see "Description of Transaction -- Certain Federal Income Tax Consequences of the Merger."


         ACCOUNTING TREATMENT. It is intended that the Merger will be accounted for as a pooling of interests transaction for accounting and financial reporting purposes and UPC will not consummate the Merger if such accounting treatment is not available. See "Description of Transaction -- Accounting Treatment."

         CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS. At the Effective Time, FNB shareholders, whose rights are governed by FNB's Certificate of Incorporation, as amended, (the "Charter"), Bylaws (the "Bylaws"), and by the DGCL, will automatically become UPC shareholders, and their rights as UPC shareholders will be governed by UPC's Restated Charter (the "Charter"), Bylaws ("the Bylaws"), and the Tennessee Business Corporation Act (the "TBCA"). The rights of UPC shareholders differ from the rights of FNB shareholders in certain important respects, including, but not limited to: (i) anti-takeover provisions generally,
(ii) authorized capital stock, (iii) preemptive rights, (iv) amendment of charter and bylaws, (v) classified board of directors and absence of cumulative voting, (vi) director liability, (viii) indemnification (ix) special meetings of shareholders, (x) shareholder nominations and proposals, (xii) business combinations, (xiii) limitations on ability to vote stock, (xiv) dissenters rights of appraisal, (xv) shareholders' rights to examine books and records, and
(xvi) dividends. See "Effect of the Merger on Rights of Shareholders."


         LIMITATION ON NEGOTIATIONS. Pursuant to Section 8.8 of the Agreement, FNB is prohibited from soliciting or knowingly encouraging any "Acquisition Proposal" (defined generally as any tender offer, exchange offer or other proposal for a merger, consolidation, acquisition of all the stock, assets or earning power of, or other business combination involving FNB). As protection against possible violation of this limitation, FNB has agreed, under certain circumstances, to pay to UPC the sum of $2,700,000 in immediately available funds in the event and at the time that FNB enters into a letter of intent or agreement with respect to an Acquisition Proposal or supports or indicates an intent to support an Acquisition Proposal other than pursuant to the Agreement. This provision would survive the termination of the Agreement under certain circumstances. See "description of transaction - Limitation on Negotiations".

         CONDUCT OF BUSINESS PENDING THE MERGER. Each party has agreed in the Agreement to, among other things, operate its business and to take no action that would materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement. In addition, FNB has agreed not to take certain actions relating to the operation of FNB pending consummation of the Merger without the prior written consent of UPC, except as otherwise permitted by the Agreement, including, among other things: (i) becoming responsible for any obligation for borrowed money in excess of an aggregate of $50,000, except in the ordinary course of business consistent with past practices; (ii) paying any dividends, except as permitted by the Agreement in accordance with past practices, or exchanging any shares of its capital stock, issuing any additional shares of its capital stock, or giving any person the right to acquire any such shares; (iii) acquiring control over any other entity;
(iv) subject to certain exceptions, granting any increase in compensation or benefits, or paying any bonus, to any of its directors, officers, or employees; or (v) except as previously disclosed to UPC or permitted by the Agreement, modifying or adopting any employee benefit plans, including any employment contract. See "Description of Transaction -- Conduct of Business Pending the Merger."

COMPARATIVE MARKET PRICES OF COMMON STOCK

         Shares of UPC Common Stock are traded on the NYSE under the symbol "UPC." Shares of FNB Common Stock are not traded on any exchange or in the over-the-counter market. Management of FNB is aware of only a few transfers of FNB Common Stock since January 1, 1996. In many instances, when shares of FNB Common Stock are sold, management of FNB is not made aware of the price per share at which the FNB Common

Stock did in fact trade. As to transactions of which FNB management is aware, the purchase price per share of FNB Common Stock has been in a range of from $114 to $130 per share.


         The following table sets forth the reported closing sale prices per share for UPC Common Stock and the equivalent per share prices giving effect to the Merger (as explained below) for FNB Common Stock on (i) December 30, 1997, the last trading day preceding the public announcement of the execution of the Agreement, and (ii) June __, 1998, the latest practicable date prior to the mailing of this Proxy Statement.

                                     UPC               Equivalent Price
                                 Common Stock          Per FNB Share(1)
                                 ------------          ----------------
      December 30, 1997             $66.68                $278.66
      June __, 1998                  _____                 ______


_______________________________
(1) The equivalent price per share of FNB Common Stock at each specified date represents the closing sale price of a share of UPC Common Stock on such date multiplied by an Exchange Ratio of 4.179. See "Comparative Market Prices and Dividends."

         There can be no assurance as to what the market price of the UPC Common Stock will be if and when the Merger is consummated, or anytime thereafter.

HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA


         The following table sets forth certain comparative per share data relating to earnings before extraordinary items and accounting changes, cash dividends, and book value on: (i) a historical basis for UPC and FNB; (ii) a pro forma combined basis per share of UPC Common Stock, giving effect to the Merger and the Other Acquisitions; (iii) an equivalent pro forma basis per share of FNB Common Stock, giving effect to UPC only, and, (iv) an equivalent pro forma basis per share of FNB Common Stock, giving effect to the Merger and the Other Acquisitions. The UPC pro forma combined information and the FNB equivalent pro forma information give effect to the Merger and the Other Acquisitions and reflect an Exchange Ratio of 4.179 shares of UPC Common Stock for each outstanding share of FNB Common Stock. The Merger and each of the Other Pending Acquisitions (with the exception of the acquisitions of Duck Hill Bank, the Charter Acquisition and the CalFed Branch Purchase) are expected to be, and the Recently Completed Acquisition of Security Bancshares, Inc. was accounted for using the pooling of interests method of accounting. The Recently Completed Acquisition of Sho-Me Financial Corp. and the Charter Acquisition were, and the Other Pending Acquisitions of Duck Hill Bank and the CalFed Branch Purchase are expected to be accounted for using the purchase method of accounting. The pro forma information as of and for the three months ended March 31, 1998, and for 1997 reflect the acquisitions of FNB and the Other Acquisitions as of January 1, 1997. The pro forma information for 1996 and 1995 reflect only the acquisitions of MGR, Merchants Bancshares, Inc. ("Merchants"), Peoples First Corporation ("Peoples") and AMBANC Corp. ("AMBANC") because FNB and the Other Acquisitions (other than MGR, Merchants, Peoples, and AMBANC) are not individually or in the aggregate, considered to be material to UPC from a financial statement presentation standpoint. Furthermore, the pro forma impact of the CalFed Branch Purchase on the pro forma statement of earnings for each of the presented has been excluded due to the lack of information available for operation of the branches on a historical basis. See, "Business of UPC - Recent Developments" and "Pro Forma Condensed Consolidated Financial Information." The pro forma data are presented for informational purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or each of the Other Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. The pro forma book value per share data reflects preliminary estimates by UPC of acquisition-related charges to be incurred in connection with consummation of the Merger and the Other Acquisitions; however, the earnings per share amounts do not reflect the estimated acquisition-related charges. For additional information with respect to the estimated charges UPC anticipates it would incur in connection with the Merger and the Other Acquisitions, see "Business of UPC -- Recent Developments." For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to its acquisition program over the past three fiscal years, see the caption "Acquisitions" (on page 10) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in the UPC 1997 Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included as Exhibit 13 to the UPC 1997 Form 10-K, and Exhibit 13 is incorporated by reference herein to the extent indicated herein. See "Documents Incorporated by Reference."


         The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of UPC, including the notes thereto, incorporated by reference herein, and the consolidated financial statements of FNB and its subsidiaries for the years ended December 31, 1997 and 1996 (and notes thereto), and for the three months ended March 31, 1998 and 1997 (and notes thereto), copies of which are attached hereto collectively as Appendix E. See "Documents Incorporated by Reference," " -- Selected Financial Data," "Business of UPC -- Recent Developments," "Pro Forma Condensed Consolidated Financial Information," "Business of FNB" and "Management's Discussion and Analysis of Financial Condition and Results of Operation of FNB."

                   UNION PLANTERS CORPORATION AND FNB BANCORP
              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA


                                                         Three Months
                                                            Ended
                                                          March 31,                Years Ended December 31, (1)
                                                                          ---------------------------------------------
                                                            1998             1997             1996             1995
                                                         ------------      ---------------------------------------------

EARNINGS BEFORE EXTRAORDINARY ITEMS
  AND ACCOUNTING CHANGES
  UPC
    Basic                                              $        .89       $     2.54        $    2.13        $    2.79
    Diluted                                                     .86             2.45             2.05             2.66

  FNB
    Earnings per common share                                  3.93            12.90            15.21            12.15

  UPC pro forma (all Other Acquisitions, including
  FNB)
    Basic                                                       .80             2.52             2.24             2.56
    Diluted
                                                                .78             2.45             2.17             2.46

  FNB equivalent pro forma (UPC only) (1)
    Basic                                                      3.72            10.61             8.90            11.66

    Diluted                                                    3.59            10.24             8.57            11.12

  FNB equivalent pro forma (all Other Acquisitions,
     Including FNB) (1)
    Basic
                                                               3.34            10.53             9.36            10.70
    Diluted
                                                               3.26            10.24             9.07            10.28

CASH DIVIDENDS PER SHARE
  UPC                                                           .50            1.495             1.08             0.98
  FNB                                                          2.25             9.00             8.25             6.25
  FNB equivalent pro forma (1)                                 2.09             6.25             4.51             4.10

                                                        March 31,         December 31,
                                                           1998              1997
                                                       -------------      -----------

BOOK VALUE PER COMMON SHARE
  UPC                                                   $     21.13            20.72
  FNB                                                        119.15           117.58
  UPC pro forma (all Other Acquisitions, including FNB)       20.82            21.73
  FNB equivalent pro forma (UPC only) (1)
                                                              88.30            86.59
  FNB equivalent pro forma (all Other Acquisitions,
     Including FNB) (1)                                       87.01            90.81

___________________

(1) The equivalent pro forma per share data for FNB are computed by multiplying UPC's pro forma Information by 4.179, the Exchange Ratio.

SELECTED FINANCIAL DATA


         The following tables present selected consolidated financial data for UPC and FNB for the three months ended March 31, 1998 and 1997 and for the five-year period ended December 31, 1997. The information for UPC has been derived from the consolidated financial statements of UPC, including the unaudited consolidated financial statements of UPC incorporated in this Proxy Statement by reference to the UPC March 31, 1998 Form 10-Q, and the audited consolidated financial statements of UPC incorporated into this Proxy Statement by reference to the UPC 1997 Form 10-K, and should be read in conjunction therewith and with the notes thereto. See "Documents Incorporated By Reference." The information for FNB has been derived from the consolidated financial statements of FNB, including the audited consolidated financial statements of FNB and its subsidiaries for the two years ended December 31, 1997 and 1996 (and notes thereto), and unaudited consolidated financial statement of FNB and its subsidiaries for the three months ended March 31, 1998 and 1997, copies of which are attached to this Proxy Statement collectively as Appendix E, and should be read in conjunction therewith and with the notes thereto. Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the respective management's of UPC and FNB, all adjustments (which include only normal recurring adjustments) necessary to arrive at a fair statement of interim results of operations of UPC and FNB, have been included. With respect to UPC and FNB, results for the three months ended March 31, 1998 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. For additional information concerning UPC's Other Acquisitions, see "Business of UPC -- Recent Developments" and "Pro Forma Condensed Consolidated Financial Information."

                     UPC SELECTED CONSOLIDATED FINANCIAL DATA

                                    THREE MONTHS ENDED
                                       MARCH 31,(1)                              YEARS ENDED DECEMBER 31,(2)
                                    ------------------       --------------------------------------------------------------------
                                    1998          1997          1997          1996          1995           1994          1993
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
    Net interest income........  $   190,707   $   190,590   $   770,385   $   744,852   $   669,451   $    627,439   $   558,036
    Provision for losses on
      loans....................       17,909        22,004       113,633        68,948        33,917         15,989        35,235
    Investment securities gains
      (losses).................        5,215           173         2,104         4,099         1,433        (21,302)        6,686
    Other noninterest income...       90,503        82,811       359,506       316,403       292,277        237,129       228,996
    Noninterest expense........      153,624       148,646       697,704       731,817       607,189        634,965       550,045
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Earnings before income
      taxes, extraordinary
      item, and accounting
      changes..................      114,892       102,924       320,658       264,589       322,055        192,312       208,438
    Applicable income taxes....       40,320        36,479       111,897        93,115       110,799         63,058        66,570
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Earnings before
      extraordinary item and
      accounting changes.......       74,572        66,445       208,761       171,474       211,256        129,254       141,868
    Extraordinary item and
      accounting changes, net
      of taxes.................           --            --            --            --            --             --         4,505
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Net earnings...............  $    74,572   $    66,445   $   208,761   $   171,474   $   211,256   $    129,254   $   146,373
                                 ===========   ===========   ===========   ===========   ===========   ============   ===========
PER COMMON SHARE DATA(3)
    Basic
        Earnings before
          extraordinary item
          and accounting
          changes..............  $       .89   $       .82   $      2.54   $      2.13   $      2.79   $       1.67   $      2.19
        Net earnings...........          .89           .82          2.54          2.13          2.79           1.67          2.27
    Diluted
        Earnings before
          extraordinary item
          and accounting
          changes..............          .86           .79          2.45          2.05          2.66           1.63          2.13
        Net earnings...........          .86           .79          2.45          2.05          2.66           1.63          2.21
    Cash dividends.............          .50           .32         1.495          1.08           .98            .88           .72
    Book value.................        21.13         20.00         20.72         19.57         18.34          15.28         14.50

(continued on following page)

                                    THREE MONTHS ENDED
                                       MARCH 31,(1)                              YEARS ENDED DECEMBER 31,(2)
                                    ------------------       --------------------------------------------------------------------
                                    1998          1997          1997          1996          1995           1994          1993
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT PERIOD
  END)
    Total assets...............  $18,413,614   $18,054,916   $18,105,079   $18,330,588   $17,182,861   $ 15,893,162   $14,180,524
    Loans, net of unearned
      income...................   12,727,659    12,560,838    12,658,564    12,578,571    10,917,307     10,074,458     8,077,152
    Allowance for losses on
      loans....................      223,837       192,943       225,389       189,118       179,968        174,604       172,330
    Investment securities......    3,287,664     3,449,824     3,247,680     3,387,217     3,970,036      4,016,506     4,124,679
    Total Deposits.............   13,581,227    13,386,397    13,440,269    13,514,144    13,047,488     12,506,212    11,732,707
    Short-term borrowings......      442,051       611,757       831,627       961,051       974,416        887,074       392,980
    Long-term debt(4)
        Parent company.........      373,242       373,468       373,746       373,459       214,758        114,790       114,729
        Subsidiary banks.......    1,630,693     1,473,599     1,176,158     1,332,534     1,087,273        819,982       481,193
    Total shareholders'
      equity...................    1,809,442     1,663,363     1,746,866     1,618,883     1,450,546      1,202,686     1,111,158
    Average assets.............   18,005,794    18,031,648    17,991,160    18,202,355    16,263,164     15,472,568    13,823,185
    Average shareholders'
      equity...................    1,760,458     1,615,979     1,690,992     1,533,348     1,334,995      1,226,852       973,087
    Average shares outstanding
      (in thousands)(3)
        Basic..................       83,379        78,904        80,336        77,240        72,512         71,678        56,169
        Diluted................       86,974        84,465        85,195        83,542        78,798         77,579        60,832
PROFITABILITY AND CAPITAL
  RATIOS
    Return on average assets...         1.68%         1.49%         1.16%          .94%         1.30%           .84%         1.06%
    Return on average common
      equity...................        17.50         17.16         12.54         11.38         16.56          10.74         15.88
    Net interest income
      (taxable-
      equivalent)/average
      earning assets(5)........         4.80          4.80          4.79          4.56          4.60           4.56          4.58
    Loans/deposits.............        93.72         93.83         94.18         93.08         83.67          80.56         68.84
    Common and preferred
      dividend payout ratio....        57.03         37.71         54.96         44.57         29.25          35.03         24.42
    Equity/assets (period
      end).....................         9.83          9.21          9.65          8.83          8.44           7.57          7.84
    Average shareholders'
      equity/average total
      assets...................         9.78          8.96          9.40          8.42          8.21           7.93          7.04
    Leverage ratio.............        10.72         10.05         10.48          9.50          8.11           7.56          7.73
    Tier 1
      capital/risk-weighted
      assets...................        15.66         14.88         15.51         14.92         13.28          12.58         13.65
    Total capital/risk-weighted
      assets...................        20.71         17.55         18.12         17.60         16.21          14.67         15.92
CREDIT QUALITY RATIOS(6)
    Allowance/period-end
      loans....................         1.95%         1.76%         1.99%         1.72%         1.82%          1.87%         2.27%
    Nonperforming loans/total
      loans....................          .81           .85           .92           .91           .85            .74          1.18
    Allowance/nonperforming
      loans....................          240           207           215           188           213            252           193
    Nonperforming assets/loans
      and foreclosed
      properties...............         1.01          1.14          1.13          1.21          1.09           1.08          1.76
    Provision/average loans....          .62           .81          1.01           .65           .35            .19           .47
    Net charge-offs/average
      loans....................          .79           .67           .72           .61           .32            .27           .34

---------------
(1) Interim period ratios have been annualized were applicable.

(2) Reference is made to "Basis of Presentation" in Note 1 to UPC's consolidated financial statements contained in UPC's 1997 Annual Report to Shareholders.

(3) Share and per share amounts have been retroactively restated for significant acquisitions accounted for as poolings of interests and to reflect the change in presentation of EPS as discussed in Notes 2 and 16 to the consolidated financial statements contained in UPC's 1997 Annual Report to Shareholders.

(4) Long-term debt includes Medium-Term Bank Notes, Federal Home Loan Bank
    (FHLB) advances, Trust Preferred Securities, variable rate asset-backed certificates, subordinated notes and debentures, obligations under capital leases, mortgage indebtedness, and notes payable with maturities greater than one year.

(5) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale securities.

(6) FHA/VA government-insured/guaranteed loans have been excluded, since they represent minimal credit risk to UPC.

                    FNB SELECTED CONSOLIDATED FINANCIAL DATA



                                     --------------------
                                       Three Month Ended     ----------------------------------------------------------
                                            March 31,                      Years Ended December 31,
                                     ---------------------   ----------------------------------------------------------
                                        1998        1997       1997        1996         1995        1994          1993
                                     ---------------------   ----------------------------------------------------------
Income Statement Data
  Net interest income                $   2,208   $   2,007   $   7,813   $   7,309   $   6,689   $   7,124    $   7,013
  Provision for loan losses                 75          75         215         200         225         180          250
  Noninterest income                       119         113       1,085       1,037         879         887          869
  Securities gains (losses), net             1           -          25           -          53         (36)         860
  Other gains                                0           -           -         365          17           -            -
  Noninterest expense                    1,243       1,081       5,144       4,148       4,082       4,185        4,137
                                     ----------------------------------------------------------------------------------
  Earnings before income taxes           1,010         964       3,564       4,363       3,331       3,610        4,355
  Income taxes                             225         275         984       1,322         900         959        1,304
                                     ----------------------------------------------------------------------------------
  Net earnings                       $     785   $     689   $   2,580   $   3,041   $   2,431   $   2,651    $   3,051
                                     ==================================================================================

Per Common Share Data
  Net earnings                            3.93        3.45       12.90       15.21       12.15       13.27        15.33
  Cash dividends                          2.25        2.25        9.00        8.25        6.25        4.50         4.25
  Book value                            119.15      114.28      117.58      113.36      106.48      100.18        91.85

Balance Sheet Data (at period end)
  Total assets                         216,660     200,875     211,168     191,488     174,602     166,658      154,646
  Loans, net of unearned income        129,837     117,718     128,682     114,338     107,315     101,237       90,950
  Allowance for loan losses              1,467       1,404       1,411       1,359       1,284       1,196        1,147
  Securities                            68,084      73,356      69,994      66,299      56,856      56,197       56,857
  Deposits                             174,677     165,629     169,623     156,994     150,879     139,848      134,699
  Total stockholders' equity            23,830      22,856      23,516      22,673      21,296      20,019       18,281
  Average assets                       213,686     195,902     204,060     186,570     169,811     163,921      152,163
  Average stockholders' equity          24,256      22,931      23,387      22,165      20,966      19,515       17,790
  Average shares outstanding           200,000     200,000     200,000     200,000     200,000     199,841      199,027


(Continue on next page)

                                                 -----------------
                                                 Three Month Ended  -----------------------------------------
                                                     March 31,                Years Ended December 31,
                                                 -----------------  -----------------------------------------
                                                   1998     1997     1997    1996     1995     1994    1993
                                                 -----------------  -----------------------------------------
Profitability and Capital Ratios(3)
  Return on average assets                         1.46%    1.40%    1.26%    1.63%    1.43%    1.62%    2.00%
  Return on average stockholders' equity          13.17    12.05    11.03    13.72    11.59    13.58    17.15
  Loans/deposits                                  74.32    71.07    75.86    72.83    71.13    72.39    67.52
  Common dividend payout ratio                    57.32    65.31    69.76    54.25    51.37    33.85    27.65
  Equity/assets (period end)                      11.01    11.37    11.14    11.84    12.20    12.01    11.82
  Average stockholders' equity/
    average total assets                          11.35    11.70    11.46    11.88    12.35    11.91    11.69
  Leverage ratio (1)                              12.35    12.83    11.22    11.79    12.11    11.78    12.08
  Tier 1 capital to risk-weighted assets (1)      19.29    19.57    19.15    19.65    19.83    19.28    22.25
  Total capital to risk-weighted assets (1)       20.49    20.81    20.30    20.83    21.07    20.46    23.64

Asset Quality Ratios(3)
  Allowance/period end loans                       1.12     1.19     1.10     1.19     1.20     1.18     1.26
  Nonperforming loans/loans                         .02      .12      .07      .23      .15      .10      .17
  Nonperforming assets/loans and
    foreclosed property (2)                         .02      .12      .39      .40      .41      .42      .49
  Provision/average loans                           .05      .06      .18      .18      .21      .19      .29
  Net charge-offs/average loans                     .04      .40      .13      .11      .13      .14      .14


-------------
(1) The risk-based capital ratios are based upon capital guidelines presented by federal regulatory authorities. Under those guidelines, the required minimum Tier 1 and Total capital to risk-weighted assets are 4% and 8%, respectively. The required minimum leverage ratio of Tier 1 capital to total adjusted assets is 3% to 5%.
(2)      Nonpreforming assets include nonaccrual loans plus foreclosed assets.
(3)      Interim period ratios have been annualized where applicable.

                       SPECIAL MEETING OF FNB SHAREHOLDERS


DATE, PLACE, TIME, AND PURPOSE


         This Proxy Statement is being furnished to the holders of FNB Common Stock in connection with the solicitation by the FNB Board of proxies for use at the Special Meeting and at any adjournments or postponements thereof at which FNB shareholders will be asked to vote upon a proposal to approve the Agreement and the Plan of Merger. The Special Meeting will be held at FNB's offices, located at 408 S.E. Main Street, Wetumpka, Alabama, at 1:30 p.m., local time, on July 22, 1998. See "DESCRIPTION OF TRANSACTION."


RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES


         The close of business on June 1, 1998, has been fixed as the FNB Record Date for determining holders of outstanding shares of FNB Common Stock entitled to notice of and to vote at the Special Meeting. Only holders of FNB Common Stock of record on the books of FNB at the close of business on the FNB Record Date are entitled to notice of and to vote at the Special Meeting. As of the FNB Record Date, there were 200,000 shares of FNB Common Stock issued and outstanding held by approximately 116 holders of record.


         Each holder of record of shares of FNB Common Stock on the FNB Record Date is entitled to cast one vote per share on the proposal to approve the Agreement and the Plan of Merger, and on any other matter properly submitted for the vote of the FNB shareholders at the Special Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of FNB Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

         FNB intends to count shares of FNB Common Stock present in person at the Special Meeting but not voting, and shares of FNB Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Approval of the Agreement and the Plan of Merger requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of FNB Common Stock entitled to vote at the Special Meeting. Brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval of the Agreement and the Plan of Merger without specific instructions from such customers. Given that the approval of the Agreement and the Plan of Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of FNB Common Stock entitled to vote thereon, any abstention, non-voting share or "broker non-vote" with respect to such shares of FNB Common Stock will have the same effect as a vote AGAINST the approval of the Agreement and the Plan of Merger.

         Shares of FNB Common Stock represented by properly executed proxies, if such proxies are received prior to or at the Special Meeting and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AGREEMENT AND THE PLAN OF MERGER AND IN THE DISCRETION OF THE PROXYHOLDER AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE SPECIAL MEETING. IF NECESSARY, THE PROXYHOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE TIME OF THE SPECIAL MEETING. HOWEVER, NO PROXYHOLDER WILL VOTE ANY PROXIES VOTED AGAINST APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER FOR A PROPOSAL TO ADJOURN THE SPECIAL MEETING.

         An FNB shareholder who has given a proxy solicited by the FNB Board may revoke it at any time prior to its exercise at the Special Meeting by either (i) giving written notice of revocation to the Corporate Secretary of FNB, (ii) properly submitting to FNB a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: First National Bancshares of Wetumpka, Inc., 408 S. E. Main Street, Wetumpka, Alabama 36092; Attention:
Travis Cosby, III, Secretary.

         The directors and executive officers of FNB (including immediate family members and affiliated entities) owned, as of the FNB Record Date, 74,408 shares, or approximately 37.2% of the outstanding shares of FNB Common Stock. The directors and executive officers of FNB have indicated their intent to vote for approval of the agreement and Plan of Merger. Assuming that occurs then 25,593 (20.4%) of the remaining 125,592 outstanding shares of FNB Common Stock must be voted FOR the approval of the Agreement and the Plan of Merger in order to obtain the requisite shareholder approval.

         The directors and executive officers of UPC owned, as of the FNB Record Date, no shares of FNB Common Stock. As of the FNB Record Date, UPC held no shares of FNB Common Stock in a fiduciary capacity for others, or as a result of debts previously contracted, and FNB held no shares of FNB Common Stock in a fiduciary capacity for others.

         For information with respect to beneficial owners of 5% or more of the outstanding shares of FNB Common Stock, and information with respect to the number and percentage of outstanding shares of FNB Common Stock beneficially owned by the directors and executive officers of FNB, see "BUSINESS OF FNB -- Principal Holders of Common Stock."

SOLICITATION OF PROXIES

         Proxies may be solicited by the directors, officers, and employees of FNB by mail, in person, or by telephone or telegraph. Such persons will receive no additional compensation for such services. FNB may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of FNB Common Stock held of record by such persons. Any such brokers, custodians, nominees, and fiduciaries will be reimbursed for the reasonable out-of-pocket expenses incurred by them for such services. All expenses associated with the solicitation of proxies, other expenses associated with the Special Meeting and expenses related to the printing and mailing of this Proxy Statement will be shared by UPC and FNB as provided in the Agreement. See "DESCRIPTION OF TRANSACTION -- Expenses and Fees."

DISSENTERS' RIGHTS

         Holders of FNB Common Stock have the right to dissent from the Merger and, assuming the Merger is consummated, to receive in cash an amount determined to be the "fair value" of their shares of FNB Common Stock. In order to be entitled to fully exercise dissenters' rights, an FNB shareholder choosing to dissent (a "Dissenting Shareholder") must NOT vote FOR approval of the Agreement and the Plan of Merger and must take certain other procedural steps to "perfect" such Dissenting Shareholder's rights under Section 262 of the DGCL. See "DESCRIPTION OF TRANSACTION - Dissenters' Rights" and Appendix D hereto, which is a copy of Section 262 of the DGCL governing statutory dissenters' rights.

         It is not necessary for a FNB shareholder to vote against consummation of the Merger in order to perfect his or her right to dissent and demand appraisal. However, no such shareholder may vote for approval and adoption of the Agreement and the Plan of Merger and thereafter demand his or her appraisal rights. Because all proxies submitted which do not specify how such proxy is to be voted will be voted in favor of the adoption and approval of the Agreement and the Plan of Merger a FNB shareholder who desires to dissent from approval of the Merger should not submit such a proxy. A FNB shareholder who votes for approval and adoption of the Agreement and the Plan of Merger or who submits a proxy which does not specify how such proxy is to be voted will waive any rights of dissent and appraisal. A vote against consummation of the Merger will not satisfy the statutory requirement that a FNB shareholder give notice of his or her intention to dissent and make demand for payment of his or her shares of FNB Common Stock.

RECOMMENDATION

         THE FNB BOARD HAS UNANIMOUSLY APPROVED (WITH ONE DIRECTOR ABSENT) THE AGREEMENT, THE PLAN OF MERGER, AND THE MERGER CONTEMPLATED THEREBY, BELIEVES THAT THE PROPOSAL TO APPROVE THE AGREEMENT AND THE PLAN OF MERGER IS IN THE BEST INTERESTS OF FNB AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE FNB SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER. THE DIRECTOR WHO WAS ABSENT WHEN THE AGREEMENT, THE PLAN OF MERGER AND THE MERGER WERE APPROVED HAS STATED TO MANAGEMENT OF FNB HIS APPROVAL OF AND CONCURRENCE WITH THE FOREGOING.


                           DESCRIPTION OF TRANSACTION

         The following information describes material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement and the Plan of Merger, which are attached as Appendices A and B, respectively, to this Proxy Statement and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

         The Agreement provides for the acquisition of FNB by UPC pursuant to the merger of FNB with and into UP Holding, a wholly-owned subsidiary of UPC organized under the laws of the State of Tennessee, with the effect that UP Holding will be the surviving corporation resulting from the Merger. At the Effective Time, each share of FNB Common Stock then issued and outstanding (excluding shares held by FNB, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted and shares held by dissenting shareholders) will be converted into and exchanged for the right to receive 4.179 shares of UPC Common Stock, subject to possible adjustment as described below (the "Exchange Ratio").

         No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share to which any FNB shareholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the closing price of such common stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as reasonably selected by UPC) on the last trading day preceding the Effective Time.

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

         Under certain circumstances described below, the Exchange Ratio could be adjusted pursuant to certain provisions of the Agreement. UNDER NO CIRCUMSTANCES WOULD THE EXCHANGE RATIO BE LESS THAN 4.179 SHARES OF UPC COMMON STOCK FOR EACH SHARE OF FNB COMMON STOCK. An adjustment could occur if the FNB Board elects to terminate the Agreement pursuant to the provisions of the Agreement described below, and if UPC then elects to avoid termination of the Agreement by increasing the Exchange Ratio.

         FNB is not obligated to consummate the Merger with UPC if both:

   (a) the average of the daily last sales prices (the "Average Closing Price") of UPC Common Stock (as reported on the NYSE Composite Transactions List) for the 20 consecutive full trading days ending on the later of the date on which the Special Meeting is held and the date on which the last required consent of the regulatory authorities is received, and all required waiting periods have expired (the "Determination Date") is less than $50.80, which represents a 20% decline from $63.50 (the "Starting Price"), the price per share of UPC Common Stock at the close of business on January 7, 1998, the fourth full trading day after the announcement by press release of the Merger (the "Starting Date");

   and

   (b) (i) the quotient (the "UPC Ratio") obtained by dividing the Average Closing Price by $63.50, the Starting Price, is less than (ii) the quotient (the "Index Ratio") obtained by dividing the weighted average of the closing prices of the common stock of the bank holding companies defined as the "Index Group" in the Agreement (the "Index Price") on the Determination Date by the Index Price on January 7, 1998, the Starting Date, less 20%.

         In such case, FNB has the right to terminate the Agreement during the ten-day period commencing two days after the Determination Date by giving UPC prompt notice of that decision. FNB may withdraw its termination notice at any time during that ten-day period. During the five-day period after receipt of such notice, UPC has the option to increase the consideration payable to FNB shareholders by adjusting the Exchange Ratio in the manner described below. UPC IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO. Should UPC elect to adjust the Exchange Ratio, it must give FNB prompt notice of that election and of the adjusted Exchange Ratio, in which case no termination shall have occurred pursuant to such right of termination.

         These conditions reflect the parties' agreement that FNB shareholders will assume the risk of declines in the value of UPC Common Stock to $50.80. Any adjustment of the Exchange Ratio below a decline in the price of UPC Common Stock to $50.80 would be dependent on whether the Average Closing Price of UPC Common Stock lags behind the relative performance of the common stocks of the Index Group by more than 20%.

         If the Average Closing Price is less than $50.80 per share and the UPC Ratio is less than the Index Ratio, the FNB Board would likely elect to terminate the Agreement so as to require UPC to consider increasing the Exchange Ratio. If the FNB Board elects to terminate the Agreement, UPC would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors UPC will consider include the projected effect of the Merger on UPC's pro forma earnings per share and whether UPC's assessment of FNB's earning potential as part of UPC justifies the issuance of an increased number of shares of UPC Common Stock. If UPC declines to adjust the Exchange Ratio, FNB may elect to proceed without the adjustment, provided it does so within 12 days of the Determination Date, although it has no current intention to so elect without resoliciting the approval of the FNB shareholders. In making such determination, the FNB Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations and prospects of UPC (including the recent performance of UPC Common Stock, the historical financial data of UPC, customary statistical measurements of UPC's financial performance and the future prospects for UPC Common Stock following the Merger), the business, financial condition, results of operations and prospects of FNB, developments in the banking industry and the advice of its financial advisor and legal counsel. UPC IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO.

         The operation of the adjustment mechanism can be illustrated by three scenarios. (For purposes of the scenarios, it has been assumed that the initial Exchange Ratio is 4.179, the Starting Price of UPC Common Stock is $63.50, and the Index Price, as of the Starting Date, is $100).

     (1) The first scenario occurs if the Average Closing Price is not less than $50.80. Under this scenario, regardless of any comparison between the UPC Ratio and the Index Ratio, there would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by FNB shareholders could have fallen from a pro forma $265.36 per share of FNB Common Stock as of the Starting Date (4.179 multiplied by $63.50), to as low as $212.29 per share of FNB Common Stock, as of the Determination Date (4.179 multiplied by $50.80).

     (2) The second scenario occurs if the Average Closing Price is less than $50.80, but does not represent a decline from the Starting Price of significantly more (i.e. more than 20%) than the decline of the common stock prices of the Index Group. Under this scenario, there also would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by FNB shareholders would have fallen from a pro forma $265.36 per share of FNB Common Stock as of the Starting Date, to an amount based on the then lower Average Closing Price of UPC Common Stock, as of the Determination Date.

     (3) The third scenario occurs if both the Average Closing Price declines below $50.80 and the UPC Ratio is below the Index Ratio (i.e., UPC's stock price has declined by more than 20% relative to the price of shares of the Index Group). Under this scenario, the adjustment in the Exchange Ratio is designed to ensure that the FNB shareholders receive shares of UPC Common Stock having a value (based upon the Average Closing Price) that corresponds to at least $50.80 or a 20% decline from the stock price performance reflected by the Index Group, whichever is the lesser amount.

         For example, if the Average Closing Price were $45.00, and the ending Index Price, as of the Determination Date, were $95, the UPC Ratio (.7086) [the result of dividing $45.00 by $63.50] would be below the Index Ratio (.75) [the result of dividing $95 by $100 =.95, less .20], FNB could terminate the Agreement unless UPC elected within five days to increase the Exchange Ratio to equal 4.423, which represents the lesser of (a) 4.7175 [the result of dividing $212.29 (the product of $50.80 and the 4.179 Exchange Ratio) by the Average Closing Price ($45.00), rounded to the nearest thousandth] and (b) 4.423 [the result of dividing 3.1342 (the product of the Index Ratio (.75) and 4.179) by the UPC Ratio (.7086), rounded to the nearest thousandth]. Based upon the assumed $45.00 Average Closing Price, the new Exchange Ratio would represent a value to the FNB shareholders of $199.035 per share of FNB Common Stock.

         If, on the other hand, the Average Closing Price were $45.00, and the ending Index Price, as of the Determination Date, were $100, the UPC Ratio (.7086) would be below the Index Ratio (.80) [the result of dividing $100 by $100 or 1.00, less .20). FNB could terminate the Agreement unless UPC elected within five days after its receipt from FNB of notice of intent to terminate, to increase the Exchange Ratio to equal 4.7175, which represents the lesser of (a) 4.7175 [the result of dividing $212.29 (the product of $50.80 and the 4.179 Exchange Ratio) by the Average Closing Price ($45.00), rounded to the nearest thousandth] and (b) 4.7180 [the result of dividing 3.3432 (the product of the Index Ratio (.80) and 4.179) by the UPC Ratio (.7086), rounded to the nearest thousandth]. Based upon the assumed $45.00 Average Closing Price, the new Exchange Ratio would represent a value to the FNB shareholders of $212.89 per share of FNB Common Stock.

         The actual market value of a share of UPC Common Stock at the Effective Time, at the time certificates for those shares are delivered following surrender and exchange of Certificates for shares of FNB Common Stock and at any time thereafter, may be more or less than the Average Closing Price. FNB shareholders are urged to obtain current market quotations for UPC Common Stock. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

BACKGROUND OF AND REASONS FOR THE MERGER

         BACKGROUND OF THE MERGER. During the last 15 years, a large number of banks in the State of Alabama have been acquired by larger bank holding companies both within and outside the State. The ability of banks to be acquired by financial institutions in other states (i.e., interstate banking) has prompted much of this recent acquisition activity. With the increase in the consolidation of the banking industry in Alabama and in the southeast, "independent" or community banks face greater competition from larger banking institutions and increasingly confront the possibility that if the banking industry continues to consolidate, the attractiveness of independent or community banks to larger institutions could be diminished.

           From time to time since 1991, the FNB Board has considered the acquisition of FNB by another financial institution. In 1991, the CEO of FNB conducted negotiations with a large banking institution in the State of Alabama regarding such an acquisition. FNB retained a financial institutions consultant to advise it in these negotiations. After serious discussions, however, FNB terminated negotiations because the price discussed by the acquirer was deemed insufficient by FNB's Board. The executive committee of FNB's Board, however, advised the CEO to keep it informed of other potential transactions should the CEO be approached by other financial institutions.

         In 1995, the same financial institution that had contacted FNB in 1991 again approached FNB regarding an acquisition. At that point, the CEO, at the request of FNB's Board, contacted five additional banking institutions of substantial size both within and outside the State of Alabama to determine whether such institutions would have an interest in considering an acquisition of FNB. Of those contacted, two expressed some interest and recommended a price for discussion, but in each case the price suggested was below the price recommended by the financial institution that had made the initial contact. Accordingly, FNB began negotiations with that institution. FNB management conducted a survey of what that institution had paid for other banks in several transactions and determined that the price under consideration for FNB was significantly below what the institution had previously paid in those other transactions. Also, the financial institution informed FNB that its approach to acquisitions was to consolidate and centralize as many operations as possible, to consider the reduction of employees and the elimination of some banking offices, and, thus, possibly to reduce the services provided by First National Bank in Wetumpka and Elmore County. Based on these considerations, and the fact that the financial institution would not increase its negotiating price to a level comparable to that paid by it in other transactions, FNB terminated negotiations.

         The FNB Board then decided that management of FNB should concentrate on positioning FNB for a possible acquisition at some time in the future and, in particular, to concentrate on increasing earnings, but, in the meantime, to remain independent and provide quality service to its banking customers and the community.

         In the summer of 1997, a bank consulting firm, First Capital Group, L.L.C., Memphis, Tennessee, through its representative contacted the CEO of FNB to inquire whether FNB would have an interest in discussing a possible acquisition by UPC. Although such firm was not acting on behalf of UPC, it suggested an acquisition price based on market value of UPC common stock that it believed could be achieved. FNB declined to pursue discussions because it considered this price, which was comparable to the price discussed by the other financial institution in 1995, to be inadequate.

         In the fall of 1997, the CEO of FNB was again contacted by the same representative of First Capital Group who stated that he thought that UPC might be willing to discuss a higher price than previously indicated. The executive committee of the FNB Board instructed FNB's CEO to discuss with UPC the level of interest UPC might have in FNB. In October, after preliminary telephone conferences between UPC and FNB, the President and the Chairman of UPC met with FNB's CEO and its executive vice president at FNB's office in Wetumpka to discuss a possible acquisition. FNB considered UPC to be an attractive acquisition possibility because UPC did not operate banking offices in central Alabama and an acquisition of FNB by UPC would represent UPC's first banking presence in FNB's market area. UPC indicated that it wished to expand the First National Bank's operations in Wetumpka and Elmore County and to operate First National Bank with substantial local control, which FNB understood was its operating philosophy for banks it acquired.

         Several telephone conversations between representatives of UPC and FNB ensued. During this time, the executive committee of the board, together with FNB's executive vice president, met with the representative of First Capital Group who reviewed with the executive committee previous acquisitions of banks by both UPC and other financial institutions in the southeast, including the terms and purchase prices in such transactions. The representative of First Capital distributed to the executive committee a written analysis of such transactions and advised the executive committee informally that, in his opinion, the purchase price being discussed by UPC was favorable to FNB and its shareholders. FNB's CEO continued to consult with First Capital after this meeting, and prior to the signing of a letter of interest, and FNB agreed to pay First Capital a fee of $125,000, 75 percent of which is only to be paid if the Merger is successfully completed, plus $2,000 for expenses.

         FNB's CEO and executive vice president met with UPC representatives in Memphis on December 12, 1997. At that meeting, extensive discussions were held regarding UPC's offer of a purchase price for FNB based upon a multiple of 17 times 1997 estimated earnings. FNB's CEO stated that unless UPC would negotiate further based upon a multiple of 18 times earnings, FNB could not negotiate further. After some discussion, UPC agreed to the 18 multiple. Based upon the market value at that time of the number of shares UPC would issue in an acquisition of FNB, the proposed transaction had a market value of approximately $54 million and a multiple of 18 times estimated 1997 earnings. This price was substantially higher than any price previously discussed between FNB and any of the other financial institutions with whom FNB had contact.

         On December 16, UPC distributed a draft letter of interest outlining an acquisition on the basic terms, including price, discussed in this Proxy Statement.

         On December 18, 1997, the FNB Board, with one director absent, met to consider the UPC proposal. Counsel to FNB was also present at that meeting to discuss the proposal and the financial institution acquisition process generally. The board unanimously approved the letter of interest, and it was decided that the board would meet again on December 30 to consider the status of negotiations and the possible signing of a definitive agreement.

         Prior to December 30, representatives of FNB, including counsel, negotiated the terms of a proposed definitive agreement. A draft of the definitive agreement was distributed to each member of FNB's Board on December
22. Following discussions between December 18 and December 30, a definitive agreement was negotiated on the terms set forth in the Agreement and the Plan of Merger.

         On December 30, 1997, the FNB Board, with one director absent, met to consider the definitive agreement. After a discussion of the progress of the negotiations since December 18 and a review by counsel of the terms of the proposed agreement, the FNB Board voted unanimously to approve the Agreement, and a press release announcing the Merger was issued by FNB. The Agreement contains a provision requested by the FNB Board that it is a condition to consummation of the Merger that FNB receive for inclusion in this Proxy Statement an opinion of a financial adviser that the terms of the Merger are fair to the shareholders of FNB from a financial point of view. See "-Opinion of FNB's Financial Adviser." On the date the Agreement was signed, the number of shares of UPC common stock to be distributed in the Merger had a market value of $55.7 million which represented a multiple of 18.58 times 1997 estimated earnings.

         REASONS FOR THE MERGER. The FNB Board believes that the Merger is fair to, and in the best interests of, FNB and its shareholders. Accordingly, the FNB Board, with one director absent, unanimously approved the Agreement and it recommends that the holders of FNB common stock vote FOR the approval of the Agreement. The director who was absent during the votes on the transaction has since advised FNB management that he supports the Agreement and concurs in the recommendation to FNB shareholders. See"-BACKGROUND OF AND REASONS FOR THE MERGER-Background of the Merger" and "-Opinion of FNB's Financial Advisor."

         The terms of the Merger, including the Exchange Ratio, are the result of arm's-length negotiations between representatives of FNB and UPC. The FNB Board did not assign any relative or specific weight to any factor it considered in deciding to approve the Agreement. In reaching its decision, however, FNB's Board consulted with counsel regarding the terms of the transaction and with management of FNB. It also considered the advice the executive committee had received during the negotiations from First Capital Group, the history of FNB in negotiating possible acquisitions in the past, and the condition in the Agreement regarding the receipt of an opinion of a financial advisor regarding the fairness of the Merger to the shareholders of FNB from a financial point of view. The FNB Board also considered the factors and circumstances set forth in "-BACKGROUND OF AND REASONS FOR THE MERGER - Background of the Merger," and the following:

         (a) The alternatives to the Merger, including remaining an independent institution in light of the current economic conditions of the market and the competitive disadvantages to smaller institutions as compared to the larger financial institutions operating in the market;

         (b) The value of the consideration to be received by FNB's shareholders relative to the book value and earnings per share of FNB common stock;

         (c) The financial condition and results of operations of UPC;

         (d) The financial terms of recent business combinations in the financial services industry in the southeast and a comparison of the multiples of selected combinations with the terms of the Merger;

         (e) The marketability of UPC common stock, including the fact that the Merger will enable the shareholders of FNB to exchange their shares of common stock for shares of common stock of a larger and more diversified entity, the stock of which is more widely held and more actively traded;

         (f) The competitive and regulatory environment for financial institutions generally;

         (g) The tax free nature of the Merger to stockholders of FNB;

         (h) The operating philosophy of UPC and the ability of UPC to provide comprehensive financial services to its markets; and

         (i) The general consolidation in the banking industry and the possibility that as banking institutions consolidate, the number of potential acquirers may be diminished, thus reducing future opportunities for acquisitions.

         ACCORDINGLY, THE BOARD OF DIRECTORS OF FNB UNANIMOUSLY RECOMMENDS THAT YOU EXECUTE THE ENCLOSED PROXY AND THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.


         The foregoing factors are all of the material factors considered by the Board of Directors of FNB in reaching its decision to recommend approval of the Merger.


         UPC'S REASONS FOR THE MERGER. In adopting the Agreement, the Plan of Merger, and the Merger, the UPC Board considered a number of additional factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the UPC Board considered the following additional material factors:

         (a) review, based in part on a presentation by UPC's management, of (i) the business, operations, earnings, and financial condition, including the FNB levels and asset quality, of FNB on a historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which FNB operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on a historical and prospective basis, and (iii) the results of UPC's due diligence review of FNB; and

         (b) a variety of factors affecting and relating to the overall strategic focus of UPC, including UPC's desire to expand into markets in Alabama served by FNB.

OPINION OF FNB'S FINANCIAL ADVISOR

         After the Agreement and the Plan of Merger had been negotiated and executed and in order to satisfy a condition precedent to FNB's obligation to consummate the Merger that the FNB Board shall have received an opinion that the consideration to be received by FNB shareholders as a result of the Merger is fair to them from a financial point of view, the FNB Board retained T. Steven Johnson & Associates, Inc., Marietta, Georgia, to act as an independent financial advisor to FNB in connection with the Merger.

         T. Stephen Johnson & Associates, Inc. (the "Advisor") is an investment banking and financial services firm located in Atlanta, Georgia. As part of its investment banking business, Advisor engages in the review of the fairness of bank acquisition transactions from a financial perspective and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions and other transactions. Neither Advisor nor any of its affiliates has a material financial interest in FNB or UPC. Advisor was selected to advise FNB's Board based upon its familiarity with FNB, the regional community banking industry and its knowledge of the banking industry as a whole. No instructions were given or limitations imposed by the FNB Board upon Advisor regarding the scope of its investigation or the procedures it followed in rendering its opinion.

         Advisor has rendered its opinion (the "Fairness Opinion") to the FNB Board that the consideration to be paid the holders of FNB Common Stock upon consummation of the Merger is fair to such shareholders from a financial point of view. A copy of the Fairness Opinion, which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C to this Proxy Statement and should be read in its entirety. The summary of the Fairness Opinion set forth herein is qualified in its entirety by reference to the text of the Fairness Opinion. Such summary discusses all material analysis performed by the Advisor.


         In arriving at its Fairness Opinion, Advisor performed merger analyses described below. Advisor reviewed certain publicly available business and financial information relating to FNB and UPC. Advisor also considered certain financial and stock market data of FNB and UPC, compared that data with similar data for certain other publicly-held banks and bank holding companies in the southeastern United States and considered the financial terms of certain other recent comparable community bank acquisition transactions in the southeastern United States, as further discussed below. Advisor also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, Advisor did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by FNB management and submitted to Advisor were based on assumptions believed by Advisor to be reasonable and to reflect currently available information, but Advisor did not independently verify such information. Advisor did not make an independent evaluation or appraisal of the assets of FNB or UPC.

         In connection with rendering the Fairness Opinion, Advisor performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Advisor in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Advisor made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond FNB's or UPC's control. The analyses performed by Advisor are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. No company or transaction considered as a comparison in the analyses is identical to FNB, UPC or the Merger. Accordingly, an analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the public trading value of the companies involved in such comparisons. In addition, the analyses do not purport to be appraisals or reflect the process by which or the prices at which businesses actually may be sold or the prices at which any securities may trade at the present time or at any time in the future.


         Merger Analysis: The merger consideration to be received by FNB shareholders is based on a set exchange ratio for UPC common shares. The value of the shares to be received is the current market value of UPC Common Stock that currently trades on the NYSE. The March 11, 1998 closing price for UPC Common Stock was $62.25 per share. Based on this closing price, the transaction value of each of the 200,000 FNB Common Stock would be $260.14. This transaction value equals 2.168 times December 31, 1997 book value and 17.103 times 1997 earnings per share. This represents a significant increase in the value of the shares of FNB.


         Comparable Transactions Analysis: The Advisor reviewed the Merger as of March 11, 1998, for the purpose of determining purchase premiums that could be used in comparing the Merger with other announced transactions. The Advisor reviewed the purchase premiums paid in 44 transactions that were announced between January 1, 1997 and March 9, 1998 involving selling institutions with total assets between $100 million and $300 million headquartered in the southeastern United States. Of these transactions, 13 involved selling institutions that have been determined to be comparable transactions. They include institutions representing commercial bank institutions with total equity greater than 10.00 percent of total assets. A listing of these transactions is included as part of the Fairness Opinion text included as Appendix C. These comparable transactions lend fairness to the transaction.


         Historical/Projected Earnings Growth and Dividends: The Advisor reviewed historical earnings growth and dividend payouts in an effort to project future earnings growth and dividend payouts. It was determined that FNB shareholders will receive an equivalent annual dividend of $8.36 per share after the merger, compared to $9.00 per share paid in 1997, a 7.2 percent reduction. However, UPC has experienced significantly higher earnings growth and assuming continued earnings growth, the post merger dividend yield should increase faster, offsetting the initial reduction.

         FNB has agreed to pay a fee to the Advisor in the amount of $25,000, payable at the Effective Time.

EFFECTIVE TIME OF THE MERGER


         Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Delaware Articles of Merger reflecting the Merger become effective with the Secretary of State of the State of Delaware and the Tennessee Articles of Merger become effective with the Secretary of State of the State of Tennessee. Subject to the terms and conditions of the Agreement, unless otherwise agreed upon in writing by UPC and FNB, the Agreement provides that the parties will use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPC within 30 days following the last to occur of (i) the effective date of the last required consent of any regulatory authority having authority over and approving or exempting the Merger (including any requisite waiting period in respect thereof), (ii) the date on which the shareholders of FNB approve the Agreement and the Plan of Merger, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each party's obligations under the Agreement have been satisfied or waived (to the extent waivable by such party). It is anticipated that the Effective Time will occur on July 31, 1998, nine (9) days after the Special Meeting.



         No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. FNB and UPC anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated on or about July 31, 1998. However, delays in the consummation of the Merger could occur.


         The Board of Directors of either FNB or UPC generally may terminate the Agreement and the Plan of Merger if the Merger is not consummated by September 30, 1998, unless the failure to consummate the transactions contemplated by the Agreement on or before such date is caused by any willful breach of the Agreement by the party seeking termination or certain other specific conditions exist. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination."

DISSENTERS' RIGHTS

         Holders of record of FNB Common Stock who follow the procedures specified by Section 262 of the DGCL ("Section 262") will be entitled to appraisal by the Delaware Court of Chancery and payment of the "fair value" of their FNB Common Stock at the Effective Time, excluding value resulting from the accomplishment or expectation of the Merger but including "a fair rate of interest" thereon.

         THE FOLLOWING SUMMARY OF THE PROVISIONS OF SECTION 262 IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS, THE FULL TEXT OF WHICH FOLLOWS IN APPENDIX D, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO.

         A holder of record of FNB Common Stock electing to exercise appraisal rights (1) must deliver to FNB, before the vote at the FNB Special Meeting, a written demand for appraisal of such shares of common stock made by or on behalf of the record holder reasonably informing FNB of the identity of such holder and of such holder's intention to demand the appraisal of such holder's FNB Common Stock and (2) must not vote in favor of the agreement and the Plan of Merger which provide for the Merger. The requirement of such written demand is in addition to and separate from the requirement that such shares not be voted in favor of the Agreement and the Plan of Merger, and the requirement of such written demand is not satisfied by voting against the Agreement and the Plan of Merger either in person or by proxy. The requirement that such shares not be voted in favor of the Agreement and the Plan of Merger will be satisfied if no proxy is returned and such shares are not voted in person. Because a properly executed and delivered proxy which is left blank will, unless revoked, be voted FOR approval of the Agreement and the Plan of Merger, in order to be assured that such holder's FNB Common Stock are not voted in favor of the Agreement and the Plan of Merger, a holder of FNB Common Stock electing to exercise appraisal rights who votes by proxy must not leave the proxy blank but must (i ) vote AGAINST the approval of the Agreement and the Plan of Merger or (ii) ABSTAIN from voting. NEITHER A VOTE AGAINST APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER NOR AN ABSTENTION WILL SATISFY THE REQUIREMENT THAT A WRITTEN DEMAND FOR APPRAISAL BE DELIVERED TO FNB BEFORE THE VOTE ON THE AGREEMENT AND THE PLAN OF MERGER AT THE SPECIAL MEETING.

         Only a holder of record of FNB Common Stock is entitled to assert appraisal rights for the shares registered in the holder's name. The appraisal rights may be asserted with respect to all or less than all of the FNB Common Stock held by such holder. The demand should be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's FNB Common Stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder. A record holder, such as a broker, who holds FNB Common Stock as nominee for the beneficial owner may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights for other beneficial owners. In such case, the written demand should set forth the number of shares covered by it. WHERE NO NUMBER OF SHARES OF FNB COMMON STOCK IS EXPRESSLY MENTIONED, THE DEMAND WILL BE PRESUMED TO COVER ALL SHARES HELD IN THE NAME OF THE RECORD HOLDER.

         Within 10 days after the Effective Time, UP Holding, as the surviving corporation in the Merger, will send notice of the effectiveness of the Merger to each holder of record of FNB Common Stock at the Effective Time who duly filed with FNB a written demand for appraisal in accordance with the foregoing. Within 120 days after the Effective Time, UP Holding or any former holder of FNB Common Stock who has satisfied the foregoing provisions may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of the FNB Common Stock at the Effective Time. Shareholders seeking to exercise appraisal rights should not assume that UP Holding will file a petition with respect to the appraisal of the value of their shares of FNB Common Stock or that UP Holding will initiate any negotiations with respect to the "fair value" of such FNB Common Stock. IT IS THE OBLIGATION OF THE HOLDERS OF FNB COMMON STOCK TO INITIATE ALL NECESSARY ACTION TO PERFECT THEIR APPRAISAL RIGHTS WITHIN THE TIME PERIODS PRESCRIBED IN SECTION 262. IF NO PETITION IS TIMELY FILED BY EITHER UP HOLDING OR A HOLDER OF FNB COMMON STOCK, ALL APPRAISAL RIGHTS WILL BE LOST, NOTWITHSTANDING ANY PREVIOUSLY SUBMITTED WRITTEN DEMAND FOR APPRAISAL.

         Within 120 days after the Effective Time, any former holder of FNB Common Stock who has complied with the requirements for the exercise of appraisal rights, as discussed above, is entitled, upon written request, to receive from UP Holding a statement setting forth the aggregate number of shares of FNB Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been made and the aggregate number of holders of such dissenting shares. Such statement must be mailed within 10 days after the written request therefor has been received by FNB.

         If a petition for appraisal is timely filed, at the hearing of such petition the Court will determine the stockholders who have become entitled to appraisal rights and will appraise the FNB Common Stock owned by such stockholders, determining the fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court will take into account all relevant factors. The costs of the appraisal proceeding may be assessed against one or more parties to the proceeding as the court may consider equitable. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding (including, without limitation, reasonable attorney's fees and the fees and expenses of experts) to be charged pro rata against the value of all FNB Common Stock entitled to an appraisal.

         From and after the Effective Time, any holder of FNB Common Stock who has properly demanded an appraisal in compliance with Section 262 will not thereafter be entitled to vote his or her shares for any purpose or to receive payment of dividends or other distributions on his or her shares (other than those payable to stockholders of record as of a date prior to the Effective
Time). If no petition for an appraisal is filed within the time provided by
Section 262, or if a stockholder delivers to UP Holding a written withdrawal of his or her demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of UP Holding, then the right of such stockholder to an appraisal will cease.

         FAILURE TO FOLLOW PROPERTY ALL PROCEDURES SPECIFIED IN SECTION 262 WILL RESULT IN A LOSS OF STOCKHOLDER'S APPRAISAL RIGHTS.

         For a discussion of the Federal income tax consequences of a receipt of cash for shares of FNB Common Stock, see "DESCRIPTION OF TRANSACTION - Certain Income Tax Consequences."

DISTRIBUTION OF UPC STOCK CERTIFICATES

         Promptly after the Effective Time, UPC and FNB will cause UPB, acting in its capacity as Exchange Agent, to mail to the former shareholders of FNB a letter of transmittal, together with instructions for the exchange of the Certificates representing shares of FNB Common Stock for certificates representing shares of UPC Common Stock.

         FNB SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

         Upon surrender to the Exchange Agent of Certificates for FNB Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of FNB Common Stock surrendering such items a certificate or certificates representing the number of shares of UPC Common Stock to which such holder is entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of such shares (without interest thereon), if any. UPC will not be obligated to deliver the consideration to which any former holder of FNB Common Stock is entitled as a result of the Merger until the holder surrenders such holder's Certificates representing the shares of FNB Common Stock. Whenever a dividend or other distribution is declared by UPC on UPC Common Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares issuable pursuant to the Agreement, but beginning 30 days after the Effective Time, no dividend or other distribution payable after the Effective Time with respect to UPC Common Stock will be paid to the holder of any unsurrendered FNB Common Stock Certificate until the holder duly surrenders such Certificate. Upon surrender of such FNB Common Stock Certificate, however, both the UPC Common Stock certificate, together with all undelivered dividends or other distributions (without interest) and any undelivered cash payment to be paid in lieu of a fractional share (without interest), will be delivered and paid with respect to the shares represented by such Certificate. In the event any FNB Common Stock Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the Certificate to be lost, stolen, or destroyed and, if required by UPC, the posting by such person of a bond in such amount as UPC may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the shares of UPC Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to the Agreement.

         At the Effective Time, other than with respect to holders of shares of FNB Common Stock who dissent from the Merger pursuant to Section 262 of the DGCL, the stock transfer books of FNB will be closed to holders of FNB Common Stock and no transfer of shares of FNB Common Stock by any such holder will thereafter be made or recognized. If Certificates representing shares of FNB Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for shares of UPC Common Stock and a check for the amount due in lieu of fractional shares and undelivered dividends, if any, deliverable in respect thereof.

LIMITATION ON NEGOTIATIONS

         Section 8.8 of the Agreement provides that FNB shall not solicit or knowingly encourage any Acquisition Proposal by any person. Furthermore, except to the extent necessary to comply with the fiduciary duties of the FNB Board, as advised by legal counsel, FNB is prohibited from furnishing any non-public information that it is not legally obligated to furnish, negotiating with respect to or entering into any agreement with respect to, any Acquisition Proposal. FNB must promptly notify UPC immediately following receipt of any Acquisition Proposal. As protection against possible violation of this limitation, FNB has agreed, under certain circumstances, to pay to UPC the sum of $2,700,000 in immediately available funds in the event and at the time that FNB enters into a letter of intent or agreement with respect to an Acquisition Proposal or supports or indicates an intent to support an Acquisition Proposal other than pursuant to the Agreement. The limitation would survive termination of the Agreement in certain circumstances. This provision may have, or may have had, the effect of discouraging competing offers to acquire or merge with FNB.

CONDITIONS TO CONSUMMATION OF THE MERGER

         Consummation of the Merger is subject to various conditions, including
(i) receipt of the approval of the shareholders of FNB of the Agreement and the Plan of Merger, and the consummation of the transactions contemplated thereby, including the Merger, as and to the extent required by the law or by the provisions of any governing instrument (ii) receipt of certain regulatory approvals required for consummation of the Merger, (iii) receipt by UPC of a written opinion of counsel from Wyatt, Tarrant & Combs and by FNB of a written opinion of counsel from Balch & Bingham, LLP as to the tax-free nature of the Merger (except to the extent of cash received), (iv) receipt of approval of the shares of UPC Common Stock issuable pursuant to the Merger for listing on the NYSE, subject to official notice of issuance, (v) the Registration Statement being declared effective under the Securities Act, (vi) the accuracy, as of the date of the Agreement and as of the Effective Time, of the representations and warranties of FNB and UPC as set forth in the Agreement, (vii) the performance of all agreements and the compliance with all covenants of FNB and UPC as set forth in the Agreement, (viii) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on FNB or UPC, (ix) receipt by UPC of a letter from Price Waterhouse LLP, its independent accountants, to the effect that the Merger will qualify for pooling-of-interests accounting treatment, (x) the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting, restricting, or making illegal the consummation of the transactions contemplated by the Agreement, (xi) receipt by UPC of agreements from each affiliate of FNB (xii) receipt by FNB of an opinion of a financial advisor that the consideration to be received by the shareholders of FNB in the Merger is fair from a financial point of view; and (xiii) satisfaction of certain other conditions, including the receipt of various certificates from the officers of FNB and UPC. See "-- Regulatory Approval" and "-- Waiver, Amendment, and Termination."

         No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. Except in limited circumstances, in the event the Merger is not effected on or before September 30, 1998, the Agreement may be terminated and the Merger abandoned by the Board of Directors of either FNB or UPC. See "-- Waiver, Amendment, and Termination."

REGULATORY APPROVAL


         THE MERGER MAY NOT PROCEED IN THE ABSENCE OF RECEIPT OF THE REQUISITE REGULATORY APPROVAL. It is a condition to the consummation of the Merger that UPC and FNB shall have received all applicable regulatory approvals to consummate the transactions contemplated by the Agreement. By letter dated March 11, 1998, the Federal Reserve advised UPC that the Merger had been approved. The Alabama Department did not object to the Merger. Neither FNB nor UPC are aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it is presently is contemplated that such approval or action would be sought.


         The Merger is subject to the prior approval of the Federal Reserve pursuant to Section 3 of the BHC Act. In evaluating the Merger, the Federal Reserve must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger if (i) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve should find that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the 30th day (which the Federal Reserve may reduce to 15 days) following the date of the Federal Reserve approval, during which time the United States Department of Justice would be afforded the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction should specifically order otherwise.

WAIVER, AMENDMENT, AND TERMINATION

         To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Board of Directors of each of the parties, whether before or after shareholder approval of the Agreement and the Plan of Merger has been obtained; provided however, that after any such approval by the holders of FNB Common Stock, except as contemplated by the Agreement, there shall be made no amendment that modifies in any material respect the consideration to be received by FNB shareholders in the Merger without the further approval of the holders of FNB Common Stock. In addition, prior to or at the Effective Time, either FNB or UPC, or both, acting through their respective Boards of Directors, chief executive officers, or other authorized officers, may waive any default in the performance of any term of the Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement, and may waive any of the conditions precedent to the obligations of such party under the Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless executed by a duly authorized officer of FNB or UPC, as the case may be.

         The Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by the mutual consent of the Boards of Directors of FNB and UPC; (ii) by the FNB Board or the UPC Board
(a) in the event of any inaccuracy of any representation or warranty of the other party contained in the Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standards set forth in the Agreement (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (b) in the event of a material breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (c) if (1) any consent of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal or (2) the shareholders of FNB fail to vote their approval of the Agreement and the transactions contemplated thereby as required by the DGCL and the Agreement at the Special Meeting, or (d) if the Merger is not consummated by September 30, 1998, provided that the failure to consummate is not caused by any willful breach of the Agreement by the party electing to terminate, or certain other events arise which prevent consummation by such date, such as litigation arising in connection with an Acquisition Proposal by a third party; or (iii) by the Board of Directors of UPC should the UPC shareholders fail to approve the UPC Authorized Share Charter Amendment; or
(iv) by the FNB Board pursuant to the relevant provisions of the Agreement described in " -- Possible Adjustment of Exchange Ratio."

         If the Merger is terminated as described above, the Agreement and the Plan of Merger will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses, maintain the confidentiality of certain information obtained, and return all documents obtained from the other party under the Agreement, will survive. In addition, termination of the Agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. See "-- Expenses and Fees."

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Agreement, FNB has agreed that unless the prior written consent of UPC has been obtained, and except as otherwise expressly contemplated in the Agreement, each of FNB and its subsidiaries will (i) operate its business only in the usual, regular, and ordinary course, (ii) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement or prevent the transactions contemplated by the Agreement, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code (see "-- Certain Federal Income Tax Consequences of the Merger"), or
(b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement.

         In addition, FNB has agreed that, except as specifically permitted by the Agreement or other documents or instruments executed in connection with the Agreement, prior to the earlier of the Effective Time or termination of the Agreement, FNB will not, except with the prior written consent of the chief executive officer, president, or chief financial officer of UPC (which consent shall not be unreasonably withheld), agree or commit to do, or permit any of its subsidiaries to agree or commit to do, any of the following: (i) amend the Charter, Bylaws, or other governing instruments of FNB or any FNB subsidiary (each a "FNB company" and together, the "FNB companies"); (ii) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of an FNB company to another FNB company) in excess of an aggregate of $50,000 (for the FNB companies on a consolidated basis) except in the ordinary course of business of the FNB subsidiaries consistent with past practices (which shall include, for First National Bank, the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any material asset of any FNB company of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the Agreement that were previously disclosed to UPC by FNB); (iii) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the FNB stock of any FNB company, or declare or pay any dividend or make any other distribution in respect of any FNB Common stock, provided that FNB may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of FNB Common Stock at a rate not in excess of $2.25 per share, with usual and regular record and payment dates in accordance with past practice, provided, that, notwithstanding the provisions of the Agreement, the parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of FNB Common Stock do not become entitled to receive both a dividend in respect of their FNB Common Stock and a dividend in respect of UPC Common Stock or fail to be entitled to receive any dividend; (iv) except for the Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of FNB Common Stock, or any other capital stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; (v) adjust, split, combine, or reclassify any capital stock of any FNB company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FNB Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any FNB company (unless any such shares of stock are sold or otherwise transferred to another FNB company) or any assets having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; (vi) except for purchases of investment securities acquired in the ordinary course of business consistent with past practices, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to FNB, asset transfers, or purchase of any assets, in any person other than a wholly-owned FNB subsidiary, or otherwise acquire direct or indirect control over any person, with certain exceptions; (vii) grant any increase in compensation or benefits to the employees or officers of any FNB company, except in the ordinary course of business consistent with past practices as previously disclosed to UPC by FNB or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Agreement and previously disclosed to UPC by FNB; enter into or amend any severance agreements with officers of any FNB company; grant any material increase in fees or other increases in compensation or other benefits to directors of any FNB company or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of FNB); (viii) enter into or amend any employment contract between any FNB company and any person (unless such amendment is required by law) that the FNB company does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; (ix) adopt any new employee benefit plan of any FNB company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any FNB company other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distribution from such employee benefit plans, except as required by law or the terms of the plans, or in a manner consistent with past practices; (x) make any material change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles; (xi) commence any litigation other than in accordance with past practice or settle any litigation involving any liability of any FNB company for material money damages or restrictions upon the operations of any FNB company; or (xii) except in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material contract (excluding any loan contract) or waive, release, compromise, or assign any material rights or claims.

         FNB has also agreed that, except with respect to the Agreement, the Plan of Merger, and the transactions contemplated thereby, no FNB company or any representatives thereof shall directly or indirectly solicit any Acquisition Proposal or, except to the extent necessary to comply with the fiduciary duties of the FNB Board as advised by counsel, furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract with respect to, any Acquisition Proposal, but FNB may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. See "-- Limitation on Negotiations."

         The Agreement also provides that from the date of the Agreement until the earlier of the Effective Time or the termination of the Agreement, UPC covenants and agrees that it will (i) continue to conduct its business and the business of its subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of the UPC Common Stock and the business prospects of UPC and its subsidiaries and (ii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement or prevent the transactions contemplated by the Agreement, including the Merger, from qualifying for pooling-of-interests accounting treatment (unless the UPC Authorized Share Charter

Amendment is not approved by UPC's shareholders) or as a reorganization within the meaning of Section 368(a) of the Code (see "-- Certain Federal Income Tax Consequences of the Merger"), (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement, or (c) result in UPC entering into an agreement with respect to an Acquisition Proposal, with a third party which could be reasonably expected to result in the Merger not being consummated; provided, that the foregoing shall not prevent UPC or any UPC subsidiary from acquiring any other assets or businesses or from discontinuing or disposing of any of its assets or business if such action is, in the reasonable judgment of UPC, desirable in the conduct of the business of UPC and the UPC subsidiaries and would not, in the reasonable judgment of UPC, likely delay the Effective Time to a date subsequent to September 30, 1998.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         Consummation of the Merger will not alter the present Board of Directors or management team of UPC or UP Holding immediately after the Merger is consummated. The current officers and directors of First National Bank will continue to serve in their respective capacities on behalf of First National Bank. UP Holding, as sole shareholder of First National Bank at that time, may alter the composition of the Board of Directors of First National Bank. First National Bank would continue to be operated as a separate bank subsidiary of UP Holding until such time as it is merged with and into UPB, which is currently expected to occur prior to year-end 1998. At that time executive officers of First National Bank would most likely become regional officers of UPB and directors of First National Bank could be offered positions as advisory directors of UPB. Information concerning the management of UPC is included in the documents incorporated herein by reference. See "DOCUMENTS INCORPORATED BY REFERENCE." For additional information regarding the interests of certain persons in the Merger, see "-- Interests of Certain Persons in the Merger."

         UP Holding will be the surviving corporation resulting from the Merger and shall continue to be governed by the laws of the State of Tennessee and operate in accordance with its Charter and Bylaws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GENERAL. Certain members of FNB's management and the FNB Board may be deemed to have interests in the Merger that are in addition to their interests as shareholders of FNB generally. The FNB Board was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

         EMPLOYMENT AGREEMENTS. Mr. Robert M. Barrett, Mr. Travis Cosby III and Mr. Michael R. Morgan will be offered employment agreements with First National Bank after consummation of the Merger. The employment agreements will provide for a three year employment term which can be renewed automatically for one year at the end of the third year. The employment agreements will provide these executives with a base salary in an amount commensurate with salaries of similarly situated employees of UPC, and these executives will be entitled to participate in the various employee benefit plans offered by UPC. The employment agreements will provide that if the executive is terminated without cause anytime during the three year term, he will be paid an amount equal to the greater of (i) his base salary for the remainder of the term, or (ii) 6 months base salary. Furthermore, if the executive is terminated without cause within one year after a change in control of UPC, he would be paid an amount equal to the greater of (i) his base salary for the remainder of the term, or (ii) 12 months base salary. The employment agreements will also contain provisions prohibiting such executives from competing with First National Bank or UPC for one year after their termination of employment under certain conditions.

         RESTRICTED STOCK GRANTS. UPC has agreed to make restricted stock grants under UPC's 1992 Stock Incentive Plan for 4,000 shares of restricted UPC Common Stock to Mr. Robert M. Barrett and Mr. Travis Cosby, III and 2,000 shares to Mr. Michael R. Morgan upon consummation of the Merger. These UPC restricted stock grants would vest 25% on the date the Merger is consummated and on each of the first three anniversary dates of the Effective Time of the Merger, provided the recipient was still employed by UPC or one of its subsidiaries. The restricted stock grants would fully vest in the event of a change of control of UPC, should the recipient die, or should the recipient's employment be terminated other than for cause. Pursuant to UPC's 1992 Incentive Stock

Plan, shares of UPC Common Stock may be granted to an employee, at no cost to the employee, but they are subject to restrictions on the sale, transfer, exchange, hypothecation, pledge or other encumbrance of such shares of restricted stock, the right to vote such stock or the right to receive dividends on such stock. However, the recipient would retain the right to receive dividends on the vested portion of such stock and to vote the vested portion of such stock. The recipient would also be entitled to other rights of shareholders of UPC Common Stock (except as noted above) including the right to compensation for such shares in the event UPC is acquired.

         TERMINATION OF FNB PHANTOM STOCK PLAN. Immediately prior to the Effective Time, FNB will terminate its existing Phantom Stock Plan pursuant to which it has granted 2,000 "Performance Units" to each of Mr. Barrett and Mr. Cosby. As a result of the termination of such Phantom Stock Plan, Mr. Barrett would be paid approximately $356,540 and Mr. Cosby would be paid approximately $356,540.

         INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. The Agreement provides that UPC will, subject to the conditions set forth therein, indemnify the present and former directors, officers, employees, and agents of FNB and its subsidiaries against all Liabilities (as defined in the Agreement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Agreement) to the full extent permitted under Tennessee law, FNB's Charter and Bylaws, and any indemnity agreements previously entered into by FNB or any of its subsidiaries and any director, officer, employee, or agent of FNB or any of its subsidiaries. This provision of the Agreement is consistently included in UPC's standard form merger agreement and is not intended to broaden in any manner the scope of indemnification to which the present and former directors, officers, employees, and agents of FNB and its subsidiaries are entitled, but serves to ratify the legal obligations of FNB and its subsidiaries (to be assumed by UP Holding upon consummation of the Merger) to provide indemnification in accordance with Delaware law, FNB's Charter and Bylaws, and any indemnification agreements to which FNB or its subsidiaries is a party with an indemnified person. The indemnification provided under the provisions of such instruments will be subject to the same standards that are currently applicable for determining whether indemnified parties are entitled to indemnification under such instruments.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         THE FOLLOWING IS A SUMMARY OF THE MATERIAL ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO FNB SHAREHOLDERS WHO HOLD THEIR FNB COMMON STOCK AS A CAPITAL ASSET (GENERALLY, PROPERTY HELD FOR INVESTMENT). THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS AS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO FNB SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (INCLUDING, FOR EXAMPLE, FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, CORPORATIONS, HOLDERS WHO ACQUIRED FNB COMMON STOCK PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR RIGHT OR OTHERWISE AS COMPENSATION, AND HOLDERS WHO HOLD FNB COMMON STOCK AS PART OF A HEDGE, STRADDLE, OR CONVERSION TRANSACTION). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. FNB SHAREHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.



         As of the date of this Proxy Statement, Wyatt, Tarrant & Combs, counsel for UPC, had advised UPC that in their opinion:

         (a) FNB, UPC and UP Holdings will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

         (b) No gain or loss will be recognized by the FNB shareholders who exchange all of their FNB Common Stock solely for UPC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in UPC Common Stock);

         (c) The aggregate tax basis of the UPC Common Stock received by FNB shareholders who exchange all of their FNB Common Stock solely for UPC Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the FNB Common Stock surrendered in exchange therefor (reduced by any amount allocable to the fractional share interest in UPC Common Stock for which cash is received);

         (d) The holding period of UPC Common Stock received by FNB shareholders in the Merger will include the period during which the shares of FNB Common Stock surrendered in exchange therefor were held, provided that the FNB Common Stock was held as a capital asset at the Effective Time; and

         (e) Neither FNB, UPC nor UP Holding will recognize gain or loss as a consequence of the Merger.

         In addition, each party's obligation to consummate the Merger is conditioned upon the receipt by UPC of the opinion of Wyatt, Tarrant & Combs, counsel to UPC, and upon the receipt by FNB of the opinion of Balch & Bingham, LLP, counsel to FNB (collectively, the "Tax Opinions"), each dated the Effective Time, substantially to the foregoing effect. The conditions relating to the receipt of the Tax Opinions may be waived by both UPC and FNB. Neither UPC nor FNB currently intends to waive the conditions relating to the receipt of the Tax Opinions. If the conditions relating to the receipt of the Tax Opinions were waived and the material federal income tax consequences of the Merger were materially different from those summarized above, FNB would resolicit the approval of its shareholders prior to consummating the Merger. The tax opinion summarized above and the Tax Opinions to be delivered as of the Effective Time are, or will be, based on facts, representations and assumptions set forth or referred to in such opinions which are consistent with the state of facts existing at the Effective Time. In rendering the tax opinion summarized above and in rendering the Tax Opinions, counsel shall be entitled to require and to rely upon representations and covenants contained in certificates of officers of FNB, UPC, and others. The Tax Opinions do not address any state, local, or other tax consequences of the Merger. In addition, the Tax Opinions do not bind the Internal Revenue Service (the "IRS") nor preclude the IRS from adopting a contrary position.


         Based upon the current ruling position of the IRS, cash received by a holder of FNB Common Stock in lieu of a fractional share interest in UPC Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of FNB Common Stock allocable to such fractional share interest. Such gain or loss will constitute capital gain or loss if FNB Common Stock was held as a capital asset at the Effective Time, and will be a long-term capital gain or loss if the holding period for such shares was greater than one year at the Effective Time. Any capital gain recognized as a result of the Merger will be taxed at rates applicable to capital gains. The tax rate applicable to capital gains of an individual taxpayer varies depending on the taxpayer's holding period for such shares. Pursuant to recently enacted legislation, in the case of an individual, any such capital gain will be subject to a maximum federal income tax rate of (A) 20% if the holder's holding period in such stock was more than 18 months on the date of the Effective Time and (B) 28% if the holder's holding period was more than one year but not more than 18 months on the date of the Effective Time. The deductibility of capital losses is subject to limitations for both individuals and corporations.

         A Dissenting Shareholder will recognize gain or loss measured by the difference between the value received by such shareholder of his or her shares of FNB Common Stock and his or her tax basis in such stock.

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of FNB will be carried forward at their previously recorded amounts. Since the Merger is not considered material to UPC from a financial statement presentation standpoint, the operating results of FNB will be included in UPC's results from the Effective Time of the Merger forward.


         In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding FNB Common Stock must be exchanged for UPC Common Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which cannot be satisfied until after the Effective Time. In addition, it is a condition to closing that Price Waterhouse LLP deliver a letter to UPC to the effect the Merger will qualify for pooling-of-interests accounting treatment. UPC will not consummate the Merger if the pooling-of-interests accounting treatment is not available.


         For information concerning certain conditions to be imposed on the exchange of FNB Common Stock for UPC Common Stock in the Merger by affiliates of FNB and certain restrictions to be imposed on the transferability of the UPC Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "--Resales of UPC Common Stock."

EXPENSES AND FEES

         The Agreement provides that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of UPC and FNB will bear and pay the filing fees payable in connection with the Registration Statement and this Proxy Statement and the printing costs and certain other third-party costs in connection with the Registration Statement and this Proxy Statement based on the relative asset sizes of the parties at December 31, 1997.

RESALES OF UPC COMMON STOCK

         UPC Common Stock to be issued to shareholders of FNB in connection with the Merger will be registered under the Securities Act. All shares of UPC Common Stock received by holders of FNB Common Stock and all shares of UPC Common Stock issued and outstanding immediately prior to the Effective Time will be freely transferable upon consummation of the Merger by those shareholders of FNB not deemed to be "Affiliates" of FNB or UPC. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with FNB or UPC at the time of the Special Meeting (generally, executive officers, directors, and 10% or greater shareholders).

         Rule 145 promulgated under the Securities Act restricts the sale of UPC Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Under the rule, during the one year period following the Effective Time, Affiliates of FNB or UPC may resell publicly the UPC Common Stock received by them in the Merger within certain limitations as to the amount of UPC Common Stock sold in any three-month period and as to the manner of sale. After the one-year period, such Affiliates of FNB who are not Affiliates of UPC may resell their shares without restriction. The ability of Affiliates to resell shares of UPC Common Stock received in the Merger under Rule 145 will be subject to UPC having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell UPC Common Stock received in the Merger. Affiliates also would be permitted to resell UPC Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement does not cover any resales of UPC Common Stock received by persons who may be deemed to be Affiliates of FNB or UPC.

         FNB has agreed to use its reasonable efforts to cause each person who may be deemed to be an Affiliate of FNB to execute and deliver to UPC not later than 30 days prior to the Effective Time, an agreement (each, an "Affiliate Agreement") providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any FNB Common Stock held by such Affiliate except as contemplated by the Agreement or the Affiliate Agreement, and will not sell, pledge, transfer or otherwise dispose of any UPC Common Stock received by such Affiliate upon consummation of the Merger (i) except in compliance with the Securities Act and the rules and regulations thereunder and
(ii) until such time as financial results covering 30 days of combined operations of UPC and FNB have been published. Shares of UPC Common Stock issued to such Affiliates of FNB in exchange for shares of FNB Common Stock will not be transferable until such time as financial results covering at least 30 days of combined operations of UPC and FNB have been published, regardless of whether each such Affiliate has provided an Affiliate Agreement (and UPC shall be entitled to place restrictive legends upon certificates for shares of UPC Common Stock issued to Affiliates of FNB). Certificates representing shares of FNB Common Stock surrendered for exchange by any person who is an Affiliate of FNB for purposes of Rule 145(c) under the Securities Act shall be exchanged for certificates representing shares of UPC Common Stock as described under "--Distribution of UPC Stock Certificates," with the certificate representing such shares of UPC Common Stock containing a legend summarizing the foregoing restrictions. Prior to publication of such results, UPC will not transfer on its books any shares of UPC Common Stock received by an Affiliate pursuant to the Merger. See "-- Conditions to Consummation of the Merger."


                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         As a result of the Merger, holders of FNB Common Stock will be exchanging their shares of a Delaware corporation governed by the DGCL and FNB's Charter and Bylaws, for shares of UPC, a Tennessee corporation governed by the TBCA and UPC's Charter and Bylaws. Certain significant differences exist between the rights of FNB shareholders and those of UPC shareholders. In particular, UPC's Charter and Bylaws contain several provisions that may be deemed to have an anti-takeover effect in that they could impede or prevent an acquisition of UPC unless the potential acquirer has obtained the approval of the UPC Board. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the DGCL and the TBCA as well as to UPC's Charter and Bylaws and FNB's Charter and Bylaws.

ANTI-TAKEOVER PROVISIONS GENERALLY

         The provisions of UPC's Charter and Bylaws described below under the headings, "-- Authorized Capital Stock," "-- Amendment of Charter and Bylaws," "-- Classified Board of Directors and Absence of Cumulative Voting," "-- Director Removal and Vacancies," "-- Limitations on Director Liability," "-- Indemnification," "-- Special Meeting of Shareholders," "-- Actions by Shareholders Without a Meeting," "-- Shareholder Nominations and Proposals" and "-- Business Combinations" are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist the UPC Board in playing a role if any group or person attempts to acquire control of UPC, so that the UPC Board can further protect the interests of UPC and its shareholders as appropriate under the circumstances, including, if the UPC Board determines that a sale of control is in the best interests of UPC's shareholders, by enhancing the UPC Board's ability to maximize the value to be received by the shareholders upon such a sale.

         Although UPC's management believes the Protective Provisions are, therefore, beneficial to UPC's shareholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, UPC may be able to avoid those expenditures of time and money.

         The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of UPC Common Stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of UPC Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of UPC through replacing the

Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for UPC's shareholders to replace the Board of Directors or management, even if a majority of the shareholders believe such replacement is in the best interests of UPC. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK


         UPC. UPC's Charter currently authorizes the issuance of up to (i) 300,000,000 shares of UPC Common Stock, of which 84,970,899 shares were outstanding as of May 31, 1998, and (ii) 10,000,000 shares of no par value preferred stock ("UPC Preferred Stock" and, together with the UPC Common Stock, "UPC Capital Stock"), of which no shares of UPC Series A Preferred Stock, and 1,156,231 shares of UPC Series E Preferred Stock were issued and outstanding as of May 31, 1998. At the 1998 annual meeting of the shareholders of UPC, the UPC shareholders approved an amendment to the UPC Charter to increase the number of authorized shares of UPC Common Stock from 100,000,000 to 300,000,000 shares.


         The UPC Board may authorize the issuance of additional authorized shares of UPC Common Stock without further action by UPC's shareholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which UPC Common Stock may be listed.

         With certain exceptions, the UPC Board may issue, without any further action by the shareholders, shares of UPC Preferred Stock, in one or more classes or series, with such voting, conversion, dividend, and liquidation rights specified in UPC's Charter. In providing for the issuance of such shares, the UPC Board may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of UPC Capital Stock, the voting powers if any of such series, and any other preferences, privileges, and powers of such series.

         In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of UPC, the holders of any series of UPC Preferred Stock will have priority over holders of UPC Common Stock.

         The authority to issue additional authorized shares of UPC Common Stock or UPC Preferred Stock provides UPC with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of UPC Common Stock and UPC Preferred Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of UPC. In addition, the sale of a substantial number of shares of UPC voting stock to persons who have an understanding with UPC concerning the voting of such shares, or the distribution or declaration of a dividend of shares of UPC voting stock (or the right to receive UPC voting stock) to UPC shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of UPC.

         In 1989, the UPC Board adopted a Share Purchase Rights Plan ("Preferred Share Rights Plan") and distributed a dividend of one Preferred Share Unit Purchase Right ("Preferred Share Right") for each outstanding share of UPC Common Stock. In addition, under the Preferred Share Rights Plan, one Preferred Share Right is to be automatically, and without further action by UPC, distributed in respect to each share of UPC Common Stock issued after adoption of the Preferred Share Rights Plan. The Preferred Share Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each shareholder on a fair and equal basis. Each Preferred Share Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Preferred Share Rights would separate from UPC Common Stock and each holder of a Preferred Share Right (other than the potential acquirer) would be entitled to purchase certain equity securities of UPC at prices below their market value. UPC has authorized 750,000 shares of Series A Preferred Stock for issuance under the Preferred Share Rights Plan and no shares have been issued as of the date of this Proxy Statement. Until a Preferred Share Right is exercised, the holder thereof, as such, has no rights of a shareholder of UPC, including the right to vote or receive dividends.

         FNB. FNB's Charter authorizes the issuance of up to 200,000 shares of Common Stock, par value $1.00 per share, of which 200,000 shares were issued and outstanding as of the Record Date. These are the only voting securities of FNB authorized to be issued.

AMENDMENT OF CHARTER AND BYLAWS

         UPC. The Charter of UPC provides that amendments thereto may be adopted in any manner permitted by the TBCA. The TBCA provides that a corporation's charter may be amended by a majority of votes entitled to be cast on the amendment, subject to any condition the Board of Directors may place on its submission of the amendment to the shareholders. The UPC Charter requires a vote of two-thirds or more of the shares of capital stock entitled to vote in an election of directors to amend the articles of the Charter governing directors and to remove a director from office whether with or without cause. A two-thirds vote is also required to amend, alter, or repeal the article of the Charter relating to business combinations.

         The UPC Board may adopt, amend, or repeal the Bylaws by a majority vote of the entire Board of Directors. The Bylaws may also be amended or repealed by action of UPC's shareholders.

         UPC's Charter provides that all corporate powers of UPC shall be exercised by the Board of Directors except as otherwise provided by law. The Board of Directors may designate an executive committee consisting of five or more directors and may authorize such committee to exercise all of the authority of the Board of Directors, including the authority to adopt, amend and repeal the Bylaws, to submit any action to the shareholders, to fill vacancies on the Board of Directors or any committee, to declare dividends or other corporate distributions, and to issue or reissue any capital stock or any warrant, right or option to acquire capital stock of the corporation.

         FNB. Under the DGCL generally, any amendment, repeal, exchange, or alteration of any of the provisions of the Charter requires the affirmative vote of not less than a majority of the outstanding shares of FNB Common Stock. Under FNB's Charter, however, amendments relating to provisions in the Charter addressing election, classification and removal of directors, director vacancies, director nominations, director decisions on business combinations and the call of special meetings of stockholders require the affirmative votes of
(1) two-thirds of the whole Board of Directors and two-thirds of the Continuing Board of Directors and (2) 75 percent of the outstanding shares of FNB Common Stock and an Independent Majority of Shareholders. For definitions used in the foregoing clauses (1) and (2), see the terms described below at "Business Combinations - FNB."

         The power to amend, alter or repeal FNB's Bylaws, and to adopt new Bylaws, is vested in FNB's shareholders. The Bylaws generally may be amended by a majority vote of the shareholders.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

         UPC. The Charter of UPC provides that the UPC Board is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of UPC's having a classified Board of Directors is that only approximately one-third of the members of the Board are elected each year, which effectively requires two annual meetings for UPC's shareholders to change a majority of the members of the Board. The purpose of dividing the UPC Board into classes is to facilitate continuity and stability of leadership of UPC by ensuring that experienced personnel familiar with UPC will be represented on the UPC Board at all times, and to permit UPC's management to plan for the future for a reasonable amount of time. However, by potentially delaying the time within which an acquirer could obtain working control of the UPC Board, this provision may discourage some potential mergers, tender offers, or takeover attempts.

         Pursuant to the Charter of UPC, each shareholder is entitled to one vote for each share of UPC Common Stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The shareholder has the right to distribute all of his votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate. Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it may be possible for minority shareholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of UPC Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining UPC voting capital stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting thus could make it more difficult for a shareholder who acquires less than a majority of the shares of UPC Common Stock to obtain representation on the UPC Board.

         FNB. FNB's Charter also provides for a classified Board of Directors of 12 members, unless the number is changed in accordance with procedures specified in the Charter. Each director serves for a term of three years and approximately one-third of the Board is elected annually. There is no cumulative voting in the election of directors.

DIRECTOR REMOVAL AND VACANCIES

         UPC. UPC's Charter provides that a director may be removed by the shareholders only upon the affirmative vote of the holders of at least two-thirds of the voting power of all shares of capital stock entitled to vote generally in the election of directors. The purpose of this provision is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. Accordingly, the provision may have the effect of impeding efforts to gain control of the Board of Directors by anyone who obtains a controlling interest in UPC Common Stock. Vacancies on the Board of Directors may be filled by the Board of Directors or shareholders, as provided under the UPC Bylaws and the TBCA. The term of a director appointed to fill a vacancy expires at the next meeting of shareholders at which directors are elected.

         FNB. FNB's Charter provides that the affirmative vote of not less than 75 percent of the holders of the outstanding Common Stock and an Independent Majority of Shareholders (as defined below at "Business Combinations - FNB") is required to remove a director, or the entire board, with or without cause. Vacancies on the Board may be filled by the vote of at least two-third's of the Whole Board of Directors (as defined below at "Business Combinations - FNB") and a majority of the Continuing Directors (as defined below at "Business Combinations - FNB"). The term of a director appointed to fill a vacancy expires at the expiration of the term to which the predecessor director was elected.

LIMITATIONS ON DIRECTOR LIABILITY

         UPC. UPC's Charter does not address the issue of director liability to the corporation.

         FNB. FNB's Charter provides that FNB's Board of Directors, when evaluating any offer by another person to make a tender or exchange offer for any voting shares, securities or evidences of indebtedness of FNB or to enter into a business combination, or to engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, in addition to considering the adequacy of the consideration, shall consider what is in the best interests of FNB and its shareholders, giving due consideration to all relevant factors, including, without limit, the social and economic effects of the proposed transaction on the depositors, officers, employees, suppliers, customers and other constituents of FNB and its subsidiaries and on the communities in which FNB and its subsidiaries operate or are located; the business condition, earnings prospects and reputation of the other person; the Board of Directors' evaluation of the then value of FNB in a freely negotiated sale; and FNB's future prospects as an independent entity.

INDEMNIFICATION

         UPC. Under the TBCA, subject to certain exceptions, a Tennessee corporation may indemnify an individual made a party to a proceeding, because he or she is or was a director, against liability incurred in the proceeding if (i) he or she conducted himself or herself in good faith; (ii) he or she reasonably believed (a) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation, and (b) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful (the "Standard of Conduct"). Moreover, unless limited by its charter of incorporation, a Tennessee corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of a written affirmation by the director of his or her good faith belief that he or she has met the Standard of Conduct, a written undertaking by or on behalf of a director to repay such amount if it shall ultimately be determined that he or she is entitled to be indemnified by the corporation against such expenses and a determination is made that the facts known to those making the determination would preclude indemnification. Before any such indemnification is made, it must be determined that such indemnification would not be precluded by the TBCA.

         A director of a Tennessee corporation may also apply for court-ordered indemnification under certain circumstances. Unless a Tennessee corporation's charter of incorporation provides otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; (ii) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director; and (iii) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter of incorporation, bylaws, general or specific action of its board of directors, or contract.

         UPC's Charter and Bylaws provide for the indemnification of its directors and officers, to the fullest extent permitted by Tennessee law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling UPC pursuant to the foregoing provisions, UPC has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         FNB. Section 145 of the DGCL contains detailed and comprehensive provisions providing for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlement in connection with litigation. Under the DGCL, other than an action brought by or in the right of FNB, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of FNB, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of FNB, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of such action if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of FNB, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to FNB unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         To the extent that the proposed indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding (or any claim, issue or matter therein) he or she must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         FNB's Charter contains indemnification provisions consistent with
Section 145 of the DGCL. See "DESCRIPTION OF TRANSACTION- Interests of Certain Persons in the Merger - Indemnification; Directors and Officers Insurance."

SPECIAL MEETINGS OF SHAREHOLDERS

         UPC. UPC's Bylaws provide that special meetings of shareholders may be called, unless otherwise prescribed by law, for any purpose or purposes whatever at any time by the Chairman of the Board, the President, the Secretary, or the holders of not less than one-tenth of the shares entitled to vote at such meeting.

         FNB. FNB's Charter and Bylaws provide that special meetings of shareholders may be called for any purpose at any time by a vote of the majority of Board of Directors of FNB then in office, the President, or by the written request of shareholders having the right to vote, in the aggregate, not less than one-tenth of FNB's Common Stock.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

         UPC. UPC's Charter and Bylaws provide that any action required or permitted to be taken by UPC shareholders at a duly called meeting of shareholders may be effected by the unanimous written consent of the shareholders entitled to vote on such action.

         FNB. FNB's Charter states that any action required or permitted to be taken by the shareholders may be taken without a meeting, without prior notice, and without a vote, if a written consent to such action is signed by the holders of all of the outstanding shares of Common Stock.

SHAREHOLDER NOMINATIONS AND PROPOSALS

         UPC. UPC's Charter and Bylaws do not address whether a shareholder may nominate members of the Board of Directors.

         Holders of UPC Common Stock are entitled to submit proposals to be presented at an annual meeting of shareholders. UPC's Bylaws provide that any proposal of a shareholder which is to be presented at any annual meeting of shareholders shall be sent so as to be received by UPC not less than 120 days in advance of the date of the proxy statement issued in connection with the previous years annual meeting.

         FNB. FNB's Charter generally provides that any shareholder of FNB entitled to vote for the election of directors may nominate persons for election to the Board of Directors. The shareholder must provide written notice of such nomination to the Secretary of FNB not less than 30 days but not more than 60 days prior to the date of the meeting at which the election of directors is to be held. The shareholder's notice must set forth certain biographical information relating to the person whom the shareholder proposes to nominate, and the shareholder making the nomination must be present at the shareholder meeting, in person or by proxy.

BUSINESS COMBINATIONS

         UPC. UPC's Charter requires the affirmative vote of the holders of two-thirds or more of the outstanding UPC Common Stock for approval of a merger, consolidation, or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC. A two-thirds vote is not required for any merger or consolidation of UPC with or into any corporation or entity of which a majority of the outstanding shares of all classes of capital stock entitled to vote in the election of directors is owned by UPC or any UPC company.

         The requirement of a supermajority vote of shareholders to approve certain business transactions, as described above, may discourage a change in control of UPC by allowing a minority of UPC's shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the Board of Directors could cause a two-thirds vote to be required to approve a transaction thereby enabling management to retain control over the affairs of UPC and their positions with UPC. The primary purpose of the supermajority vote requirement, however, is to encourage negotiations with UPC's management by groups or corporations interested in acquiring control of UPC and to reduce the danger of a forced merger or sale of assets.

         As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which impose certain restrictions on business combinations, including, but not limited to, combinations with interested shareholders similar to those described above.

         The TBCA generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "interested shareholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an interested shareholder, unless the business combination or the transaction pursuant to which the interested shareholder became such was approved by the UPC Board before the interested shareholder became such, and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws. The TBCA also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

         The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") generally provides that any person or group of persons that acquires the power to vote more than specified levels (one-fifth, one-third, or a majority) of the shares of certain Tennessee corporations will not have the right to vote such shares unless granted voting rights by the holders of a majority of the votes entitled to be cast, excluding "interested shares." Interested shares are those shares held by the acquiring person, officers of the corporation, and employees of the corporation who are also directors of the corporation. If approval of voting power for the shares is obtained at one of the specified levels, additional shareholder approval is required when a shareholder seeks to acquire the power to vote shares at the next level. In the absence of such approval, the additional shares acquired by the shareholder may not be voted until they are transferred to another person in a transaction other than a control share acquisition. The Tennessee CSAA applies only to those Tennessee corporations whose charters or bylaws contain an express declaration that control share acquisitions in respect of the shares of such corporations are governed by and subject to the provisions of such act. UPC's Charter and Bylaws do not currently contain such an express declaration.

         The Tennessee Greenmail Act ("Tennessee GA") prohibits a Tennessee corporation having a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price of such shares during the 30 trading days preceding the purchase or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

         The TBCA provides that no Tennessee corporation having any class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act or any of its officers or directors may be held liable at law or in equity for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder's share acquisition date, or for seeking to enforce or implement the provisions of the TBCA or the Tennessee CSAA, or for failing to adopt or recommend any charter or bylaw amendment or provision in respect of any one or more of these acts or the Tennessee GA, or for opposing any merger, exchange, tender offer, or significant disposition of the assets of the resident domestic corporation or any subsidiary of such corporation because of a good faith belief that such merger, exchange, tender offer, or significant disposition of assets would adversely affect the corporation's employees, customers, suppliers, the communities in which the corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the corporation's charter in connection with the merger, exchange, tender offer or significant disposition of assets.

         The acts described above along with the provisions of UPC's Charter regarding business combinations might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than 66-2/3% of the outstanding shares of UPC Common Stock, the acquiror would not thereby obtain the ability to replace a majority of the UPC Board until at least the second annual meeting of shareholders following the acquisition, and furthermore the acquiror would not obtain the ability immediately to effect a merger, consolidation, or other similar business combination unless the described conditions were met.

         As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's shareholders to replace the UPC Board or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board and management.

         FNB. Under FNB's Charter, certain "Business Combinations" of FNB with a "Related Person" may only be undertaken with the affirmative vote of at least 75% of the outstanding shares of voting stock, plus the affirmative vote of an Independent Majority of Shareholders, not counting shares owned by the Related Person, unless the Business Combination is approved either (A) by a two-third's vote of the Whole Board of Directors at any time at which the person involved was not a Related Person or (B) two-third's of the continuing directors and 75 percent of the Whole Board of Directors at any time after the person involved became a Related Person.

         A "Related Person" is a person, or group, who owns or acquires 5 percent or more of the outstanding shares of FNB Common Stock.

         A "Continuing Director" is a director who was a member of the Board of Directors immediately prior to the time a person acquired Beneficial Ownership of more than 10 percent of FNB's Common Stock.

         "Independent Majority of Shareholders" means the holders of a majority of the outstanding shares of Common Stock that are not Beneficially Owned by a Related Person.

         "Whole Board of Directors" means the total number of directors which FNB would have if there were no vacancies.

         A "Business Combination" is, among other things, a merger, sale of assets, reclassification or reorganization between FNB or any of its subsidiaries and a Related Person or any person or corporation controlled by a Related Person.

         "Beneficial Owner" means shares over which a person has voting or investment power or the right to acquire voting or investment power pursuant to any option, agreement or otherwise.

         These provisions may not be amended without the affirmative vote of the holders of (1) two-thirds of the Whole Board of Directors and two-thirds of the Continuing Board of Directors and (2) 75 percent of FNB's voting stock and an Independent Majority of Shareholders.

         If a proposed Business Combination is approved by FNB's Board of Directors, by a two-thirds vote, prior to the time the party to the transaction becomes a Related Person, then the transaction requires the approval of at least a majority of the shares of FNB Common Stock outstanding.

         Subject to some exceptions, the DGCL prohibits FNB from entering into certain "business combinations" (as defined in the DGCL) involving persons beneficially owning 15% or more of the outstanding Common Stock of FNB (or who is an affiliate of FNB and has over the past three years beneficially owned 15% or more of such stock) (either, for the purpose of this paragraph, an "Interested Stockholder"), unless FNB's Board of Directors has approved either
(i) the business combination, or (ii) prior to the stock acquisition by which such person's beneficial ownership interest reached 15% (a "Stock Acquisition"), the Stock Acquisition. The prohibition lasts for three years from the date of the Stock Acquisition. Notwithstanding the preceding, Delaware law allows FNB to enter into a business combination with an Interested Stockholder if (i) the business combination is approved by FNB's Board of Directors and authorized by an affirmative vote of at least 66 2/3% of the outstanding voting stock of FNB which is not owned by the Interested Stockholder or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, such stockholder owned at least 85% of the outstanding stock of FNB (excluding stock held by officers and directors of FNB or by certain FNB stock plans).

LIMITATIONS ON ABILITY TO VOTE STOCK

         UPC. UPC's Charter and Bylaws do not contain any provision restricting a shareholder's ability to vote shares of UPC voting stock.

         FNB. FNB's Charter and Bylaws also do not contain any provision restricting a shareholder's ability to vote shares of Common Stock, except as set forth above at "Business Combinations" regarding approval of certain Business Combinations and at "Amendment of Charter and Bylaws" and "Business Combinations" regarding amendment of the Charter.

DISSENTERS' RIGHTS OF APPRAISAL

         UPC. Under the TBCA, a shareholder is generally entitled to dissent from a corporate action, and obtain payment of the fair value of his or her shares in the event of: (i) consummation of a plan of merger to which the corporation is a party, unless shareholder approval is not required by the TBCA;
(ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of substantially all of the corporation's property other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or to a plan by which substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale; (iv) an amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it (a) alters or abolishes a preferential right of the shares, (b) creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares, (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities, (d) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights, or (e) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under the TBCA; or
(v) any corporate action taken pursuant to a shareholder vote, to the extent the charter, bylaws, or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares. UPC's Charter and Bylaws do not provide for any such additional dissenters' rights.

         FNB. Under the DGCL, a stockholder has the right, in certain circumstances, to dissent from certain corporate transactions and receive the fair value of his or her shares in cash in lieu of the consideration he or she otherwise would have received in the transaction. For this purpose, "fair value" may be determined by all generally accepted techniques of valuation used in the financial community, excluding any element of value arising from the accomplishment or expectation of the transaction, but including elements of future value that are known or susceptible of proof. Such fair value is determined by the Delaware Court of Chancery if a petition for appraisal is timely filed. Appraisal rights are not available however to stockholders of a corporation (i) if the shares are listed on a national securities exchange or quoted on the NASDAQ National Market System, or held of record by more than 2,000 stockholders, and (ii) stockholders are permitted by the terms of the merger or consolidation to accept in exchange for their shares (a) shares of stock of the surviving or resulting corporation, (b) shares of stock of another corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of such stock, or
(d) any combination thereof. Stockholders are not permitted appraisal rights in a merger if such corporation is the surviving corporation and no vote of its stockholders is required. FNB's Charter and Bylaws do not provide for any additional dissenters' rights. Dissenters' rights are available to the FNB shareholders in the Merger. See "DESCRIPTION OF TRANSACTION - Dissenters' Rights."

SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         UPC. The TBCA provides that a shareholder of a Tennessee corporation may inspect and copy books and records during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareholder desires to inspect.

         FNB. The DGCL similarly provides that a shareholder may inspect certain books and records if he or she gives the corporation written demand stating the purpose of the inspection at least five business days before the date he or she wishes to inspect the books and records. Under certain instances, the demand must be made in good faith and for a proper purpose and the records he or she desires to inspect must be reasonably related to the stated purpose of such holder's inspection.

DIVIDENDS

         UPC. UPC's ability to pay dividends on UPC Capital Stock is governed by Tennessee corporate law. Under Tennessee corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

         There are various statutory limitations on the ability of the FNB and UPC banking subsidiaries to pay dividends to FNB and UPC, as the case may be. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

         FNB. The DGCL provides that, subject to any restrictions in the corporation's certificate of incorporation, and other customary restrictions similar to those contained in the TBCA, a Delaware corporation may make distributions to its shareholders. Substantially all of the funds available for the payment of dividends by FNB are derived from its subsidiary depository institution, First National Bank. There are various statutory limitations on the ability of First National Bank to pay dividends to FNB.


                     COMPARATIVE MARKET PRICES AND DIVIDENDS

         UPC Common Stock is traded on the NYSE under the symbol "UPC." FNB Common Stock is not traded on any exchange or quoted on any market system. The shares of FNB Common Stock are not actively traded, and such trading activity, as it occurs, takes place in privately negotiated transactions. Management of FNB is aware of certain transactions in shares of Common Stock of FNB that have occurred since January 1, 1996, although the prices of all stock transactions are not known. During that time, management of FNB is aware that approximately 685 shares have changed hands in privately negotiated sales at prices ranging from $114 to $130 per share. The most recent sale of which management is aware took place on November 17, 1997 when 8 shares were sold at $130 per share.

         Dividends, when paid by FNB, are normaly paid in January, April, July and October for the previous quarter. During 1996, FNB paid quarterly cash dividends of $2.00 per share. In 1997 the dividend increased to $2.25 per share per quarter. FNB paid cash dividends of $2.25 per share for the first quarter of 1998, as permitted under the Agreement.

         The following table sets forth, for the indicated periods, the high and low closing sale prices for the UPC Common Stock as reported by the NYSE, and the cash dividends declared per share of UPC Common Stock and

FNB Common Stock for the indicated periods. The stock prices do not include retail mark-ups, mark-downs or commissions.



                                                                 UPC
                                                  -----------------------------------
                                                                             Cash
                                                                            Dividends
                                                      Price Range           Declared
                                                  ----------------------      Per
                                                   High          Low         Share
                                                  --------     ---------    ---------
----------------------------------
1998
----------------------------------
 First Quarter ....................               $  67.31     $  58.38           .50
 Second Quarter
 (through June 1, 1998) ...........                  62.56        57.25           .50
                                                                            ---------
 Total ............................                                         $    1.00
                                                                            =========
----------------------------------
1997
----------------------------------

 First Quarter ....................               $  47.75     $  38.38     $   0.320
 Second Quarter ...................                  52.13        41.25          .375
 Third Quarter ....................                  56.50        49.25          .400
 Fourth Quarter ...................                  67.88        57.00          .400
                                                                            ---------
 Total ............................                                         $   1.495
                                                                            =========

1996
----------------------------------
  First Quarter ...................               $  31.75     $  29.00     $    0.27
  Second Quarter ..................                  31.25        29.63          0.27
  Third Quarter ...................                  36.25        28.63          0.27
  Fourth Quarter ..................                  41.38        34.63          0.27
                                                                            ---------
  Total ...........................                                         $    1.08
                                                                            =========



         On June__, 1998, the last sale price of UPC Common Stock as reported on the NYSE was $_______ per share. On December 30, 1997, the last business day prior to public announcement of the Merger, the last sale price of the UPC Common Stock as reported by the NYSE was $66.68.


         The holders of UPC Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Although UPC currently intends to continue to pay quarterly cash dividends on the UPC Common Stock, there can be no assurance that UPC's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the UPC Board's consideration of other relevant factors. The Agreement provides that FNB may not declare and pay cash dividends, other than regular quarterly cash dividends, on the shares of FNB Common Stock in an amount not to exceed $2.25 per share prior to the Effective Time or the termination of the Agreement. There is no assurance that FNB will pay any dividends at any time, or if it does, the amount of dividends it would declare.

         UPC and FNB are each legal entities separate and distinct from their subsidiaries and their revenues depend in significant part on the payment of dividends from their subsidiary depository institutions. UPC's and FNB's subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

                                 BUSINESS OF UPC

GENERAL


         UPC, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of March 31, 1998, UPC had total consolidated assets of approximately $18.4 billion, total consolidated loans of approximately $12.7 billion, total consolidated deposits of approximately $13.6 billion, and total consolidated shareholders' equity of approximately $1.8 billion.

         UPC conducts its business activities through its principal bank subsidiary, the $15.7 billion asset Union Planters Bank, founded in 1869, headquartered in Memphis, Tennessee, with branches in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky. UPC also had, as of March 31, 1998, six other financial institution subsidiaries, the largest of which being Union Planters Bank of Florida, Miami, Florida, which had total consolidated assets as of March 31, 1998 of approximately $2.2 billion. UPC undertook a corporate reorganization plan in the fourth quarter of 1997, the primary purpose of which was to consolidate substantially all of its bank subsidiaries into UPB. This corporate reorganization was completed January 1, 1998. It is likely that UPC will continue to consolidate its various bank subsidiaries into UPB in the future, to the extent allowed by law. Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates and maintains approximately 518 banking offices and 676 ATMs. UPC's total deposits at March 31, 1998 are allocable by state to its banking offices (before consolidating adjustments) approximately as follows: $6.7 billion in Tennessee; $2.9 billion in Mississippi; $1.3 billion in Florida; $1.2 billion in Missouri; $596 million in Arkansas; $598 million in Louisiana; $412 million in Alabama; and $103 million in Kentucky.

         Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business. UPC completed three acquisitions in 1995, seven in 1996, and six in 1997, adding approximately $1.3 billion in total assets in 1995, $4.2 billion in 1996 and $3.6 billion in 1997. Through June 1, 1998, UPC has completed the acquisitions of two financial institutions with approximately $520 million in aggregate total assets as of March 31, 1998 (the "Recently Completed Acquisitions"). UPC is currently a party to definitive agreements to acquire ten financial institutions, in addition to FNB, and the proposed purchase of 24 branch locations and assumption of $1.5 billion of deposits of California Federal Bank, a Federal Savings Bank, located in Florida (the "CalFed Branch Purchase") (collectively, the "Other Pending Acquisitions"). The Other Pending Acquisitions had aggregate total assets of approximately $12.9 billion at March 31, 1998. Collectively the Recently Completed Acquisitions and the Other Pending Acquisitions are referred to herein as the "Other Acquisitions." The largest of the Other Pending Acquisitions is UPC's proposed acquisition of Magna Group, Inc., ("MGR"), St Louis, Missouri, which had total consolidated assets of approximately $7.3 billion at March 31, 1998. On May 1, 1998, MGR consummated the acquisition of Charter, Inc., and its subsidiary, Charter Bank, S.B. (the "Charter Acquisition"). Charter is located in Sparta, Illinois and at the time of consummation had total assets of approximately $406 million, total deposits of approximately $309 million, and total stockholders' equity of approximately $67 million. The Charter Acquisition was accounted for as a purchase. For purposes of this Proxy Statement, including the historical and equivalent pro forma data, the terms "Other Acquisitions" and "Other Pending Acquisitions" include the Charter Acquisition. For information with respect to these Other Acquisitions, see "-- Recent Developments" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION." For a discussion of UPC's acquisition program, see the caption "Acquisitions" (on page 10) in UPC's Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in such Annual Report to Shareholders. UPC's Annual Report to Shareholders is included as Exhibit 13 to the UPC 1997 Form 10-K and Exhibit 13 is incorporated by reference herein to the extent indicated herein.


         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions and other entities engaged in lines of business permissible for banks and bank holding companies. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC capital stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a description of the acquisitions in addition to the Merger which are currently pending, see "-- Recent Developments."

         The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to UPC and its subsidiary is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

RECENT DEVELOPMENTS

         RECENTLY COMPLETED ACQUISITIONS. Since December 31, 1997, UPC has completed the acquisitions of two institutions (the "Recently Completed Acquisitions").



                                                            Asset Size
                            Institution                    (In Millions)       Type of Consideration
           --------------------------------------------   -------------        ---------------------
           Sho-Me Financial Corp, Mt. Vernon, Missouri,   $     374               1,153,459 shares
              and its subsidiary, 1st Savings  Bank,                             of UPC Common Stock
              f.s.b., Mt. Vernon, Missouri.
           Security Bancshares,  Inc., Des Arc, Arkansas        146                490,821 shares
              and its subsidiaries, Farmers & Merchants         ---              of UPC Common Stock
              Bank, Des Arc, Arkansas and Merchants  &
              Farmers Bank, West Helena, Arkansas.
           TOTAL                                          $     520
                                                                ===



         OTHER PENDING ACQUISITIONS. UPC has entered into definitive agreements to acquire the following financial institutions in addition to FNB (collectively, the "Other Pending Acquisitions" and, together with the Recently Completed Acquisitions, the "Other Acquisitions") which UPC's management considers probable of consummation and which are expected to close in 1998. For purposes of this Proxy Statement, including the pro forma financial information included herein, the term "Other Pending Acquisitions" includes the Charter Acquisition.


                                                     Asset Size                                      Projected
                      Institution                  (In Millions)(1) Type of Consideration(s)       Closing Date
      -------------------------------------------  ---------------  ------------------------       -------------
      Magna Group, Inc., St. Louis Missouri, and       $7,657        Approximately 35.4 million      3rd Quarter
      its subsidiaries, including Magna Bank,                        shares of UPC Common Stock         1998
      N.A., St. Louis, Missouri (3)

      Peoples First Corporation, Paducah, Kentucky      1,493        Approximately 6,338,000         3rd Quarter
      and its subsidiaries, including Peoples First                  shares of UPC Common Stock         1998
      National Bank, Paducah, Kentucky

      Purchase  of 24 branches  and $1.5  billion       1,465        $110 million deposit premium    3rd Quarter
      of deposits of  California  Federal Bank in                    in cash                            1998
      Florida ("CalFed Branch Purchase").

      AMBANC Corp., Vincesses, Indiana, and its           734        Approximately 3,398,000         3rd Quarter
      subsidiaries, AMBANC Illinois, N.A.,                           shares of UPC Common Stock         1998
      AMBANC Indiana, and American National
      Realty Corp.

      Merchants Bancshares, Inc., Houston,                552        Approximately 2,000,000         3rd Quarter
      Texas, and its subsidiary, Merchants Bank,                     shares of UPC Common Stock         1998
      Houston, Texas

      Transflorida Bank, Boca Raton, Florida              318        Approximately 1,655,000         3rd Quarter
                                                                     shares of UPC Common stock         1998

      CB & T, Inc., McMinnville, Tennessee, and           271        Approximately 1,450,000         3rd Quarter
      its subsidiary,  City Bank & Trust Company,                    shares of UPC Common Stock         1998
      McMinnville, Tennessee

      Capital Savings Bancorp, Inc., Jefferson            232        Approximately 801,000           3rd Quarter
      City, Missouri, and its subsidiary,                            shares of UPC Common Stock         1998
      Capital Savings Bank, FSB, Jefferson City,
      Missouri

      Alvin Bancshares, Inc., Alvin, Texas, and           121        Approximately 425,000 shares    3rd Quarter
      its subsidiary, Alvin State Bank, Alvin,                       of UPC Common Stock                1998
      Texas

      First Community Bancshares, Inc.,                    41        Approximately 129,000 shares    3rd Quarter
      Middleton, TN, and its subsidiary, Bank of                     of UPC Common Stock                1998
      Middleton, Middleton, Tennessee

      Duck Hill Bank, Duck Hill, Mississippi               20        Approximately 42,000 shares    3rd Quarter
                                                                     of UPC Common Stock                1998

                                                     --------
                TOTALS                                $12,904
                                                     ========



------------------------
(1)      Approximate total assets at March 31, 1998.
(2) Assumes no adjustment to shares pursuant to exchange ratio adjustment mechanisms.
(3)      Includes the pro forma impact of Charter Acquisition



         EARNINGS CONSIDERATIONS RELATED TO THE MERGER AND THE OTHER ACQUISITIONS. It is expected that either UPC or the institutions to be acquired in connection with the Merger and the Other Acquisitions will incur charges arising from such acquisitions and from the assimilation of those institutions into the UPC organization. Most of the charges are expected to relate to the MGR and Peoples acquisitions. Anticipated charges would normally arise from matters such as, but not limited to: (i) legal, accounting, financial advisory and consulting fees; (ii) payment of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits; (iii) costs associated with elimination of duplicate facilities and branch consolidations; (iv) data processing charges; (v) cancellation of vendor contracts; and (vi) other contingencies and similar costs which normally arise from the consolidation of operational activities.

         For a discussion of the significant charges UPC has incurred over the past three years incidental to its acquisition program, see the caption "Acquisitions" (on page 10) in UPC's Annual Report to Shareholders and note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996 and 1995 (on pages 49 and 50) contained in such Annual Report to Shareholders. UPC's Annual Report to Shareholders is included as Exhibit 13 to UPC's 1997 Form 10-K and Exhibit 13 is incorporated by reference herein to the extent indicated herein.


         The Merger and each of the Other Pending Acquisitions, (with the exception of the Duck Hill Bank, the Charter Acquisition and the CalFed Branch Purchase) are expected to be, and the Recently Completed Acquisition of Security Bancshares, Inc. was accounted for as a pooling of interests. The Recently Completed Acquisition of Sho-Me Financial Corp. and the Charter Acquisitions were, and the Other Pending Acquisitions of Duck Hill Bank and the CalFed Branch Purchase are expected to be accounted for as purchases. UPC currently estimates incurring aggregate charges in the range of $100 million to $115 million (approximately $91 million related to MGR) before taxes in connection with the consummation of the Merger and the Other Acquisitions. On an after tax basis these anticipated charges are estimated to be in the range of $75 million to $80 million (approximately $61 million related to MGR). To the extent that UPC's recognition of these acquisition-related charges is contingent upon consummation of a particular transaction, those charges would be recognized in the period in which such transaction closes. The pro forma impact of these anticipated charges are included in the pro forma balance sheet information included in this Proxy Statement. See "SUMMARY - - Historical and Pro Forma Per Share Data" and "PRO FORMA CONDENSED CONSOLIDATE FINANCIAL INFORMATION."

         The range of anticipated charges to be incurred in connection with consummating the Merger and the Other Acquisitions is a preliminary estimate of the significant charges which may, in the aggregate, be required and should be viewed accordingly. The anticipated charges are reflected in the pro forma consolidated balance sheet included in this Proxy Statement. Moreover, this range has been based on the due diligence that has been performed to date in connection with the Merger and the Other Acquisitions and the range may be subject to change and the actual charges incurred may be higher or lower than what is currently contemplated, once these institutions are assimilated from an operational perspective and various contingencies are either satisfied or eliminated. Furthermore, the range of anticipated charges will change if additional entities are acquired. UPC regularly evaluates the potential acquisition of, and holds discussions with, various potential acquisition candidates. As a general rule, UPC will publicly announce such acquisitions only after a definitive agreement has been reached, and only then if UPC considers the acquisition to be of such a size as to be a significant acquisition. Since the range of anticipated acquisition related charges is likely to change with additional acquisitions, and since UPC regularly engages in acquisitions, such range could change, and FNB's shareholders should view such information accordingly.



             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


         The following tables contain unaudited pro forma condensed consolidated financial statements including a balance sheet as of March 31, 1998 and statements of earnings for the three months ended March 31, 1998 and for the years ended December 31, 1997, 1996, and 1995. These statements present on a pro forma basis historical results for (i) UPC for all periods, (ii) UPC and MGR for all periods, (iii) UPC, MGR, FNB and the Other Acquisitions as of and for the three months ended March 31, 1998 and for the year ended December 31, 1997, and
(iv) UPC, MGR, Peoples, AMBANC and Merchants for the years ended December 31, 1996 and 1995 (see "BUSINESS OF UPC -- Recent Developments - - Other Pending Acquisitions").



         The Merger and all but four of the Other Acquisitions, are expected to be accounted for using the pooling-of-interests method of accounting. The pro forma information as of March 31, 1998 and the three months ended March 31, 1998, and for the year ended December 31, 1997, reflect the acquisition of FNB and the Other Acquisitions as of January 1, 1997. The pro forma information for the years ended December 31, 1996 and 1995, reflect only the acquisition of MGR, Peoples, AMBANC and Merchants, because the Other Acquisitions (other than MGR, Peoples, AMBANC, and Merchants) are not individually or in the aggregate, considered material to UPC from a financial statement presentation standpoint. Furthermore, the pro forma impact of the CalFed Branch Purchase on the pro forma statement of earnings for each of the three years presented has been excluded due to the lack of information available for operation of the branches on a historical basis. Pro forma financial information are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. The pro forma balance sheet reflects preliminary estimates by UPC of acquisition-related charges to be incurred in connection with consummation of the Merger and the Other Acquisitions; however, the statements of earnings do not reflect these anticipated charges. For additional information with respect to the estimated charges UPC anticipates it would incur in connection with the Merger and the Other Acquisitions, see "BUSINESS OF UPC -- Recent Developments." For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to acquisitions over the past three fiscal years, see the caption "Acquisitions" (on page 10) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in such UPC 1997 Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included as Exhibit 13 to UPC's 1997 Form 10-K, and Exhibit 13 is incorporated by reference herein to the extent indicated herein. See "DOCUMENTS INCORPORATED BY REFERENCE."


         The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated historical financial statements of UPC which are incorporated by reference herein. Pro forma results are not necessarily indicative of future operating results. See "DOCUMENTS INCORPORATED BY REFERENCE."

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998


                                                                                                               UPC,
                                                                                                            MGR, FNB
                                                                                                UPC            AND
                                                                               PRO FORMA        AND           OTHER
                                                       UPC          MGR      ADJUSTMENTS        MGR        ACQUISITIONS
                                                   -----------   ----------   -----------   -----------   --------------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks..........................  $   660,528   $  220,317                 $   880,845   $ 1,008,839
Interest-bearing deposits at financial
  institutions...................................       20,425           --                      20,425        49,640
Federal funds sold and securities purchased under
  agreements to resell...........................      309,415       95,126                     404,541       545,801
Trading account assets...........................      163,698           --                     163,698       163,698
Loans held for resale............................      253,021           --                     253,021       259,017
Investment securities............................    3,287,664    2,239,113                   5,526,777     7,812,071
Loans............................................   12,754,653    4,379,021                  17,133,674    20,272,013
    Less:  Unearned income.......................      (26,994)         (93)                    (27,087)      (34,152)
           Allowance for losses on loans.........     (223,837)     (59,928)          --       (283,765)     (320,107)
                                                   -----------   ----------    ---------    -----------   -----------
    Net loans....................................   12,503,822    4,319,000                  16,822,822    19,917,754
Premises and equipment                                 338,799      117,253                     456,052       534,387
Accrued interest receivable......................      196,595       46,523                     243,118       279,665
FHA/VA claims receivable.........................      138,626           --                     138,626       138,626
Mortgage servicing rights........................       98,089        1,237                      99,326        99,832
Goodwill and other intangibles...................       78,927      120,951                     199,878       375,339
Other assets.....................................      364,005       91,098       29,060(b)     484,163       519,252
                                                   -----------   ----------    ---------    -----------   -----------
        Total assets.............................  $18,413,614   $7,250,618    $  29,060    $25,693,292   $31,703,921
                                                   ===========   ==========    =========    ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
    Noninterest-bearing..........................  $ 2,290,776   $  641,300                 $ 2,932,076   $ 3,781,318
    Certificates of deposit of $100,000 and
      over.......................................    1,417,728      932,141                   2,349,869     2,854,920
    Other interest-bearing.......................    9,872,723    3,973,247                  13,845,970    17,696,215
                                                   -----------   ----------    ---------    -----------   -----------
        Total deposits...........................   13,581,227    5,546,688           --     19,127,915    24,332,453
Short-term borrowings............................      442,051      891,706                   1,333,757     1,365,605
Short- and medium-term bank notes................      135,000           --                     135,000       139,743
Federal Home Loan Bank advances..................      846,291      106,370                     952,661     1,215,073
Other long-term debt.............................    1,022,644        9,513                   1,032,157     1,037,766
Accrued interest, expenses and taxes.............      182,422       76,604       90,511(b)     349,537       406,185
Other liabilities................................      394,537        8,759                     403,296       410,918
                                                   -----------   ----------    ---------    -----------   -----------
        Total liabilities........................   16,604,172    6,639,640       90,511     23,334,323    28,907,743
                                                   -----------   ----------    ---------    -----------   -----------
Shareholders' equity
    Convertible preferred stock..................       36,972           40                      37,012        37,012
    Common stock                                       419,326       68,075       89,631(a)     577,032       662,544
    Additional paid-in capital...................      272,157      343,601     (150,257)(a)    457,905       580,938
                                                                                  (7,596)(b)
    Retained earnings............................    1,060,029      267,982      (61,451)(b)  1,266,560     1,489,763
    Treasury stock...............................           --      (60,626)      60,626(a)          --            --
    Unearned compensation........................       (9,550)      (7,596)       7,596(b)      (9,550)      (10,021)
    Net unrealized gain on available for sale
      securities.................................       30,508         (498)          --         30,010        35,942
                                                   -----------   ----------    ---------    -----------   -----------
        Total shareholders' equity...............    1,809,442      610,978      (61,451)     2,358,969     2,796,178
                                                   -----------   ----------    ---------    -----------   -----------
        Total liabilities and shareholders'
          equity.................................  $18,413,614   $7,250,618    $  29,060    $25,693,292   $31,703,921
                                                   ===========   ==========    =========    ===========   ===========



(a) Issuance of shares to acquire MGR (32,563,752 MGR shares outstanding times the exchange ratio of .9686 equals 31,541,250 shares of UPC Common Stock to be issued).

(b) Acquisition - related charges -- see "Business of UPC -- Recent
     Developments -- Earnings Considerations Related to the Merger and the Other Acquisitions."

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998


                                                                                         UPC, MGR, FNB
                                                                             UPC              AND
                                                                             AND             OTHER
                                                             UPC             MGR          ACQUISITIONS
                                                        -------------   -------------    ------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
  Interest and fees on loans..........................   $   292,160     $   388,325      $   465,341
  Interest on investment securities
     Taxable..........................................        41,475          69,870           83,000
     Tax-exempt.......................................         7,066          10,836           13,777
  Interest on deposits at financial institutions......           424             470              735
  Interest on federal funds sold and securities
     purchased under agreements to resell.............         2,710           4,837            6,387
  Interest on trading account assets..................         3,020           3,020            3,020
  Interest on loans held for resale...................         2,280           2,280            2,383
                                                         -----------     -----------      -----------
     Total interest income............................       349,135         479,638          574,643
                                                         -----------     -----------      -----------
Interest expense
  Interest on deposits................................       124,085         179,549          221,207
  Interest on short-term borrowings...................         6,016          17,237           21,987
  Interest on long-term debt..........................        28,327          29,936           30,779
                                                         -----------     -----------      -----------
     Total interest expense...........................       158,428         226,722          273,973
                                                         -----------     -----------      -----------
     Net interest income..............................       190,707         252,916          300,670
Provision for losses on loans.........................        17,909          21,459           24,775
                                                         -----------     -----------      -----------
     Net interest income after provision for losses on
       loans..........................................       172,798         231,457          275,895
Noninterest income
  Service charges on deposit accounts.................        25,746          32,074           36,435
  Mortgage servicing income...........................        16,191          16,453           16,890
  Bank card income....................................         7,498           9,426            9,641
  Factoring commissions...............................         7,304           7,304            7,304
  Trust service income................................         2,407           5,723            6,381
  Profits and commissions from trading activities.....         1,847           1,848            1,848
  Investment securities gains.........................         5,215           5,811            6,552
  Other income........................................        29,510          41,058           43,559
                                                         -----------     -----------      -----------
     Total noninterest income.........................        95,718         119,697          128,610
Noninterest expense
  Salaries and employee benefits......................        73,230          96,595          113,940
  Net occupancy expense...............................        10,644          15,473           18,137
  Equipment expense...................................        10,997          13,694           16,052
  Other expense.......................................        58,753          77,892           90,669
                                                         -----------     -----------      -----------
     Total noninterest expense........................       153,624         203,654          238,798
                                                         -----------     -----------      -----------
     Earnings before income taxes.....................       114,892         147,500          165,707
  Applicable income taxes.............................        40,320          52,417           59,139
                                                         -----------     -----------      -----------
     Net earnings.....................................   $    74,572     $    95,083      $   106,568
                                                         ===========     ===========      ===========
Earnings per common share
  Basic...............................................   $       .89     $       .82      $       .80
  Diluted.............................................           .86             .79              .78
Weighted average shares outstanding (in thousands)
  Basic...............................................        83,379         114,868          131,931
  Diluted.............................................        86,974         120,157          137,409

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1997



                                                                                            UPC, MGR, FNB
                                                                                UPC              AND
                                                                                AND             OTHER
                                                                UPC             MGR          ACQUISITIONS
                                                           -------------   -------------    --------------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans..........................   $1,165,925      $1,536,829       $1,839,742
     Interest on investment securities
          Taxable........................................      187,221         290,351          343,598
          Tax-exempt.....................................       29,032          40,516           52,133
     Interest on deposits at financial institutions......        2,627           2,627            3,179
     Interest on federal funds sold and securities
       purchased under agreements to resell..............        9,114          13,760           18,554
     Interest on trading account assets..................       14,956          14,956           14,956
     Interest on loans held for resale...................        7,819           7,819            7,982
                                                            ----------      ----------       ----------
               Total interest income.....................    1,416,694       1,906,858        2,280,144
                                                            ----------      ----------       ----------
Interest expense
     Interest on deposits................................      494,517         698,778          860,526
     Interest on short-term borrowings...................       41,280          81,980          104,620
     Interest on long-term debt..........................      110,512         116,687          120,184
                                                            ----------      ----------       ----------
               Total interest expense....................      646,309         897,445        1,085,330
                                                            ----------      ----------       ----------
               Net interest income.......................      770,385       1,009,413        1,194,814
Provision for losses on loans............................      113,633         142,580          154,163
                                                            ----------      ----------       ----------
               Net interest income after provision for
                 losses on loans.........................      656,752         866,833        1,040,651
Noninterest income
     Service charges on deposit accounts.................      107,248         133,352          151,454
     Mortgage servicing income...........................       57,265          57,265           58,051
     Bank card income....................................       31,317          38,544           39,239
     Factoring commissions...............................       30,140          30,140           30,140
     Trust service income................................        9,020          21,663           24,355
     Profits and commissions from trading activities.....        7,295           7,295            7,295
     Investment securities gains.........................        2,104           4,688            5,481
     Other income........................................      117,221         139,945          153,075
                                                            ----------      ----------       ----------
               Total noninterest income..................      361,610         432,892          469,090
                                                            ----------      ----------       ----------
Noninterest expense
     Salaries and employee benefits......................      284,648         372,959          440,212
     Net occupancy expense...............................       44,813          64,140           73,676
     Equipment expense...................................       43,812          53,579           62,466
     Other expense.......................................      324,431         379,663          430,225
                                                            ----------      ----------       ----------
               Total noninterest expense.................      697,704         870,341        1,006,579
                                                            ----------      ----------       ----------
               Earnings before income taxes..............      320,658         429,384          503,162
Applicable income taxes..................................      111,897         147,948          173,787
                                                            ----------      ----------       ----------
               Net earnings..............................   $  208,761      $  281,436       $  329,375
                                                            ==========      ==========       ==========
Earnings per common share
     Basic...............................................   $     2.54      $     2.48       $     2.52
     Diluted.............................................         2.45            2.40             2.45
Weighted average shares outstanding (in thousands)
     Basic...............................................       80,336         111,418          128,555
     Diluted.............................................       85,195         117,884          135,180

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                                                         UPC           UPC, MGR,
                                                                         AND       PEOPLES, AMBANC,
                                                           UPC           MGR         AND MERCHANTS
                                                       -----------   -----------   ----------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans......................  $1,095,148    $1,380,299       $1,535,342
     Interest on investment securities
          Taxable....................................     247,716       340,745          372,233
          Tax-exempt.................................      30,839        37,980           45,560
     Interest on deposits at financial
       institutions..................................       1,593         1,593            1,910
     Interest on federal funds sold and securities
       purchased under agreements to resell..........      16,948        19,462           21,664
     Interest on trading account assets..............      13,895        13,895           13,895
     Interest on loans held for resale...............       6,852         6,852            7,241
                                                       ----------    ----------       ----------
               Total interest income.................   1,412,991     1,800,826        1,997,845
                                                       ----------    ----------       ----------
Interest expense
     Interest on deposits............................     512,668       670,856          755,680
     Interest on short-term borrowings...............      64,689        93,501          100,543
     Interest on long-term debt......................      90,782        97,530           97,680
                                                       ----------    ----------       ----------
               Total interest expense................     668,139       861,887          953,903
                                                       ----------    ----------       ----------
               Net interest income...................     744,852       938,939        1,043,942
Provision for losses on loans........................      68,948        79,228           84,198
                                                       ----------    ----------       ----------
               Net interest income after provision
                 for losses on loans.................     675,904       859,711          959,744
Noninterest income
     Service charges on deposit accounts.............     107,535       130,978          141,119
     Mortgage servicing income.......................      63,003        63,003           63,003
     Bank card income................................      24,975        30,988           31,636
     Factoring commissions...........................      26,066        26,066           26,066
     Trust service income............................      10,130        19,512           21,496
     Profits and commissions from trading
       activities....................................       5,765         5,765            5,765
     Investment securities gains.....................       4,099         4,916            4,942
     Other income....................................      78,929        89,632           94,739
                                                       ----------    ----------       ----------
               Total noninterest income..............     320,502       370,860          388,766
                                                       ----------    ----------       ----------
Noninterest expense
     Salaries and employee benefits..................     282,726       351,868          388,972
     Net occupancy expense...........................      47,215        65,195           70,142
     Equipment expense...............................      44,418        53,149           60,704
     Other expense...................................     357,458       399,991          422,915
                                                       ----------    ----------       ----------
               Total noninterest expense.............     731,817       870,203          942,733
                                                       ----------    ----------       ----------
               Earnings before income taxes..........     264,589       360,368          405,777
Applicable income taxes..............................      93,115       125,755          139,649
                                                       ----------    ----------       ----------
               Net earnings..........................  $  171,474    $  234,613       $  266,128
                                                       ==========    ==========       ==========
Earnings per common share
     Basic...........................................  $     2.13    $     2.18       $     2.24
     Diluted.........................................        2.05          2.11             2.17
Weighted average shares outstanding (in thousands)
     Basic...........................................      77,240       104,539          115,726
     Diluted.........................................      83,542       112,425          123,714

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1995


                                                                         UPC           UPC, MGR,
                                                                         AND       PEOPLES, AMBANC,
                                                           UPC           MGR        AND MERCHANTS
                                                       -----------   -----------   -----------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans......................  $  986,230    $1,252,376       $1,388,252
     Interest on investment securities
          Taxable....................................     202,890       274,743          304,771
          Tax-exempt.................................      32,400        39,666           47,200
     Interest on deposits at financial
       institutions..................................       5,284         5,284            6,153
     Interest on federal funds sold and securities
       purchased under agreements to resell..........      19,965        21,868           24,547
     Interest on trading account assets..............      14,191        14,191           14,191
     Interest on loans held for resale...............       4,858         4,858            5,184
                                                       ----------    ----------       ----------
               Total interest income.................   1,265,818     1,612,986        1,790,298
                                                       ----------    ----------       ----------
Interest expense
     Interest on deposits............................     478,641       616,666          695,224
     Interest on short-term borrowings...............      44,492        64,725           70,706
     Interest on long-term debt......................      73,234        79,293           79,674
                                                       ----------    ----------       ----------
               Total interest expense................     596,367       760,684          845,604
                                                       ----------    ----------       ----------
               Net interest income...................     669,451       852,302          944,694
Provision for losses on loans........................      33,917        43,909           47,393
                                                       ----------    ----------       ----------
               Net interest income after provision
                 for losses on loans.................     635,534       808,393          897,301
Noninterest income
     Service charges on deposit accounts.............     102,932       125,419          134,243
     Mortgage servicing income.......................      55,903        55,903           55,903
     Bank card income................................      20,758        26,559           27,124
     Factoring commissions...........................      19,519        19,519           19,519
     Trust service income............................       8,326        16,964           18,786
     Profits and commissions from trading
       activities....................................      12,362        12,362           12,362
     Investment securities gains.....................       1,433         1,789            2,008
     Other income....................................      72,477        83,058           87,381
                                                       ----------    ----------       ----------
               Total noninterest income..............     293,710       341,573          357,326
                                                       ----------    ----------       ----------
Noninterest expense
     Salaries and employee benefits..................     264,663       337,656          371,136
     Net occupancy expense...........................      44,061        61,738           66,224
     Equipment expense...............................      42,251        51,218           57,289
     Other expense...................................     256,214       302,794          324,295
                                                       ----------    ----------       ----------
               Total noninterest expense.............     607,189       753,406          818,944
                                                       ----------    ----------       ----------
               Earnings before income taxes..........     322,055       396,560          435,683
Applicable income taxes..............................     110,799       134,082          145,486
                                                       ----------    ----------       ----------
               Net earnings..........................  $  211,256    $  262,478       $  290,197
                                                       ==========    ==========       ==========
Earnings per common share
     Basic...........................................  $     2.79    $     2.56       $     2.56
     Diluted.........................................        2.66          2.46             2.46
Weighted average shares outstanding (in thousands)
     Basic...........................................      72,512        99,346          110,196
     Diluted.........................................      78,798       106,632          117,604

                                 BUSINESS OF FNB

         FNB is a bank holding company that was organized as a Delaware corporation in 1986 for the purpose of acquiring all of the outstanding capital stock of First National Bank. First National Bank is the only subsidiary of FNB. The directors and executive officers of First National Bank also serve as directors and executive officers of FNB, and no compensation is paid to directors or officers of FNB. Instead, all compensation paid to FNB's directors and officers is paid to them in their capacities with First National Bank.


         Substantially all of the income of FNB is derived from dividends received from First National Bank. The amount of these dividends is directly related to expenses incurred by First National Bank and is subject to various regulatory restrictions. See "CERTAIN REGULATORY CONSIDERATIONS." As of March 31, 1998, FNB had total consolidated assets of approximately $217 million, total consolidated loans of approximately $128 million, total consolidated deposits of approximately $175 million, and total consolidated shareholders' equity of approximately $24 million.


FIRST NATIONAL BANK OF WETUMPKA

         First National Bank was founded in 1905. First National Bank is a national bank and is regulated by the Office of the Comptroller of the Currency, Washington, D. C. It provides banking services primarily to the residents of Elmore County, Alabama. First National Bank attempts to attract business from customers who like to conduct banking business with a financial institution which provides a high level of personal service and responsiveness and a demonstrated commitment to the local community.

         First National Bank offers a wide range of banking services to individuals and businesses located in its primary service area. First National Bank is actively engaged in the business of seeking deposits from the public and making real estate, commercial and consumer loans. First National Bank offers a variety of deposit accounts to its individual and commercial customers, as well as related banking services. These services include interest bearing checking accounts, savings accounts, certificates of deposit, ATM cards, commercial checking accounts, individual retirement accounts, safe deposit boxes, bank-by-mail service, drive-up teller service, extended lobby and drive-in hours and extended daily cut-off time, letters of credit, draft collection and direct deposit. The bank does not offer trust services.

         First National Bank's principal sources of income are interest on loans and investments and service fees. Its principal expenses are interest paid on deposits and general operating expenses.

PRIMARY SERVICE AREA

         First National Bank's primary service area is Elmore County, Alabama, which is adjacent to Montgomery County, Alabama, the third largest county in Alabama and the site of the State Capitol. Elmore County has a population of approximately 59,000 and Montgomery County has a population of approximately 222,000. A large number of citizens of Elmore County work in the City of Montgomery which is 16 miles from Wetumpka. To some extent, First National Bank competes with banks and financial institutions in Montgomery County.

OFFICES

         The corporate offices of FNB and the main banking office of First National Bank are located at 408 Southeast Main Street, Wetumpka, in a two-story building consisting of 21,000 square feet. This building is owned by First National Bank. In addition to its main banking office, First National Bank operates full service branch banking offices at four other locations in Elmore County, each of which is owned by First National Bank.

COMPETITION

         All phases of First National Bank's business are highly competitive. First National Bank competes with other commercial banks, credit unions and savings and loan associations, many of which have assets, capital and lending limits larger than First National Bank. First National Bank is one of 7 commercial banks that have 16 offices located within Elmore County. First National Bank, along with other commercial banks, also competes with respect to its lending activities, as well as in attracting demand deposits, with savings banks, savings and loan associations, insurance companies, regulated small loan companies, credit unions and with the issuers of commercial paper and other securities, such as money market funds, a number of which are located in Montgomery County but which conduct business in Elmore County. Among the advantages larger institutions have over First National Bank are their ability to finance wide ranging advertising campaigns and to allocate their investment assets to products of highest yields and demand. By virtue of their greater total capital, such institutions have substantially higher lending limits than First National Bank (legal lending limits to an individual customer being limited to a percentage of a bank's total capital accounts). FNB expects that if the Merger is consummated, these advantages will render First National Bank more competitive and benefit its continued growth and profitability. It will, in that event, continue to focus on the small commercial customer because this segment appears to offer the greatest concentration of potential business and historically has tended to demonstrate a higher degree of loyalty in its banking relations. Following the Merger, First National Bank may also be better able to compete with financial institutions in Montgomery County. See "DESCRIPTION OF TRANSACTION - Background and Reasons for the Merger."

EMPLOYEES

         First National Bank has 86 full-time employees.

LEGAL PROCEEDINGS

         Neither FNB nor First National Bank is a party to any material pending legal proceedings, other than routine litigation incidental to its banking business.

PRINCIPAL HOLDERS OF COMMON STOCK


         The following table sets forth, as of the FNB Record Date, the persons known by FNB to be beneficial owners of more than 5 percent of the outstanding shares of Company Common Stock.


          Name and Address                        Number of Shares                     Percentage of Class
         of Beneficial Owner                   Beneficially Owned (1)                  -------------------
         -------------------                   ----------------------
Dr. W.F. Little (2)                                    24,928                                 12.5%
3005 Boxwood Drive
Montgomery, Alabama  36111

Sarah Martin McShan (3)                                18,595                                  9.3%
1106 12th Street N
Columbus, Mississippi  39701

Dianne M. Green (3)                                    18,595                                  9.3%
2000 Cromer Lane
Newberry, South Carolina 29108

Frederick T. Enslen, Jr. (4)                           12,334                                  6.2%
Post Office Box 240848
Montgomery, AL 36124-0848

John E. Enslen (4)                                     12,213                                  6.1%
9713 Rosalie Drive
Montgomery, Alabama  36117

Robert G. Enslen (4)                                   12,113                                  6.1%
6719 Taylor Circle
Montgomery, Alabama  36117

         (1) "Beneficial ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both, including the right to acquire beneficial ownership within 60 days. All of the listed persons above have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in additional notes to this table. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. The percentages are based upon 200,000 shares outstanding plus for each person listed the number of shares of FNB Common Stock which such person has a right to acquire within 60 days, if any. There are no options respecting FNB's shares outstanding.

         (2) Dr. Little is the father-in-law of Harvey N. Clapp, a director.

         (3) Ms. McShan and Ms. Green are sisters.

         (4) Frederick, John and Robert Enslen are brothers. In addition, their mother owns 4,000 shares over which they disclaim beneficial ownership.

COMMON STOCK OWNED BY MANAGEMENT

         The following table sets forth, as of the FNB Record Date, the number of shares of FNB's Common Stock beneficially owned by each director and executive officer of FNB and all directors and executive officers of FNB as a group.


                                  Positions with FNB and            Number of Shares
             Name                 First National Bank           Beneficially Owned (1)(2)      Percentage of Class
             ----                 -------------------           -------------------------      -------------------
Ellis Austin, Jr.                          Director                       3,360 (3)                     1.7%

Ben H. Barrett                             Director                         160                           *

Robert M. Barrett                     Director, Chairman,                 6,786 (4)                     3.4%
                                       President and CEO

Harvey N. Clapp                            Director                       4,026 (5)                     2.0%

Dr. Spencer J. Coleman                     Director                         100                           *

Travis Cosby, III                     Director, Executive                   486                           *
                                        Vice President

James O. Dozier                            Director                       1,633                           *

Dr. Julius E. Dunn, Jr.                    Director                       1,000                           *

Frederick T. Enslen, Jr.                   Director                      12,334                         6.2%

Dr. W.F. Little                            Director                      24,928                        12.5%

Sarah Martin McShan                        Director                      18,595                         9.3%

S.C. Turner                                Director                       1,000                           *

All Directors and Executive                                              74,408                        37.2%
Officers as a Group (12 Persons)

* Less than one percent.

--------------

(1) See footnote (1) to the table above at "Principal Holders of Common Stock."

(2) See footnotes (2) through (4) to the table above at "Principal Holders of Common Stock" for an identification of certain family relationships among directors and principal stockholders. Also, Ben H. Barrett and Robert M. Barrett, directors, are first cousins.

(3) Includes 80 shares owned by Mr. Austin's wife.

(4) Includes 100 shares owned by Mr. Barrett's wife.

(5) Includes 3,926 shares owned by Mr. Clapp's wife.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF FNB

         The following narrative discussion and tabular data provide an analysis of major factors and trends regarding the consolidated financial condition of FNB as of December 31, 1997 and 1996, and the consolidated results of operations of FNB for each of the years ended December 31, 1997 and 1996. Certain additional information is presented for the three months ended March 31, 1998 and 1997. This discussion should be read in conjunction with the audited consolidated financial statements of FNB, and the notes thereto, as of and for the year ended December 31, 1997 and 1996, and the unaudited consolidated financial statements of FNB, and the notes thereto, as of and for the three months ended March 31, 1998 and 1997, which are included with this Proxy Statement collectively as Appendix E.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

         This Proxy Statement contains forward-looking statements with respect to FNB in addition to historical FNB information. FNB cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the banking industry; the extent and timing of the entry of additional competition in FNB's markets; potential business strategies, including acquisitions or dispositions of assets or internal restructuring that may be pursued by FNB; state and Federal banking regulations; changes in or application of environmental and other laws and regulations to which FNB is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather, natural disasters and other catastrophic events; and other factors discussed herein. The words "believe," "expect," "anticipate," "project" and similar expressions signify forward-looking statements. FNB shareholders are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of FNB. Any such statement speaks only as of the date the statement was made.

FNB undertakes no obligation to update or revise any forward-looking statements.

OVERVIEW


         For a summary of selected consolidated financial data as of and for the years ended December 31, 1993 through 1997, and for the three months ended March 31, 1998 and 1997, see page 13 of this Proxy Statement. Since December 31, 1993, FNB's total assets have grown from $154.6 million to $211.2 million at December 31, 1997 and to $ 216.6 million at March 31, 1998.

         FNB's net earnings for the year ended December 31, 1997 were $2,580,000, representing continued stable earnings for the five year period ended December 31, 1997. Net earnings for the three months ended March 31, 1998 were approximately $785,000 compared to $689,000 for the three months ended March 31, 1997.


         Management expects modest growth to continue in both assets and earnings; however, such growth is dependent upon the economies of the markets served by FNB, its relative competitiveness in its local market, and other factors which are discussed below.


RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1998

         Total assets increased to $216,660,000 on March 31, 1998 from $211,100,000 at year end 1997. Assets on March 31, 1997 were $200,875,000. Loans increased from $116.3 million on March 31, 1997 to $128.4 million on March 31, 1998. Deposits increased from $165.6 million the first quarter of 1997 to $174.7 million first quarter 1998. Total liabilities increased from $178 million March 31, 1997 to $192.8 million on March 31, 1998. Total shareholders equity increased from $23.51 million on March 31, 1997 to $23.83 million on March 31, 1998.

         For the quarter ending March 31, 1998 net earnings were approximately $785,000 compared to $689,000 the previous year. This represents a R.O.A. of 1.46% compared to the March 1997, R.O.A. of 1.40%. This increase represents earnings per share of $3.93 compared to the March 1997 earnings of $3.45. Dividends of $2.25 were paid which were equal to dividends paid in 1997.

         Book value per share of FNB Common Stock increased to $119.15 from $114.28. Return on equity for the first quarter of 1998 was 13.17% compared to 12.05% for the first quarter of 1997.

         Net interest income for the quarter ending March 31, 1998 rose to $2.2 million compared to $2.0 million on March 31, 1997. Total non-interest income increased to $120,000 as of March 31, 1998 compared to $113,000 for the first quarter of 1997. Non-interest expense for March 31, 1998 increased to $1,243,000 compared to $1,081,000 for March 31, 1997. A portion of this increase in non-interest expense was due to certain non-recurring merger related expenses. Other expense increases were attributable to the opening of our new Grandview office in December 1997.


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

         NET EARNINGS. Net earnings for 1997 were $2,580,000, a decrease of $461,000 over 1996 net earnings of $3,041,000. 1996 earnings increased $610,000 as compared to 1995. Earnings per share were $12.90 in 1997, compared to $15.21 in 1996 and $12.16 in 1995. A more detailed analysis of the components of net earnings and the changes in such components is included under the appropriate captions below.

         The return on average assets for the year ended December 31, 1997 was 1.26% compared to 1.63% for 1996 and 1.43% for 1995. The return on average stockholders' equity for 1997 was 11.03% compared to 13.72% for the year ended December 31, 1996 and 11.59% for the year ended December 31, 1995. FNB declared and paid dividends to stockholders of $9.00, $8.25, and $6.25 per share for each of the years ended December 31, 1997, 1996, and 1995, respectively.

         NET INTEREST INCOME. Net interest income, the major component of FNB's income, is the amount by which interest and fees generated by earning assets exceeds the total interest cost of funds used to carry them. Net interest income is affected by a number of factors including the level, pricing, mix, and maturity of earning assets and liabilities; interest rate fluctuations; and asset quality. Net interest income was $7.8 million for the year ended December 31, 1997 compared to $7.3 million for the year ended December 31, 1996 and $6.7 million for the year ended December 31, 1995. The improvement in 1997 as compared to 1996 is primarily attributable to loan growth. The net interest margin decreased from 4.11% in 1996 to 4.02% in 1997. The increase in net interest income in 1996 as compared to 1995 is also primarily a result of loan growth. The net interest margin decreased slightly from 4.15% in 1995 to 4.11% in 1996.

         PROVISION FOR LOSSES ON LOANS. The allowance for losses on loans has been, in the opinion of management, maintained at a level sufficient to provide for losses inherent in the loan portfolio. The level of provisions for losses on loans is based on past loan experience, growth, and composition of the loan portfolio, as well as current economic conditions. FNB recorded provisions for losses on loans in the amount of $215,000 for the year ended December 31, 1997, $200,000 for the year ended December 31, 1996, and $225,000 for the year ended December 31, 1995. The current year provision is a result of overall growth in the loan portfolio. Only modest provisions consistent with 1993 through 1997 are expected in the near future. FNB experienced net charge-offs of $163,000, $125,000, and $136,000 for the years ended December 31, 1997, 1996, and 1995, respectively. See "Allowance for Losses on Loans" for additional information regarding the provision for losses on loans.

         Table 2, which follows this discussion, presents a Summary of Loan Loss Experience for the years ended December 31, 1993 through 1997 while Table 1 presents Nonperforming Assets for each of the years ending December 31, 1993 through 1997. The loan-to-deposit ratio increased from 67.5% in 1993 to 75.9% in 1997 as the demand for quality loans increased. Management expects future loan demand to remain fairly constant at current levels. Future provisions for losses on loans are dependent upon various factors, including the economy, loan growth and composition, levels of nonperforming assets, and loan loss experience. The amounts of nonperforming loans represent risks in the loan portfolio; however, a major portion of such loans are collateralized to various degrees and should not be interpreted as losses.

         NONINTEREST INCOME. Noninterest income is primarily related to service charges on deposits and other fees for services as well as net gains on sales of securities and other assets. Total noninterest income for 1997 was $1,109,000, a $292,000 decrease from the $1,401,000 reported for 1996. The decrease is primarily attributed to gains on sales of other real estate and fixed assets of $365,000 recognized in 1996. 1996 noninterest income represented a $453,000 increase from $949,000 during 1995. Other changes in noninterest income from 1995 to 1996 were attributable to the gains of $365,000 and increased service charges on deposits of $164,000.

         Management continues to seek new sources of noninterest income; however, no significant growth or the maintenance of current levels of noninterest income can be assured.

         NONINTEREST EXPENSE. Total noninterest expense for 1997 was $5.14 million or $996,000 more than the $4.15 million reported for 1996. Noninterest expense for 1996 represents a $66,000 increase from $4.08 million in 1995. The increase in 1997 is due primarily to recognition of deferred compensation liabilities of $713,000 as discussed in the following paragraph. The increase in 1996 is not attributable to any significant individual items.

         Salaries, wages, and benefits totaled $3.28 million for the year ended December 31, 1997 compared to $2.40 million and $2.36 million for the years ended December 31, 1996 and 1995, respectively. FNB has deferred compensation arrangements for two of its key executives which accelerate the payment of the compensation should there be a change in control of FNB. Accordingly, the entire amount due under the arrangements of $713,000 has been recorded as an expense. Other than the effect of the recognition of these deferred compensation liabilities, management does not project any other significant changes in the amounts of these expenses.

         Occupancy and equipment expense has remained fairly constant for the last three years. Occupancy and equipment expense totaled $667,000 for the year ended December 31, 1997 compared to $614,000 and $571,000 for the years ended December 31, 1996 and 1995, respectively. The changes from 1995 to 1997 are not attributable to any significant individual items. Capital expenditures for branch expansion in 1997 of $1,184,000 will increase occupancy expenses in the future. Management does not expect any other significant increases for capital expenditures.

         Management continues to monitor the level of noninterest expense and identify cost reductions where applicable; however, no significant reductions are expected.

         INCOME TAXES. Income tax expense totaled $984,000, $1,321,000 and $900,000 for the years ended December 31, 1997, 1996, and 1995, respectively. These amounts represent effective tax rates of 28%, 30%, and 27% for the years ended December 31, 1997, 1996, and 1995, respectively. The decrease in the effective tax rate for 1997 is a result of increased levels of investment securities which generate tax-exempt income. Management expects that future effective tax rates will remain at levels commensurate with that of 1997.

FINANCIAL CONDITION

         Total assets have increased from $191.4 million at December 31, 1996 to $211.1 million at December 31, 1997. This increase was funded by an increase in deposits of $12.6 million to $169.6 million at December 31, 1997 as compared to $157.0 million at December 31, 1996 and $150.9 million at December 31, 1995. Total assets were $174.6 million at December 31, 1995.

         LOANS. Total loans at December 31, 1997 were $127.2 million, an increase of $14.3 million as compared to $112.9 million at December 31, 1996. This increase is attributable to fluctuations in the overall loan demand for single-family mortgage loans and commercial loans and increased local competition. Total loans at December 31, 1995 were $106.0 million. The composition of the portfolio continues to be focused on single-family mortgage loans and consumer loans. Management expects loan growth to increase at moderate levels.

         Table 1 - Nonperforming Assets sets forth information on the nonperforming loans within the loan portfolio as of December 31, 1997 and 1996 and for the years ended December 31, 1993 through 1995. Although the amounts shown represent risks in the loan portfolio, the major portion of the loans are collateralized to various degrees and should not be interpreted as losses.

         All potential problem loans have been disclosed in Table 1. Potential problem loans are those loans for which management has obtained information of possible credit problems of the borrower, resulting in serious doubts as to the ability of the borrower to comply with the present loan repayment terms.

         ALLOWANCE FOR LOSSES ON LOANS. In determining the amount of the provisions for losses on loans and allowance for losses on loans, management considers past loan charge-offs, the level of past due and nonaccrual loans, the size and mix of the portfolio, loan growth trends, adverse classifications at recent regulatory examinations, general economic conditions in the market area, and a review of individual loans to identify potential credit problems. The allowance for losses on loans is maintained at a level considered adequate by management to provide for potential losses in the existing loan portfolio. In evaluating the adequacy of the allowance, management makes certain estimates and assumptions which are susceptible to change in the near term. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based upon changes in economic conditions. Management believes the level of the allowance for losses on loans is adequate in relation to the size, mix, and quality of the loan portfolio at December 31, 1997.

         Table 4 - Composition of Loan Portfolio details the types of loans in the loan portfolio for each of the years ended December 31, 1993 through 1997. Table 3 - Allocation of the Allowance for Losses on Loans sets forth the breakdown of the allowance for losses on loans by loan category for each of the years ending December 31, 1993 through 1997. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

         During 1995, FNB adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 114, Accounting by Creditors for Impairment of a Loan (effective for fiscal years beginning after December 15, 1994), as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. This standard prescribes a valuation methodology for impaired loans as defined by the standard. Generally, a loan is considered impaired if management believes that it is probable that all amounts due will not be collected according to the contractual terms stipulated in the loan agreement. An impaired loan must be valued using the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or fair value of the loan's underlying collateral. FNB adopted the provisions of SFAS No. 114 prospectively in 1995. The adoption of SFAS No. 114 did not have a material effect on FNB's financial condition, results of operations, or liquidity.

         INVESTMENT SECURITIES. Investment securities totaled $70.0 million at December 31, 1997, compared to $66.3 million and $56.9 million at December 31, 1996 and 1995, respectively. Investments in securities are generally made as an alternative deployment of available funds. Accordingly, the level of investment securities in the future and their classification as available-for-sale or held-to-maturity will depend on various factors, including loan demand and management's ability to attract loans and deposits. The contractual maturities and amortized cost and fair value by investment category of the investment securities portfolio are presented in Note 2 to the consolidated financial statements as of December 31, 1997 and 1996.

         Investment securities classified as available-for-sale are carried at fair value, and held-to-maturity securities are carried at amortized cost. As of December 31, 1997, the fair value of total investment securities exceeded the amortized cost by $953,000 or 1.36%.

         MONEY MARKET ASSETS. Federal funds sold totaled $1.27 million at December 31, 1997, compared to $4.45 million at December 31, 1996, a decrease of $3.18 million. The level of federal funds sold is a function of FNB's liquidity position and the overall level of loan demand.

         FORECLOSED ASSETS. Foreclosed assets at December 31, 1997 totaled $414,000, as compared to $189,000 at December 31, 1996 and $275,000 at December 31, 1995.

         DEPOSITS. Customer deposits totaled $169.6 million as of December 31, 1997, a $12.6 million increase over total deposits of $157.0 million as of December 31, 1996. Total deposits at December 31, 1995 were $150.9 million. While the level of deposits fluctuates daily, management expects the level of deposits to continue to increase at moderate levels.

         Included in deposits are $31.6 million of time deposits greater than or equal to $100,000 at December 31, 1997 and $29.7 million and $27.6 million at December 31, 1996 and 1995, respectively. At December 31, 1997, FNB's loan to deposit ratio was 75.9%, compared to 72.8% and 71.1% at December 31, 1996 and 1995, respectively.

         OTHER BORROWINGS. As an additional loan funding mechanism, FNB has borrowed money from the Federal Home Loan Bank at rates commensurate with that of time deposits. At December 31, 1997 and 1996, FNB had outstanding borrowings of $15.0 and $10.0 million, respectively.

         CAPITAL. Total shareholders' equity as of December 31, 1997 was $23.51 million, compared to $22.67 million at December 31, 1996 and $21.30 million at December 31, 1995. The 1997 net increase is due to net earnings of $2,580,000 offset by dividends of $1.80 million. Net earnings for the year ended December 31, 1996 were $3,041,000, compared to $2,431,000 for 1995. Dividends declared and paid to shareholders during 1996 totaled $1,650,000 and $1,249,000 in 1995.

         The key to the continued growth and profitability of FNB is to maintain adequate levels of capital. The capital adequacy of a bank is determined based upon the level of capital, as well as asset quality, liquidity, asset mix, earnings history, and economic conditions. Management's goal is to maintain its bank in the "well-capitalized" category for regulatory capital. At December 31, 1997, FNB was in this category.

         The regulatory capital guidelines divide capital into two tiers, Tier 1 capital and Tier 2 capital. Tier 1 capital of FNB consists of stockholders' equity, excluding the unrealized loss on available-for-sale investment securities. Tier 2 capital includes the allowance for losses on loans, with certain limitations. In determining the risk-based capital requirements, assets are assigned risk weights of zero to 100 percent, depending upon the regulatory assigned levels of credit risk associated with such assets. Off-balance-sheet items are included in the calculation of risk-adjusted assets through conversion factors established by regulatory agencies.

         FNB's Tier 1 and total capital risk-weighted assets ratios were 19.15% and 20.30%, respectively at December 31, 1997. At December 31, 1996, FNB's Tier 1 and total capital to risk-weighted assets ratios were 19.65% and 20.83%, respectively, compared to 19.83% and 21.07%, respectively at year end 1995. The regulatory agencies require "well-capitalized" institutions to have Tier 1 and total capital ratios of 6% and 10%, respectively.

         In addition to the risk-based capital requirements, the regulatory agencies have established leverage capital requirements. This ratio is computed by dividing Tier 1 capital by unadjusted (not risk-weighted) average total assets. FNB's leverage ratio at December 31, 1997 was 11.46% compared to 11.79% and 12.11% at December 31, 1996 and 1995, respectively, as compared to the regulatory guideline of 5% for "well-capitalized" institutions.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

         FNB views liquidity and asset/liability management as the ability to assure that funds are available to support bank requirements; that is, the ability to allow depositors ready access to their monies and credit customers available funds to meet their credit needs. It is also the process by which FNB monitors and attempts to control the mix and maturities of its assets and liabilities in order to maximize net interest income. Management maintains balances of federal funds sold and available-for-sale investment securities in amounts it believes necessary to meet FNB's daily cash needs. With the available-for-sale investment securities portfolio, management can, at its discretion, manage the liquidity and interest rate risk of FNB. Management does not foresee any particular matters which might immediately threaten its ability to remain liquid.

SOURCES AND USES OF FUNDS

         FNB's primary source of funds has historically been the taking of deposits from customers, both individual and business. FNB's deposit acquisition strategy is to rely on a core deposit base of demand deposits, as well as savings and time deposits under $100,000. Next, FNB utilizes time deposits $100,000 and over and public deposits for additional sources of funds. At December 31, 1997, the percentage of time deposits $100,000 and over to total deposits was 18.7%. At December 31, 1996, the percentage of time deposits $100,000 and over to total deposits was 18.9% compared to 18.3% at December 31, 1995. The acquisition of deposits are primarily from customers, individuals, and businesses within FNB's market area. Management believes that the rates offered for deposits are competitive with other financial institutions in FNB's market area. At December 31, 1997, FNB had brokered deposits of $4.2 million. At December 31, 1996 and 1995, FNB had brokered deposits of $1.2 million. These brokered deposits are not a significant source of funds to FNB.

         FNB's primary use of funds is the making of loans to customers. The loan-to-deposit ratio of 75.9% at December 31, 1997 represented a 3.1% increase in the loan-to-deposit ratio of 72.8% at December 31, 1996. The loan-to-deposit ratio was 71.1% at December 31, 1995. The table of FNB Selected Consolidated Financial Data on page 13 indicates that FNB's overall relative loan portfolio size has tended to increase, as evidenced by the trend of increases in the loan-to-deposit ratio. FNB's loan portfolio is comprised of loans to individuals and businesses secured by various collateral, and in certain circumstances the loans are extended on an unsecured basis. The composition of the loan portfolio is presented in Note 3 to the consolidated financial statements at December 31, 1997, which are presented in Appendix E.

         A secondary use of funds is the purchasing of debt securities for investment purposes. At December 31, 1997, the investment portfolio represented 35.0% of total earnings assets. During 1997, the investment portfolio averaged 36.1% of total earning assets compared to 34.4% in 1996. The composition of the investment securities portfolio at December 31, 1997 is presented in Note 2 to the consolidated financial statements presented in Appendix E. The portfolio is comprised of obligations of U.S. Government Agencies and obligations of states and local governments. While FNB may continue to upgrade or reposition the portfolio, management has not in the past, nor does it intend to in the future, trade securities for profit or to depend upon securities gains as a regular source of income. At December 31, 1997, the fair value of the investment portfolio exceeded the amortized cost by approximately $953,000. In comparison, the fair value exceeded the amortized cost by approximately $442,000 at December 31, 1996 and $661,000 at December 31, 1995.

REGULATORY ASSESSMENTS

         FNB is required to pay certain fees to the FDIC. The FDIC monitors risk-based capital requirements and requires weaker institutions to pay higher deposit insurance premiums, while allowing well-capitalized institutions to pay less. The deposit insurance assessments currently range from zero for "well-capitalized" institutions to 23 cents per $100 of deposits for the weakest institutions. For 1997 and 1996, FNB paid $23,000 and $2,000, respectively, for FDIC deposit insurance. FNB had $170 million of insured deposits as of December 31, 1997.

         FDIC deposit insurance and regulatory assessments totaled $82,000 and $58,000 for the years ended December 31, 1997 and 1996, respectively.

EFFECTS OF INFLATION

         A bank's asset and liability structure is primarily monetary in nature, that is, fixed in terms of monetary amounts. Consequently, the impact of inflation on a bank differs significantly from an industrial company. Factors such as interest rates have a more significant impact on a bank's performance than does general inflation. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services.

IMPACT OF ACCOUNTING STANDARDS TO BE ADOPTED

         SFAS NO. 123. During 1996, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which is effective for fiscal years beginning after December 15, 1995. The Company has no stock-based compensation plans; accordingly, the disclosure provisions of SFAS No. 123 do not apply.

         SFAS NO. 125. During 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which is effective for transfers and servicing of financial assets and Extinguishments of liabilities occurring after December 31, 1996, and shall be applied prospectively. The Company adopted the provisions of SFAS No. 125 during 1997, which had no material impact on the Company's financial position, results of operations, or liquidity.

         FAS NO. 128. During 1997, the FASB issued SFAS No. 128, Earnings Per Share. The adoption of this statement did not have a significant impact on the Company's computation of earnings per share. The Company has a simple capital structure consisting only of common stock.

YEAR 2000 (Y2K) ISSUES

         FNB is adhering to the 5 step approach to the Y2K issue. Those steps being: Awareness, Assessment, Renovation, Validation, and Implementation. FNB is aware of the possible problems Y2K may provide for First National Bank as well as its customers. FNB is collecting information from the regulatory agencies and the vendors unique to FNB. FNB has letters of certification and compliance from the software and hardware vendors for the main data processing systems of First National Bank. Other support product vendors have been contacted and many have informed FNB that they are in the process of modifying their respective products to become Y2K compliant. Some equipment, such as extremely old personal computers, will be retired. Personal computers are not a critical component to the operations of First National Bank, but the newer are Y2K compliant. FNB's vendors have already tested FNB's core data processing systems and they are Y2K compliant. FNB will not complete its entire Y2K testing until later in 1998. Implementation of all products and support will be put into place as they become available prior to 1999.

                                     TABLE 1
                              NONPERFORMING ASSETS
                             (DOLLARS IN THOUSANDS)

                                            ------------------------------------------------------------------------------
                                                                      Years Ended December 31,
                                            ------------------------------------------------------------------------------
                                                1997            1996            1995            1994            1993
                                            --------------  --------------  --------------  --------------  --------------

Nonaccrual loans                            $          96   $         268   $         165              98             156
Other real estate and foreclosed assets               414             189             275             334             289
                                            --------------  --------------  --------------  --------------  --------------

  Total nonperforming assets                $         510   $         457   $         440             432             445

Loans past due 90 days or more and
  Still accruing                            $          32   $         219   $          82              83              27


                                    TABLE 2
                        SUMMARY OF LOAN LOSS EXPERIENCE
                             (DOLLARS IN THOUSANDS)

                                            -----------------------------------------------------------------------------
                                                                      Years Ended December 31,
                                            -----------------------------------------------------------------------------
                                                1997            1996            1995            1994            1993
                                            -------------   -------------   -------------   -------------   -------------
Balance, January 1                          $       1,359   $       1,284   $       1,196           1,147           1,018

Provisions                                            215             200             225             180             250

Loans Charged-off                                    (389)           (320)           (315)           (329)           (363)

Recoveries                                            226             195             178             198             242
                                            -------------   -------------   -------------   -------------   -------------
   Net charge-offs                                   (163)           (125)           (137)           (131)           (121)
                                            -------------   -------------   -------------   -------------   -------------

BALANCE, END OF PERIOD                      $       1,411   $       1,359   $       1,284           1,196           1,147
                                            =============   =============   =============   =============   =============

Loans, net of unearned income:

  Year end                                  $     128,682   $     114,338   $     107,315         101,237          90,950
  Average during year                             122,511         110,510         104,758          95,779          87,695
Allowance for loan losses on loans
  To period end loans, net of
  Unearned interest                                  1.10%           1.19%           1.20%           1.18%           1.26%
Allowance for losses on loans
  To average loans, net of unearned
  Interest                                           1.15%           1.23%           1.22%           1.25%           1.31%
Net charge-offs to average loans,
  Net of unearned interest                           0.13%           0.11%           0.13%           0.14%           0.14%

                                    TABLE 3
                  ALLOCATION OF THE ALLOWANCE LOSSES ON LOANS
                             (DOLLARS IN THOUSANDS)

                                          -----------------------------------------------------
                                                        Years Ended December 31,
                                          -----------------------------------------------------
                                                    1997                        1996
                                                    ----                        ----
                                              Amount         %           Amount         %
                                          ------------- ------------  ------------  -----------
Commercial, financial, and agricultural   $    123            8.73%   $     116          8.57%
Real estate-mortgage                           999           70.79%         983         72.32%
Real estate-construction                        27            1.92%          11          0.77%
Consumer and other                             262           18.56%         249         18.34%
                                          ------------- -------------------------------------

     Total                                $  1,411          100.00%   $   1,359        100.00%


                                          ---------------------------------------------------------------------------------
                                                                      Years Ended December 31,
                                          ---------------------------------------------------------------------------------
                                                    1995                         1994                       1993
                                                    ----                         ----                       ----
                                              Amount         %            Amount         %           Amount          %
                                          -------------  -----------   ------------  -----------   -----------   ----------
Commercial, financial, and agricultural   $     118           9.20%        113            9.42%           99         8.60%
Real estate-mortgage                            887          69.02%        838           67.56%          777        67.72%
Real estate-construction                         33           2.60%          0            2.51%           29         2.51%
Consumer and other                              246          19.18%        245           20.51%          242        21.17%
                                          -------------  --------------------------  ------------------------------------

     Total                                $   1,284         100.00%      1,196          100.00%        1,147       100.00%


                                    TABLE 4
                         COMPOSITION OF LOAN PORTFOLIO
                             (DOLLARS IN THOUSANDS)

                                            ------------------------------------------------------------------------------
                                                                      Years Ended December 31,
                                            ------------------------------------------------------------------------------
                                                1997            1996            1995            1994            1993
                                            --------------  --------------  --------------  --------------  --------------
Commercial, financial and agricultural      $    11,235      $   9,797       $   9,872           9,537           7,822
Real estate-mortgage                             91,092         82,686          74,076          68,395          61,588
Real estate-construction                          2,475            886           2,787           2,540           2,282
Consumer and other                               23,880         20,969          20,580          20,764          19,258
                                            --------------  --------------  --------------  --------------  --------------

     Total Loans                            $   128,682     $  114,338      $  107,315         101,236          90,950

                        CERTAIN REGULATORY CONSIDERATIONS

         The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to UPC and FNB. A more complete discussion regarding UPC is included in UPC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

GENERAL

         UPC and FNB are both bank holding companies and each is registered with the Federal Reserve under the BHC Act. As such, both UPC and FNB, and their respective non-bank subsidiaries, are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

         The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

         The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy which is discussed below, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

         The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that UPC and FNB may now acquire a bank located in any state other than their respective home states, and any bank holding company located outside Tennessee or Alabama may lawfully acquire UPC or FNB, as the case may be, regardless of state law to the contrary, subject to certain deposit-percentage limitations, aging requirements and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. None of the states in which the current UPC Banking Subsidiaries are located, including but not limited to, Alabama, has elected to "opt out." UPC utilized the provisions of the Interstate Banking Act at the end of 1997 to merge substantially all of UPC's Banking Subsidiaries with and into UPB. As a result of such consolidation, UPB is now a multi-state national bank with branches in Tennessee, Alabama, Mississippi, Louisiana, Arkansas, Missouri and Kentucky.

         The BHC Act generally prohibits bank holding companies from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

         Each of the bank subsidiaries of UPC and FNB is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect is business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

         The regulatory agencies having supervisory jurisdiction over the respective bank subsidiaries of UPC and FNB (the FDIC and the applicable state authority in the case of state-chartered nonmember banks, the Office of Thrift Supervision ("OTS") in the case of federally chartered thrift institutions, the Federal Reserve in the case of state-chartered member banks, and the Office of the Comptroller of the Currency ("OCC") in the case of national banks) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

         UPC and FNB is each a legal entity separate and distinct from its banking, thrift, and other subsidiaries. The principal sources of cash flow of UPC and FNB, including cash flow to pay dividends to its shareholders, are dividends from its subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to UPC or FNB, as the case may be, as well as by UPC or FNB to their respective shareholders.

         As to the payment of dividends, each of UPC's state-chartered banking subsidiaries is subject to the respective laws and regulations of the state in which such bank is located, and to the regulations of the bank's primary federal regulator. UPC's subsidiary that is a thrift institution is subject to the OTS' dividend distributions regulation, and those bank subsidiaries of UPC and FNB that are national banks are subject to the regulations of the OCC.

         If, in the opinion of the federal banking regulator, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

         At March 31, 1998, under dividend restrictions imposed under federal and state laws, the UPC Banking Subsidiaries, without obtaining governmental approvals, could declare aggregate dividends to UPC of approximately $172.4 million, and First National Bank, without obtaining governmental approval, could declare aggregate dividends to FNB of approximately $___ million.

         The payment of dividends by UPC and FNB, and their respective banking subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

         UPC and FNB and their respective banking subsidiaries are required to comply with the capital adequacy standards established by the Federal Reserve in the case of UPC and FNB, and the appropriate federal banking regulator in the case of each of the banking subsidiaries. There are two basic measures of capital adequacy for bank holding companies and their subsidiary depository institutions that have been promulgated by the Federal Reserve and each of the federal bank regulatory agencies: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.


         The minimum guideline for the ratio ("Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1998, UPC's consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 20.71% and 15.66% respectively, and FNB's Total Capital Ratio and Tier 1 Capital Ratio were _____% and _____%, respectively.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of 100 to 200 basis points. UPC's Leverage Ratio at March 31, 1998, was 10.72% and FNB's Leverage Ratio at March 31, 1998 was _____%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "Tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

         Each of the banking subsidiaries of UPC and FNB is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve for bank holding companies. Each of the banking subsidiaries of UPC and FNB was in compliance with applicable minimum capital requirements as of March 31, 1998. Neither UPC, FNB, nor any of their respective banking subsidiaries has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.


         Failure to meet capital guidelines could subject a bank or thrift to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

         The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the FDIC, and the OCC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

         Under Federal Reserve policy, UPC and FNB are expected to act as a source of financial strength for, and to commit resources to support, each of their respective banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, UPC or FNB, as the case may be, may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The UPC Banking Subsidiaries are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of UPC's respective investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

         FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6% or greater, and a Leverage Ratio of 5% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Capital Ratio of 8% or greater, a Tier 1 Capital Ratio of 4% or greater, and a Leverage Ratio of 4% or greater is considered to be adequately capitalized. A depository institution that has a Total Capital Ratio of less than 8%, a Tier 1 Capital Ratio of less than 4%, or a Leverage Ratio of less than 4% is considered to be undercapitalized. A depository institution that has a Total Capital Ratio of less than 6%, a Tier 1 Capital Ratio of less than 3%, or a Leverage Ratio of less than 3% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

         For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or
(xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.


         At March 31, 1998, each of the banking subsidiaries of UPC and FNB had the requisite capital levels to qualify as well capitalized. An institution's capital category is determined solely for the purposes of applying the prompt corrective action law and it may not constitute an accurate representation of an institution's overall financial condition or prospects.


                        DESCRIPTION OF UPC CAPITAL STOCK


         UPC's Charter currently authorizes the issuance of 300,000,000 shares of UPC Common Stock and 10,000,000 shares of UPC Preferred Stock. As of May 31, 1998, 84,970,899 shares of UPC Common Stock were outstanding and approximately 7,792,332 shares were earmarked for issuance in connection with currently outstanding UPC options, UPC's dividend reinvestment plan, and with respect to the conversion rights of the currently outstanding UPC Series E Preferred Stock (defined next). In addition, as of May 31, 1998, 1,156,231 shares of UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock") were outstanding. As of May 31, 1998, none of UPC's 750,000 authorized shares of Series A Preferred Stock were issued and outstanding nor is management aware of the existence of circumstances from which it may be inferred that such issuance is imminent. THE CAPITAL STOCK OF UPC DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY GOVERNMENTAL AGENCY.


UPC COMMON STOCK

         GENERAL. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee, UPC's Charter or Bylaws or the rules of the NYSE. Union Planters Bank National Association, a subsidiary of UPC, is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock. Its address is Union Planters Bank, National Association, Corporate Trust Department, 6200 Poplar Avenue, Third Floor, Memphis, Tennessee 38119. Its mailing address is P.O. Box 387, Memphis, Tennessee 38147.

         DIVIDENDS. Subject to the preferential dividend rights applicable to outstanding shares of the UPC Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement, or sinking funds, if any, for all outstanding UPC Preferred Stock, the holders of the UPC Common Stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by the UPC Board.

         UPC has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on UPC Common Stock and UPC Preferred Stock. In December, 1996, UPC caused to be issued $200,000,000 in aggregate liquidation amount of 8.20% Capital Trust Pass - through Securities ("UPC Capital Securities") through a Delaware trust subsidiary. Pursuant to the terms of the governing instruments, UPC would be prohibited from paying dividends on any UPC Capital Stock if all quarterly payments on the UPC Capital Securities had not been paid in full. The UPC Capital Securities mature in 2026 and may be redeemed under certain circumstances prior to maturity.

         LIQUIDATION RIGHTS. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up of UPC, after distribution in full of the preferential amounts required to be distributed to the holders of UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC, of whatever kind, available for distribution to shareholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer, or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock, or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation, or winding-up of UPC for purposes of this paragraph.

         Because UPC is a holding company, its right and the rights of its creditors and shareholders, including the holders of UPC Preferred Stock and UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

         For a further description of UPC Common Stock, see "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

UPC PREFERRED STOCK

         SERIES A PREFERRED STOCK. UPC's Charter provides for the issuance of up to 750,000 shares (subject to adjustment by action of the UPC Board) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Registration Statement on Form 8-A, dated January 19, 1989, and filed February 1, 1989 (SEC File No. 0-6919) which is incorporated by reference herein.


         SERIES E PREFERRED STOCK. 1,156,231 shares of Series E Preferred Stock were outstanding as of May 31, 1998. All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $0.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time at a redemption price of $25.00 per share plus any unpaid dividends accrued thereon. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."


                                  OTHER MATTERS

         As of the date of this Proxy Statement, the FNB Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement. However, if any other matters shall properly come before the Special Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                              SHAREHOLDER PROPOSALS

         UPC expects to hold its next annual meeting of shareholders after the Merger in April 1999. Under SEC rules, proposals of UPC shareholders intended to be presented at that meeting must be received by UPC at its principal executive offices no later than the date specified in UPC's 1999 annual meeting proxy statement. FNB's annual meeting of shareholders for 1998 has been held. It is not currently anticipated that FNB will hold its annual meeting in 1999 unless the Merger is not consummated. In the event the Merger is not consummated, proposals of FNB shareholders for directors nominations intended to be presented at that meeting must have been received by FNB at its principal executive offices no later than 60 days prior to the meeting.

                                     EXPERTS

         The consolidated financial statements of UPC and subsidiaries incorporated in this Prospectus/Proxy Statement by reference to the UPC Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of FNB and its subsidiaries as of the years ended December 31, 1997 and 1996 (and notes thereto) have been included in this Proxy Statement in reliance upon the report of Mauldin & Jenkins, LLC, independent certified public accountants, given upon the authority of such firm as experts in accounting and auditing.

                                    OPINIONS

         The legality of the shares of UPC Common Stock to be issued in the Merger will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of UPC. E. James House, Jr. is an officer of, and receives compensation from, UPC.

         Certain tax consequences of the transaction have been passed upon by Wyatt, Tarrant & Combs, Memphis, Tennessee for UPC.

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           UNION PLANTERS CORPORATION,

                       UNION PLANTERS HOLDING CORPORATION

                                       AND

                   FIRST NATIONAL BANCSHARES OF WETUMPKA, INC.

                          DATED AS OF DECEMBER 30, 1997

                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
                                  ARTICLE  1
                       TRANSACTIONS AND TERMS OF MERGER.......................................  1

1.1      Merger...............................................................................  1
1.2      Time and Place of Closing............................................................  2
1.3      Effective Time.......................................................................  2
1.4      Reserved.............................................................................  2
1.5      Restructure of Transaction...........................................................  2
1.6      Post Signing Due Diligence Review....................................................  3

                                  ARTICLE 2
                                TERMS OF MERGER...............................................  3

2.1      Charter..............................................................................  3
2.2      Bylaws...............................................................................  3
2.3      Directors and Officers...............................................................  3

                                 ARTICLE 3
                          MANNER OF CONVERTING SHARES.........................................  4

3.1      Conversion of Shares.................................................................  4
3.2      Anti-Dilution Provisions.............................................................  4
3.3      Shares Held by Subject Company or Parent.............................................  5
3.4      Fractional Shares....................................................................  5

                                  ARTICLE 4
                              EXCHANGE OF SHARES..............................................  5

4.1      Exchange Procedures..................................................................  5
4.2      Rights of Former Subject Company Shareholders........................................  6

                                  ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY..............................  6

5.1      Organization, Standing, and Power....................................................  6
5.2      Authority; No Breach by Agreement....................................................  7
5.3      Capital Stock........................................................................  8
5.4      Subject Company Subsidiaries.........................................................  8
5.5      Financial Statements.................................................................  9
5.6      Absence of Undisclosed Liabilities................................................... 10

5.7      Absence of Certain Changes or Events................................................. 10
5.8      Tax Matters.......................................................................... 10
5.9      Assets............................................................................... 11
5.10     Intellectual Property................................................................ 12
5.11     Environmental Matters................................................................ 13
5.12     Compliance With Laws................................................................. 13
5.13     Labor Relations...................................................................... 14
5.14     Employee Benefit Plans............................................................... 14
5.15     Material Contracts................................................................... 16
5.16     Legal Proceedings.................................................................... 17
5.17     Reports.............................................................................. 17
5.18     Statements True and Correct.......................................................... 17
5.19     Accounting, Tax, and Regulatory Matters.............................................. 18
5.20     Charter Provisions; Takeover Laws.................................................... 18

                                  ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PARENT................................... 18

6.1      Organization, Standing and Power..................................................... 18
6.2      Authority; No Breach by Agreement.................................................... 19
6.3      Capital Stock........................................................................ 19
6.4      Parent Subsidiaries.................................................................. 20
6.5      Financial Statements................................................................. 21
6.6      Absence of Undisclosed Liabilities................................................... 21
6.7      Absence of Certain Changes or Events................................................. 21
6.8      Tax Matters.......................................................................... 21
6.9      Environmental Matters................................................................ 22
6.10     Compliance With Laws................................................................. 22
6.11     Legal Proceedings.................................................................... 23
6.12     Reports.............................................................................. 23
6.13     Statements True and Correct.......................................................... 23
6.14     Accounting, Tax, and Regulatory Matters.............................................. 24

                                  ARTICLE 7
                   CONDUCT OF BUSINESS PENDING CONSUMMATION................................... 24

7.1      Affirmative Covenants of Subject Company............................................. 24
7.2      Negative Covenants of Subject Company................................................ 24
7.3      Covenants of Parent.................................................................. 27
7.4      Adverse Changes in Condition......................................................... 28
7.5      Reports.............................................................................. 28

                                  ARTICLE 8
                             ADDITIONAL AGREEMENTS............................................ 28

8.1      Registration Statement; Proxy Statement; Shareholder Approval........................ 28
8.2      Authorization of Shares; Exchange Listing............................................ 29
8.3      Applications......................................................................... 29
8.4      Filings With State Offices........................................................... 29
8.5      Agreement as to Efforts to Consummate................................................ 30
8.6      Investigation and Confidentiality.................................................... 30
8.7      Press Releases....................................................................... 31
8.8      Certain Actions...................................................................... 31
8.9      Accounting and Tax Treatment......................................................... 32
8.10     Agreement of Affiliates.............................................................. 32
8.11     Employee Benefits and Contracts...................................................... 33
8.12     Indemnification...................................................................... 33

                                  ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE.............................. 35

9.1      Conditions to Obligations of Each Party.............................................. 35
9.2      Conditions to Obligations of Parent.................................................. 36
9.3      Conditions to Obligations of Subject Company......................................... 38

                                  ARTICLE 10
                                  TERMINATION................................................. 39

10.1     Termination.......................................................................... 39
10.2     Effect of Termination................................................................ 42
10.3     Non-Survival of Representations and Covenants........................................ 42

                                  ARTICLE 11
                                 MISCELLANEOUS................................................ 42

11.1     Definitions.......................................................................... 42
11.2     Expenses............................................................................. 49
11.3     Brokers and Finders.................................................................. 50
11.4     Entire Agreement..................................................................... 50
11.5     Amendments........................................................................... 50
11.6     Waivers.............................................................................. 50
11.7     Assignment........................................................................... 51
11.8     Notices.............................................................................. 51
11.9     Governing Law........................................................................ 52
11.10    Counterparts......................................................................... 52
11.11    Captions............................................................................. 52

         11.12     Interpretations..................................................................... 52
         11.13     Enforcement of Agreement............................................................ 52
         11.14     Severability........................................................................ 53

Exhibit  1.............................................................................................  1
         PLAN OF MERGER................................................................................  1

Exhibit  2.............................................................................................  i
         AFFILIATE AGREEMENT...........................................................................  i

Exhibit  3.............................................................................................  1
         FORM OF EMPLOYMENT AGREEMENT..................................................................  1

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of December 30, 1997, by and between First National Bancshares of Wetumpka, Inc., a Delaware corporation having its principal office located in Wetumpka, Alabama ("Subject Company"), Union Planters Holding Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Merger Subsidiary"), and joined in by Union Planters Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Parent").

                                    PREAMBLE

         The Boards of Directors of Subject Company, Merger Subsidiary and Parent are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement and the Plan of Merger attached hereto at Exhibit 1 and incorporated herein by reference, provide for the acquisition of Subject Company by Parent pursuant to the merger of Subject Company with and into Merger Subsidiary. At the effective time of such merger, the outstanding shares of the common stock of Subject Company shall be converted into the right to receive shares of the common stock of Parent (except as provided in Sections 3.3 and 3.4 of this Agreement). As a result, shareholders of Subject Company shall become shareholders of Parent and Surviving Corporation shall continue to conduct its business and operations as a wholly owned subsidiary of Parent. The transactions described in this Agreement are subject to the approvals of the shareholders of Subject Company, the Board of Governors of the Federal Reserve System, other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that (i) for federal income tax purposes this Agreement shall constitute a plan of merger and the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes the Merger shall qualify for treatment as a pooling-of-interests.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, Subject Company shall be merged with and into Merger Subsidiary in accordance with the provisions of Section 48-21-109 of the TBCA and Section 252 of the, and with the effect provided in
Section 48-21-108 of the TBCA and Section 252 of the DGCL (the "Merger"). Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger

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



shall be consummated pursuant to the terms of this Agreement and the Plan of Merger, which have been or will be approved and adopted by the respective Boards of Directors of Subject Company, Parent and Merger Subsidiary.

         1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

         1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of the State of Tennessee and the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on a date designated by Parent which date shall be within 30 days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereof), (ii) the date on which the shareholders of Subject Company approve this Agreement, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party's obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).

         1.4 Reserved.

         1.5 Restructure of Transaction. Parent shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by this Agreement in order to achieve tax benefits or for any other reason which Parent may deem advisable; provided, however, that Parent shall not have the right, without the approval of the Board of Directors of Subject Company and, if required by the TBCA or the DGCL, the holders of the Subject Company Common Stock, to make any revision to the structure of the Merger which:
(i) changes the amount of the consideration which the holders of shares of Subject Company Common Stock are entitled to receive (determined in the manner provided in Section 3.1 of this Agreement); (ii) changes the intended tax free effects of the Merger to Parent, Subject Company or the holders of shares of Subject Company Common Stock or changes the intended pooling-of-interests accounting treatment; (iii) would permit Parent to pay the consideration other than by delivery of Parent Common Stock registered with the SEC (in the manner described in Section 4.1 of this Agreement); (iv) would be materially adverse to the interests of Subject Company or adverse to the holders of shares of Subject Company Common Stock; (v) would materially impede or delay consummation of the Merger; or (vi) would require a vote of Parent's shareholders under relevant state Law. Parent may exercise this right of revision by giving written notice to Subject Company in the manner provided in Section 11.8 of this Agreement which notice shall be in the

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



form of an amendment to this Agreement and the Plan of Merger or in the form of an Amended and Restated Agreement and Plan of Merger.

         1.6 Post Signing Due Diligence Review. Within 30 days of this Agreement, each Party shall deliver to the opposite Party any amendments to or updates of their respective Disclosure Memorandum, and the Disclosure Memorandum, as so amended or updated within that 30 day time period, shall be deemed to have been delivered as of the date of this Agreement. Upon execution hereof, each Party shall be entitled forthwith to continue its due diligence review of the Records and operations of the other Party, including, but not limited to, a review of the other Party's Assets, including its loan portfolios, ORE and classified assets, investment portfolios and properties, to verify the quality of such Assets, the adequacy of the Allowances which have been provided against them and the reasonableness of the other Party's earnings projections, growth projections and sustained earnings prospects after consummation of the Merger at reasonable growth rates; provided, however, that any review conducted by a Party pursuant to the provisions of this Section 1.6 shall be completed within 30 days from the date of this Agreement. Should, as a result of such review, either Party find in good faith that the allowances for loan and lease losses and other reserves provided by the other Party are insufficient to absorb any losses inherent in such other Party's Assets or that the earnings projections, growth projections or sustained earnings prospects provided by the other Party are not likely to be achieved or maintained after consummation of the Merger, or that any other event has been determined to have a Material Adverse Effect on the other Party, the Party discovering such fact may, prior to the expiration of said post signing due diligence review period, terminate this Agreement without penalty by giving the other Party written notice of such termination in the manner provided in Section 10.1(f). Nothing in this Section
1.6 shall be construed to limit the right of any Party to continue its due diligence review through the Closing Date or to release any Party from its obligation to provide updates or amendments to their respective Disclosure Memorandum after the expiration of such 30 day time period and prior to the Effective Time.

                                    ARTICLE 2
                                 TERMS OF MERGER

         2.1 Charter. The Charter (the "Charter") of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

         2.2 Bylaws. The Bylaws of Merger Subsidiary (the "Bylaws") in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         2.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may

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



thereafter be elected, shall serve as the officers of the Surviving Corporation from the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

         3.1 Conversion of Shares. Subject to the provisions of this Article 3 (and Section 3 of the Plan of Merger), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, Subject Company, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of Parent Capital Stock, including any associated Parent Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of the Surviving Corporation from and after the Effective Time.

                  (c) Except for Dissenting Shares, each share of Subject Company Common Stock, including any associated or attached Subject Company Rights, (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 4.179 shares of Parent Common Stock (the "Exchange Ratio"). Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.

                  (d) Dissenting Shares shall not be converted pursuant to
Section 3.1(c) in the Merger but, at and after the Effective Time, shall present only the right to receive payment in accordance with Section 262 of the DGCL. If a holder of Dissenting Shares becomes ineligible for payment under Section 262 of the DGCL, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 3.1(c) effective as of the Effective Time.

         3.2 Anti-Dilution Provisions. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.


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         3.3 Shares Held by Subject Company or Parent. Each of the shares of
Subject Company Common Stock held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Subject Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Common Stock multiplied by the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                    ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. Promptly after the Effective Time, Parent and Subject Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to the former shareholders of Subject Company appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Subject Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Subject Company shall have the right to review and approve the transmittal materials. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1(c) of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of Subject Company Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Subject Company Common Stock is entitled as a result of the merger until such holder surrenders such holder's certificate or certificates representing the shares of Subject Company Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Subject Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Parent nor the Exchange Agent shall

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



be liable to a holder of Subject Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former Subject Company Shareholders. At the Effective Time, the stock transfer books of Subject Company shall be closed as to holders of Subject Company Common Stock immediately prior to the Effective Time and no transfer of Subject Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1(c) and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Subject Company in respect of such shares of Subject Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Subject Company Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in
Section 4.1 of this Agreement. However, upon surrender of such Subject Company Common Stock certificate, both a Parent Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Subject Company Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                    ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY

         Subject Company hereby represents and warrants to Parent, except as set forth on the Subject Company Disclosure Memorandum, as follows:

         5.1 Organization, Standing, and Power. Subject Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own,

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



lease, and operate its Assets. Subject Company is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.2 Authority; No Breach by Agreement. (a) Subject Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Subject Company's duly constituted Board of Directors) in respect thereof on the part of Subject Company, subject to the approval of this Agreement and the Plan of Merger by the holders of the outstanding shares of Subject Company Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Subject Company. Subject to such requisite shareholder approval and assuming due authorization, execution and delivery of this Agreement and the Plan of Merger by each of Parent and Merger Subsidiary, this Agreement and the Plan of Merger each represents a legal, valid, and binding obligation of Subject Company, enforceable against Subject Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws (including provisions of the U.S., Delaware and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement or the Plan of Merger by Subject Company, nor the consummation by Subject Company of the transactions contemplated hereby, nor compliance by Subject Company with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Charter or Bylaws, or (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Subject Company or any Subject Company Subsidiary under, any Contract or Permit of Subject Company or any Subject Company Subsidiary, except for such Defaults, Liens and Consents, which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to Subject Company, its Subsidiaries or any of their respective material Assets.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or

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



the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Subject Company of the Merger and the other transactions contemplated in this Agreement.

         5.3 Capital Stock. (a) The authorized capital stock of Subject Company consists of: 200,000 shares of Subject Company Common Stock, of which all 200,000 shares are issued and outstanding as of the date of this Agreement (exclusive of treasury shares) and not more than 200,000 shares of Subject Company Common Stock will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Subject Company are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL and Subject Company's Charter and Bylaws. None of the outstanding shares of capital stock of Subject Company has been issued in violation of any preemptive rights of the current or past shareholders of Subject Company.

                  (b) Other than as set forth in Section 5.3(a) of this Agreement or Section 5.3(b) of the Subject Company Disclosure Memorandum, there are no shares of capital stock or other equity securities of Subject Company outstanding and no outstanding Rights relating to the capital stock of Subject Company.

         5.4 Subject Company Subsidiaries. Subject Company has disclosed in
Section 5.4 of the Subject Company Disclosure Memorandum all of the Subject Company Subsidiaries that are corporations (identifying its jurisdiction of incorporation) and all of the Subject Company Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, and the amount and nature of the ownership interest therein of Subject Company Subsidiaries). Subject Company or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Subject Company Subsidiaries. No capital stock (or other equity interest) of any Subject Company Subsidiary is or may become required to be issued (other than to another Subject Company Subsidiary) by reason of any option, warrant or any other type of right, and there are no Contracts by which Subject Company or any of the Subject Company Subsidiaries is bound to issue (other than to Subject Company or another of the Subject Company Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Subject Company or any of the Subject Company Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Subject Company or any of the Subject Company Subsidiaries (other than to Subject Company or any of the Subject Company Subsidiaries). There are no Contracts relating to the rights of Subject Company or any Subject Company Subsidiary to vote or to dispose of any shares of the capital stock (or other equity interests) of Subject Company or any Subject Company Subsidiary. All of the shares of capital stock (or other equity interests) of each Subject Company Subsidiary held by Subject Company or any Subject Company Subsidiary are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or

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organized and are owned by Subject Company or a Subject Company Subsidiary free and clear of any Liens. Each Subject Company Subsidiary is either a bank, federal savings bank, partnership, limited liability corporation, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Subject Company Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. The only Subject Company Subsidiary that is a depository institution is First National Bank, Wetumpka, Delaware (the "Bank") . The Bank is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund. The minute book and other organizational documents (and all amendments thereto) for Subject Company and each Subject Company Subsidiary that is a "Significant Subsidiary" (as such term is defined in Regulation S-X promulgated under the 1934 Act) have been or will be made available to Parent for its review, and are true and complete as in effect as of the date of this Agreement.

         5.5 Financial Statements. As disclosed in Section 5.5 of the Subject Company Disclosure Memorandum, Subject Company has delivered to Parent (or will deliver, when available, with respect to periods ended after the date of this Agreement) true, correct and complete copies of (i) the consolidated statements of financial position (including related notes and schedules, if any) of Subject Company as of September 30, 1997, and as of December 31, 1996, and December 31, 1995, and the related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine-months ended September 30, 1997, and for each of the fiscal years ended December 31, 1996 and 1995, (ii) the consolidated statements of financial position of Subject Company (including related notes and schedules, if any) and related statements of operations, stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to any period ending subsequent to September 30, 1997, and prior to the Closing Date, and (iii) all Call Reports (or similar reports, regardless of name), including any amendments thereto, filed with any Regulatory Authorities by Subject Company and Bank for the years ended December 31, 1996, 1995, and 1994, together with any correspondence with the SEC or with any other Regulatory Authorities concerning any of the aforesaid financial statements and Reports (the "Subject Company Financial Statements"). Such Subject Company Financial Statements (i) were (or will be) prepared from the Records of Subject Company and/or each Subject Company Subsidiary; (ii) were (or will be) prepared in accordance with GAAP (or, where applicable, regulatory accounting principles) consistently applied; (iii) accurately present (or, when prepared, will present) Subject Company's and each Subject Company Subsidiary's financial condition and the results of its operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby, except that the unaudited interim Financial Statements were or are subject to normal and recurring year-end adjustments which were not expected to be material in amount or effect; (iv)

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do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for an accurate presentation of Subject Company's and each Subject Company Subsidiary's financial condition and the results of Subject Company's and each Subject Company Subsidiary's operations and cash flows for the periods covered by such financial statements; (v) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions or allowances for loan losses, for ORE reserves and for all reasonably anticipatable liabilities and Taxes, with respect to the periods then ended; and (vi) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to SFAS Nos. 106 and 112.

         5.6 Absence of Undisclosed Liabilities. Neither Subject Company nor any of the Subject Company Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Subject Company as of September 30, 1997, included in the Subject Company Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto, and except as disclosed in Section 5.6 of the Subject Company Disclosure Memorandum. Neither Subject Company nor any of the Subject Company Subsidiaries has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company or (ii) in connection with the transactions contemplated by this Agreement.

         5.7 Absence of Certain Changes or Events. Since December 31, 1996, except as disclosed in the Subject Company Financial Statements made available prior to the date of this Agreement or disclosed in Section 5.7 of the Subject Company Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.8 Tax Matters. Except as set forth in Section 5.8 of the Subject Company Disclosure Memorandum:

                  (a) All material Tax Returns required to be filed by or on behalf of Subject Company or any of the Subject Company Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination or refund Litigation with respect to any material Taxes, except as reserved against in the Subject Company Financial Statements made available prior to the date of this Agreement. All material Taxes and other material Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no material Liens with respect to Taxes upon any of the Assets of Subject Company or any of the Subject Company Subsidiaries.

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




                  (b) Neither Subject Company nor any of the Subject Company Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                  (c) Adequate provision for any material Taxes due or to become due for Subject Company or the Subject Company Subsidiaries for the period or periods through and including the date of the respective Subject Company Financial Statements has been made and is reflected on such Subject Company Financial Statements.

                  (d) Material deferred Taxes of Subject Company and the Subject Company Subsidiaries have been provided for in accordance with GAAP.

                  (e) Subject Company and the Subject Company Subsidiaries are in material compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                  (f) Neither Subject Company nor any of the Subject Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                  (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of Subject Company or any of the Subject Company Subsidiaries that occurred during or after any Taxable Period in which Subject Company or any of the Subject Company Subsidiaries incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996, except in connection with the transactions contemplated pursuant to this Agreement.

                  (h) Neither Subject Company nor any of the Subject Company Subsidiaries is a party to any tax allocation or sharing agreement and neither Subject Company nor any of the Subject Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Subject Company) or has any material Liability for taxes of any Person (other than Subject Company and the Subject Company Subsidiaries) under Treasury Regulation Section 1.15026 (or any similar provision of state, local, or foreign law) as a transferee or successor or by Contract or otherwise.

         5.9 Assets. Except as disclosed or reserved against in the Subject Company Financial Statements made available prior to the date of this Agreement or in Section 5.9 of the Subject Company Disclosure Memorandum, Subject Company and the Subject Company Subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective Assets. All

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



tangible properties used in the businesses of Subject Company and its Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business of Subject Company and its Subsidiaries. All Assets which are material to Subject Company's business on a consolidated basis, held under leases or subleases by the Subject Company or any of the Subject Company Subsidiaries, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws (including provisions of the U.S. and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Subject Company and the Subject Company Subsidiaries currently maintain insurance in amounts, scope, and coverage which, in the reasonable opinion of management of Subject Company, are adequate for the operations of Subject Company and the Subject Company Subsidiaries. Neither Subject Company nor any of the Subject Company Subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by Subject Company or any of the Subject Company Subsidiaries under such policies.

         5.10 Intellectual Property. All of the Intellectual Property rights of Subject Company and the Subject Company Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Subject Company, there currently are not, any Defaults thereunder by Subject Company or a Subject Company Subsidiary. Subject Company or a Subject Company Subsidiary owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement. Neither Subject Company nor any of the Subject Company Subsidiaries nor, to the Knowledge of Subject Company, their respective predecessors has infringed the Intellectual Property rights of others and, to the Knowledge of Subject Company, none of the Intellectual Property rights as used in the business conducted by Subject Company or the Subject Company Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement. Neither Subject Company nor the Subject Company Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Subject Company or a Subject Company Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any material Contract to which it is a party. No officer, director, or employee of Subject Company or the Subject Company Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including Subject Company or any of the Subject Company Subsidiaries.


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         5.11 Environmental Matters. Except as set forth in Section 5.11 of the
Subject Company Disclosure Memorandum:

                  (a) To the Knowledge of Subject Company, each of Subject Company and the Subject Company Subsidiaries, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                  (b) To the Knowledge of Subject Company, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Subject Company, any of the Subject Company Subsidiaries or any of their respective Operating Properties or Participation Facilities (or Subject Company in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Subject Company or any of the Subject Company Subsidiaries or any of their respective Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, nor, to the Knowledge of Subject Company, is there any reasonable basis for any Litigation of a type described in this sentence.

                  (c) During the period of (i) Subject Company's or any of the Subject Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) Subject Company's or any of the Subject Company Subsidiaries' participation in the management of any Participation Facility, or
(iii) Subject Company's or any of the Subject Company Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Subject Company, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Prior to the period of (i) Subject Company's or any of the Subject Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) Subject Company's or any of the Subject Company Subsidiaries' participation in the management of any Participation Facility, or (iii) Subject Company's or any of the Subject Company Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Subject Company, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.12 Compliance With Laws. Subject Company is duly registered as a bank holding company under the BHC Act. Each of Subject Company and the Subject Company Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such Permits would not be

                           UPC/FNB WETUMPKA - Page 13
reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Neither Subject Company nor any of the Subject Company Subsidiaries:

                  (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company; or

                  (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Subject Company or any of the Subject Company Subsidiaries is not in material compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces,
(ii) threatening to revoke any Permits, or (iii) requiring Subject Company or any of the Subject Company Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.13 Labor Relations. Neither Subject Company nor any of the Subject Company Subsidiaries is the subject of any Litigation asserting that Subject Company or any of the Subject Company Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel Subject Company or any of the Subject Company Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Subject Company or any of the Subject Company Subsidiaries, pending or, to the Knowledge of Subject Company, threatened, or to the Knowledge of Subject Company, is there any activity involving Subject Company's or any of the Subject Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         5.14 Employee Benefit Plans. (a) Subject Company has disclosed in
Section 5.14(a) of the Subject Company Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement copies in each case of, all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Subject Company or the Subject Company Subsidiaries or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Subject Company or any Subject Company Subsidiary and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Subject Company or any Subject Company Subsidiary are eligible to participate (collectively, the "Subject Company Benefit Plans"). Any of the Subject Company Benefit Plans

                           UPC/FNB WETUMPKA - Page 14
which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Subject Company ERISA Plan." Neither Subject Company nor any Subject Company Subsidiary maintains any "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code). No Subject Company Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                  (b) All Subject Company Benefit Plans are in material compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Each Subject Company ERISA Plan that is intended to be qualified under
Section 401(a) of the Internal Revenue Code has either received a favorable determination letter from the Internal Revenue Service (and Subject Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor. To the Knowledge of Subject Company, neither Subject Company nor any of the Subject Company Subsidiaries has engaged in a transaction with respect to any Subject Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Subject Company to a material Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                  (c) No "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) or any "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, formerly maintained by Subject Company or any of the Subject Company Subsidiaries, or the single-employer plan of any entity which is considered one employer with Subject Company under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA. Neither Subject Company nor any of the Subject Company Subsidiaries has provided, or, to Subject Company's knowledge, is required to provide, security to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

                  (d) Within the six year period preceding the Effective Time, no material Liability under Subtitle C or D of Title IV of ERISA has been incurred by Subject Company or any of the Subject Company Subsidiaries with respect to any current, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. Neither Subject Company nor any of the Subject Company Subsidiaries has incurred any material withdrawal Liability with respect to a multi-employer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived, has been required to be filed for any Subject Company Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof.

                  (d) Neither Subject Company nor any of the Subject Company Subsidiaries has any material Liability for retiree health and life benefits under any of the Subject Company Benefit Plans.

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




                  (e) Except as set forth in Section 5.14(e) of the Subject Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or any employee of Subject Company or any of the Subject Company Subsidiaries from Subject Company or any of the Subject Company Subsidiaries under any Subject Company Benefit Plan, (ii) materially increase any benefits otherwise payable under any Subject Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                  (f) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Subject Company Subsidiary and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the Subject Company Financial Statements to the extent required by and in accordance with GAAP.

         5.15 Material Contracts. Except as set forth in Section 5.15 of the Subject Company Disclosure Memorandum, neither Subject Company, the Subject Company Subsidiaries, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by Subject Company or any of the Subject Company Subsidiaries or the guarantee by Subject Company or any of the Subject Company Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts which prohibit or restrict Subject Company or any of the Subject Company Subsidiaries from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contracts between or among Subject Company and the Subject Company Subsidiaries, (v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract (not disclosed in the Subject Company Financial Statements delivered prior to the date of this Agreement) which is a financial derivative Contract (including various combinations thereof), and (vi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Subject Company SEC Report filed by Subject Company with the SEC prior to the date of this Agreement if Subject Company was required to file SEC Reports (together with all Contracts referred to in Sections 5.9 and 5.14(a) of this Agreement, the "Subject Company Contracts"). With respect to each Subject Company Contract: (i) the Contract is in full force and effect; (ii) neither Subject Company nor any Subject Company Subsidiary is in Default thereunder;
(iii) neither Subject Company nor its Subsidiaries has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Subject Company, in Default in any respect or has repudiated or waived any material provision thereunder.


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



         5.16 Legal Proceedings. Except as disclosed in Section 5.16 of the Subject Company Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Subject Company, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Subject Company or any of the Subject Company Subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Subject Company or any of the Subject Company Subsidiaries. Section 5.16 of the Subject Company Disclosure Memorandum includes a summary report of all material Litigation as of the date of this Agreement to which Subject Company or any Subject Company Subsidiary is a party and which names Subject Company or a Subject Company Subsidiary as a defendant or cross-defendant.

         5.17 Reports. Since January 1, 1994, or the applicable date of organization if later, Subject Company and each Subject Company Subsidiary has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements (the "Subject Company SEC Reports"), (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each Subject Company SEC Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Subject Company Subsidiaries is required to file any SEC Documents.

         5.18 Statements True and Correct. None of the information supplied or to be supplied by Subject Company for inclusion in the Registration Statement to be filed by Parent with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Subject Company for inclusion in the Proxy Statement to be mailed to Subject Company's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by Subject Company with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Subject Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the

                           UPC/FNB WETUMPKA - Page 17

Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Subject Company or the Subject Company Subsidiaries are responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         5.19 Accounting, Tax, and Regulatory Matters. Neither Subject Company nor any of the Subject Company Subsidiaries has taken any action or has any Knowledge of any fact or circumstance relating to Subject Company that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.

         5.20 Charter Provisions; Takeover Laws. Subject Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Charter, Bylaws or other governing instruments of Subject Company or any Subject Company Subsidiary or restrict or impair the ability of Parent or any of the Parent Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Subject Company or any Subject Company Subsidiary. Subject Company has taken all necessary action to exempt this Agreement from, and the transactions contemplated by hereby and thereby are exempt from, any "super-majority" voting requirements or the requirements of any "moratorium," "fair price," "business combination," "control share," or other anti-takeover provisions under applicable Laws, or the Charter or Bylaws of the Subject Company or any Subject Company Subsidiary (collectively, "Takeover Laws").

                                    ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF PARENT

                  Parent hereby represents and warrants to Subject Company, except as set forth on Parent's Disclosure Memorandum, as follows:

         6.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.


                           UPC/FNB WETUMPKA - Page 18

         6.2 Authority; No Breach by Agreement. (a) Parent has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement and the Plan of Merger by Parent's duly constituted Board of Directors) in respect thereof on the part of Parent, subject to the adoption of an amendment to the charter of Parent to increase the number of authorized shares of Parent Common Stock. Assuming due authorization, execution and delivery of this Agreement and the Plan of Merger by Subject Company, this Agreement and the Plan of Merger each represents a legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws (including provisions of the U.S., Delaware and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement or the Plan of Merger by Parent, nor the compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent's Restated Charter of Incorporation or Bylaws (subject to the amendment of the Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock), or (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Parent or any Parent Subsidiary under, any Contract or Permit of Parent or any Parent Subsidiary, except for such Defaults, Liens and Consents, which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to Parent or any Parent Subsidiary or any of their respective material Assets.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Parent of the Merger and the other transactions contemplated in this Agreement.

         6.3 Capital Stock. The authorized capital stock of Parent consists of
(i) 100,000,000 shares of Parent Common Stock, of which 68,077,181 shares were issued and outstanding as of October 31, 1997, and (ii) 10,000,000 shares of Parent Preferred Stock, of which 2,278,228

                           UPC/FNB WETUMPKA - Page 19
shares of Parent Series E Preferred Stock were issued and outstanding as of October 31, 1997. All of the issued and outstanding shares of Parent Capital Stock are, and, subject to the amendment of Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock, all of the shares of Parent Common Stock to be issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger, when issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the TBCA. None of the outstanding shares of Parent Capital Stock has been, and none of the shares of Parent Common Stock to be issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Parent.

         6.4 Parent Subsidiaries. Except for Capital Factors, Inc., a majority of the outstanding stock of which may be acquired prior to the Closing Date, Parent or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Parent Subsidiaries. No capital stock (or other equity interest) of any Parent Subsidiary is or may become required to be issued (other than to another Parent Subsidiary) by reason of any rights, and there are no Contracts by which the Parent or any of the Parent Subsidiaries are bound to issue (other than to Parent or any of the Parent Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Parent or any of the Parent Subsidiaries are or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Parent or any of the Parent Subsidiaries (other than to Parent or any of the Parent Subsidiaries). There are no Contracts relating to the rights of Parent or any Parent Subsidiary to vote or to dispose of any shares of the capital stock (or other equity interests) of Parent or any of the Parent Subsidiaries. All of the shares of capital stock (or other equity interests) of each Parent Subsidiary held by Parent or any Parent Subsidiary are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Parent or a Parent Subsidiary free and clear of any Liens. Each Parent Subsidiary is either a bank, a savings association, partnership, limited liability corporation, or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Parent Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. The minute book and other organizational documents (and all amendments thereto) for each of Parent and each Parent Subsidiary that is a Significant Subsidiary have been made available to Subject Company for its review, and are true and complete as in effect as of the date of this Agreement.

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         6.5 Financial Statements. Each of the Parent Financial Statements
(including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented, or will fairly present, in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

         6.6 Absence of Undisclosed Liabilities. Neither Parent nor any of the Parent Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Parent as of September 30, 1997, included in the Parent Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. Neither Parent nor any of the Parent Subsidiaries has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or (ii) in connection with the transaction contemplated by this Agreement.

         6.7 Absence of Certain Changes or Events. Since December 31, 1996, except as disclosed in the Parent SEC Reports made available prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         6.8 Tax Matters. (a) All material Tax Returns required to be filed by or on behalf of Parent or any of the Parent Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, or refund Litigation with respect to any material Taxes, except as reserved against in the Parent Financial Statements delivered prior to the date of this Agreement. All material Taxes and other material Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no material Liens with respect to Taxes upon any of the Assets of Parent or any of the Parent Subsidiaries.

                  (b) Adequate provision for any material Taxes due or to become due for Parent or any of the Parent Subsidiaries for the period or periods through and including the date of the

                           UPC/FNB WETUMPKA - Page 21

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respective Parent Financial Statements has been made and is reflected on such
Parent Financial Statements.

                  (c) Material deferred Taxes of Parent and the Parent Subsidiaries have been provided for in accordance with GAAP.

         6.9 Environmental Matters. (a) To the Knowledge of Parent, each of Parent and the Parent Subsidiaries, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (b) To the Knowledge of Parent, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Parent or any of the Parent Subsidiaries or any of their respective Operating Properties or Participation Facilities (or Parent in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Parent or any of the Parent Subsidiaries or any of their respective Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor, to the knowledge of Parent, is there any reasonable basis for any Litigation of a type described in this sentence.

                  (c) During the period of (i) Parent's or any of the Parent Subsidiaries' ownership or operation of any of their respective current properties, (ii) any Parent's or any of the Parent Subsidiaries' participation in the management of any Participation Facility, or (iii) Parent's or any of the Parent Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Parent, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Prior to the period of (i) Parent's or any of Parent Subsidiaries' ownership or operation of any of their respective current properties, (ii) Parent's or any of Parent Subsidiaries' participation in the management of any Participation Facility, or (iii) Parent or any of Parent Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Parent, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         6.10 Compliance With Laws. Parent is duly registered as a bank holding company under the BHC Act. Each of Parent and the Parent Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such permits would not be reasonably likely to have,

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



individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of the Parent Subsidiaries:

                  (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent; or

                  (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Parent or any Parent Subsidiary is not in material compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring Parent or any Parent Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         6.11 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Parent or any Parent Subsidiary, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Parent or any Parent Subsidiary.

         6.12 Reports. Since January 1, 1994, or the applicable date of organization if later, Parent and each Parent Subsidiary has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements (the "Parent SEC Reports"), (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including, the financial statements, exhibits, and schedules thereto complied in all material respects with all applicable Laws. As of its respective date, each Parent SEC Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for Parent Subsidiaries that are registered as a broker, dealer, or investment advisor, no Parent Subsidiary is required to file any SEC Documents.

         6.13 Statements True and Correct. None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement to be filed by Parent with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any

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



material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent for inclusion in the Proxy Statement to be mailed to Subject Company's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by Parent or any Parent Subsidiary with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Subject Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that Parent or any Parent Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         6.14 Accounting, Tax, and Regulatory Matters. Neither Parent nor any Parent Subsidiary has taken any action or has any Knowledge of any fact or circumstance relating to Parent that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement.

                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 Affirmative Covenants of Subject Company. Unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or expressly provided for in the Subject Company Disclosure Memorandum, Subject Company shall and shall cause each of the Subject Company Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) use reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         7.2 Negative Covenants of Subject Company. Except as specifically permitted by this Agreement or as and to the extent expressly disclosed or provided for in the Subject Company Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Subject Company covenants and agrees that it will not do

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



or agree or commit to do, or permit any of the Subject Company Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Parent, which consent shall not be unreasonably withheld:

                  (a) amend the Charter, Bylaws, or other governing instruments of Subject Company or any Subject Company Subsidiary; or

                  (b) incur any additional debt obligation for borrowed money (other than indebtedness of Subject Company or the Subject Company Subsidiaries to each other) in excess of an aggregate of $50,000 (for Subject Company and the Subject Company Subsidiaries on a consolidated basis) except in the ordinary course of the business of the Subject Company Subsidiaries consistent with past practices (which shall include, for the Subject Company Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any material Asset of Subject Company or any of the Subject Company Subsidiaries of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Subject Company Disclosure Memorandum); or

                  (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Subject Company or any of the Subject Company Subsidiaries, or declare or pay any dividend or make any other distribution in respect of Subject Company's capital stock, provided that Subject Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Subject Company Common Stock at a rate not in excess of $2.25 per share with usual and regular record and payment dates in accordance with past practice, provided, that, notwithstanding the provisions of Section 1.3, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Subject Company Common Stock do not become entitled to receive both a dividend in respect of their Subject Company Common Stock and a dividend in respect of Parent Common Stock or fail to be entitled to receive any dividend; or

                  (d) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of its common stock or any other capital stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or


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                  (e) adjust, split, combine or reclassify any capital stock of
Subject Company or any of the Subject Company Subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Subject Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Subject Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Subject Company Subsidiary) or any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                  (f) except for purchases of investment securities acquired in the ordinary course of business consistent with past practice, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Subsidiary of Subject Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                  (g) grant any increase in compensation or benefits to the employees or officers of Subject Company or the Subject Company Subsidiaries, except in the ordinary course of business consistent with past practice or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of Subject Company or the Subject Company Subsidiaries; grant any material increase in fees or other increases in compensation or other benefits to directors of Subject Company or the Subject Company Subsidiaries; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of Subject Company); or

                  (h) enter into or amend any employment Contract between Subject Company or the Subject Company Subsidiaries and any Person (unless such amendment is required by Law) that Subject Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (i) adopt any new employee benefit plan of Subject Company or the Subject Company Subsidiaries or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Subject Company or any of the Subject Company Subsidiaries, other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, nor shall Subject Company or any Subject Company Subsidiary make any distributions from such employee benefit plans, except as required by Law, by the terms of such plans, or in a manner consistent with past practices with respect to the applicable plan; provided, however that notwithstanding the foregoing, (1) after the Effective Time, all contributions under Subject Company's defined contribution benefit plan as in effect on the date of this Agreement shall cease and employees

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



of Subject Company and Subject Company Subsidiaries who continue their employment with the Surviving Corporation or a Subject Company or Parent Subsidiary after the Effective Time shall be entitled to participate in Parent's 401(k) Plan to the same extent as other employees of Parent and its Subsidiaries as of immediately after the Effective Time. Such employees shall receive past service credit for their service with Subject Company and the Subject Company Subsidiaries for purposes of eligibility, participation, and vesting in Parent's 401(k) Plan. Subject Company, in coordination with Parent's Human Resources Department, shall take such steps as are necessary to merge Subject Company's defined contribution plan with and into Parent's 401(k) Plan as of the Effective Time or as soon as reasonably practicable after the Effective Time, but any delay in effectuating such merger shall not delay Subject Company's employees' right to participate in Parent's 401(k) Plan as of the Effective Time. Prior to the Effective Time, Subject Company shall fully reserve for all anticipated costs and expenses related to its defined contribution benefit plan and the merger thereof into Parent's 401(k) Plan, or termination thereof if it cannot be economically or easily merged into Parent's 401(k) Plan. Subject Company, in coordination with Parent's Human Resources Department, shall obtain such regulatory determinations regarding the merger of its defined contribution benefit plan into Parent's 401(k) Plan (or termination of Subject Company's plan) as may be appropriate to ensure the qualified status of such plans and related trusts under the Internal Revenue Code; (2) to the extent not prohibited by applicable law, prior to the Effective Time of the Merger Subject Company shall take such steps as are necessary or appropriate, if any, to amend Subject Company's phantom stock plan so that it would terminate at the Effective Time of the Merger; and prior to the Effective Time, Subject Company shall fully reserve for all costs and expenses, including funding obligations, to fully fund all obligations arising under any such phantom stock plan;

                  (j) make any material change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Subject Company or the Subject Company Subsidiaries for material money damages or restrictions upon the operations of Subject Company or the Subject Company Subsidiaries; or

                  (l) except in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material Contract (excluding any loan Contract) or waive, release, compromise, or assign any material rights or claims.

         7.3 Covenants of Parent. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent covenants and agrees that it shall (i) continue to conduct its business and the business of the Parent Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the Parent Common Stock and the business prospects of Parent and the Parent Subsidiaries, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or prevent the transactions contemplated hereby, including

                           UPC/FNB WETUMPKA - Page 27

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the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, or (c) result in Parent entering into an agreement with respect to an Acquisition Proposal with a third party which could be reasonably expected to result in the Merger not being consummated or an agreement with respect to an Acquisition Proposal to be consummated prior to the Closing Date which would effect a change in the number or kind of shares of Parent Common Stock held by Parent shareholders immediately prior to such consummation; provided, that the foregoing shall not prevent Parent or any Parent Subsidiary from acquiring any other Assets or businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Parent, desirable in the conduct of the business of Parent and the Parent Subsidiaries and would not, in the reasonable judgment of Parent, likely delay the Effective Time to a date subsequent to the date set forth in Section 10.1(e) of this Agreement.

         7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and, to the extent permitted by Law, shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

         8.1 Registration Statement; Proxy Statement; Shareholder Approval. Each of Parent and Subject Company shall prepare and file the Registration Statement, of which the Proxy Statement shall form a part, with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and Parent shall take any action

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required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Parent Common Stock upon consummation of the Merger. Each of Parent and Subject Company shall furnish all information concerning it and the holders of its capital stock as the other Party may reasonably request in connection with such action. Subject Company shall call a Shareholders' Meeting, to be held after the Registration Statement is declared effective by the SEC for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. Assuming the Registration Statement is then effective, the Subject Company shall call the Shareholders' Meeting to be held not later than 40 days after the Parent's 1998 Annual Meeting of Shareholders. Otherwise, the Subject Company shall call a Shareholders' Meeting as soon thereafter as practicable after the Registration Statement is declared effective by the SEC. In connection with the Shareholders' Meeting, (i) the Board of Directors of Subject Company shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to its shareholders the approval of the Merger, and (ii) the Board of Directors (subject to compliance with its fiduciary duties as advised by counsel) and officers of Subject Company shall use their reasonable efforts to obtain shareholder approval.

         8.2 Authorization of Shares; Exchange Listing. Parent shall submit to its shareholders, at the 1998 Annual Meeting of Shareholders of Parent, a proposal to amend the Restated Charter of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock by an amount at least equal to the number of shares of Parent Common Stock issuable in connection with the Merger, and, subject to the approval of such amendment by the shareholders of Parent, shall cause such amendment to become effective and reserve for issuance a sufficient number of shares of Parent Common Stock for the purpose of issuing shares of Parent Common Stock in accordance with the provisions of
Section 3.1 of this Agreement and the Plan of Merger. Parent shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Parent Common Stock to be issued to the holders of Subject Company Common Stock or Subject Company Options pursuant to the Merger, and Parent shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

         8.3 Applications. Parent shall prepare and file, and Subject Company shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least five business days prior to each filing, Parent shall provide Subject Company and its counsel with copies of such applications. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

         8.4 Filings With State Offices. Upon the terms and subject to the conditions of this Agreement, Parent, Merger Subsidiary and Subject Company shall execute and file the Articles of Merger with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Delaware in connection with the Closing.

                           UPC/FNB WETUMPKA - Page 29

         8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement. The Board of Directors of Subject Company shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to Subject Company Shareholders that they vote "For" the approval of this Agreement and the Plan of Merger.

         8.6 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such Party's customers, jeopardize any attorney-client privilege or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation by a Party shall affect the representations and warranties of the other Party.

                  (b) Each Party will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents, consultants, and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary Consents of Regulatory Authorities) or by other requirements of Law, all confidential documents and confidential or proprietary information concerning the other Parties gathered from the other Parties, or their respective officers, directors, employees, agents, consultants or Representatives, pursuant to this Agreement, except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the Party receiving such documents or information,
(b) in the public domain through no fault of such receiving Party, or (c) later acquired by the receiving party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Except as provided in Sections 8.1,
8.2 and 8.3 hereof, no Party will disclose or otherwise provide any such confidential or proprietary documents or information to any other Person, except to the Party's auditors, Representatives and other consultants and advisors who need such documents or information in connection with this Agreement and the transactions contemplated

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



hereby, and the Parties agree to cause each of the foregoing to be subject to and bound by the confidentiality provisions hereof.

         8.7 Press Releases. Prior to the Effective Time, Subject Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section
8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         8.8 Certain Actions. (a) Except with respect to this Agreement and the transactions contemplated hereby, after the date of this Agreement, neither Subject Company, the Subject Company Subsidiaries nor any Representatives thereof retained by Subject Company or the Subject Company Subsidiaries shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Subject Company's Board of Directors as advised by counsel, Subject Company, the Subject Company Subsidiaries, or Representatives thereof shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Subject Company may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Subject Company shall promptly notify Parent orally and in writing in the event that it receives any Acquisition Proposal or inquiry related thereto. Subject Company shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

                  (b) As a condition of and as an inducement to Parent's entering into this Agreement, Subject Company covenants, acknowledges, and agrees that it shall be a specific, absolute, and unconditionally binding condition precedent to Subject Company's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, conditional or unconditional) with any third party with respect to an Acquisition Proposal, or supporting or indicating an intent to support an Acquisition Proposal, other than this Agreement and the transactions contemplated in this Agreement, regardless of whether Subject Company has otherwise complied with the provisions of Section 8.8(a) hereof, that Subject Company or such third party which is a party of the Acquisition Proposal shall have paid Parent, as liquidated damages, the sum of Two Million Seven Hundred Thousand Dollars ($2,700,000), which sum represents the (i) direct costs and expenses (including, but not limited to, fees and expenses incurred by Parent's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by or on behalf of Parent in negotiating and undertaking to carry out the transactions contemplated by this Agreement; and (ii) indirect costs and expenses of Parent in connection with the transactions contemplated by this Agreement, including Parent's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; and (iii) Parent's loss as a result of the transactions

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contemplated by this Agreement not being consummated. Accordingly, Subject
Company hereby stipulates and covenants that prior to Subject Company's entering into a letter of intent, agreement in principle, or definitive agreement, (whether binding or non-binding, conditional or unconditional) with any third party with respect to an Acquisition Proposal or supporting or indicating an intent to support an Acquisition Proposal, either Subject Company or such third party shall have paid to Parent the amount set forth above in immediately available funds to satisfy the specific, absolute, and unconditionally binding condition precedent imposed by this Section 8.8. Notwithstanding anything to the contrary in this Section 8.8(b), in the event such Acquisition Proposal should be the result of a hostile takeover of Subject Company, any sums due Parent hereunder shall be paid only at the closing of the transactions set forth in such Acquisition Proposal. Parent acknowledges that under no circumstances shall any officer or director of Subject Company) (unless such officer or director shall have an interest in a potential acquiring party in any Acquisition Proposal) be held personally liable to Parent for any amount of the foregoing payment. On payment of such amount to Parent, Parent shall have no cause of action or claim (either in law or equity) whatsoever against Subject Company, or any officer or director of Subject Company, with respect to or in connection with such Acquisition Proposal or this Agreement.

                  (c) The requirements, conditions, and obligations imposed by this Section 8.8 shall continue in full force and effect from the date of this Agreement until the earlier of (i) the Effective Time or (ii) December 31, 1998; or (iii) the date on which this Agreement shall have been terminated (i) mutually by the Parties pursuant to Section 10.1(a) of this Agreement; (ii) by Subject Company pursuant to Section 10.1(b), 10.1(c) or 10.1(g) of this Agreement; (iii) by Subject Company pursuant to Section 10.1(e), but only in the event the failure to close by the particular date is not due to litigation or other delays related to an Acquisition Proposal; (iv) by either Party pursuant to Section 10.1(d)(1)(i) of this Agreement; or (v) by Parent pursuant to Section 10.1(f) of this Agreement.

         8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         8.10 Agreement of Affiliates. Subject Company has disclosed in Section
8.10 of the Subject Company Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of Subject Company as of the date of this Agreement for purposes of Rule 145 under the 1933 Act. Subject Company shall use its reasonable efforts to cause each such Person to deliver to Parent not later than 40 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Subject Company Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Parent Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the

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



1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Parent and Subject Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of Parent Common Stock issued to such affiliates of Subject Company in exchange for shares of Subject Company Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and Subject Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.10 (and Parent shall be entitled to place restrictive legends upon certificates for shares of Parent Common Stock issued to affiliates of Subject Company pursuant to this Agreement to enforce the provisions of this Section 8.10). Parent shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Parent Common Stock by such affiliates.

         8.11 Employee Benefits and Contracts. (a) Following the Effective Time, Parent shall provide to officers and employees of the Subject Company and any Subject Company Subsidiary, employee benefits under employee benefit and welfare plans of Parent or the Parent Subsidiaries on terms and conditions which when taken as a whole are substantially similar to those currently provided by Parent or a Parent Subsidiary to their similarly situated officers and employees. For purposes of participation, vesting, and (except in the case of retirement plans) benefit accrual under such employee benefit plans, the service of the employees of the Subject Company and any Subject Company Subsidiary prior to the Effective Time shall be treated as service with Parent or a Parent Subsidiary participating in such employee benefit plans. Parent acknowledges its agreements with respect to continuing employee benefit and related matters as set forth in
Section 7.2(i) above.

                  (b) Parent and Subject Company hereby acknowledge that consummation of the Merger will constitute a "Change in Control" under Subject Company's phantom stock plan and agreement.

         8.12 Indemnification. (a) After the Effective Time, Parent shall indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of the Subject Company and any Subject Company Subsidiary (each, an "Indemnified Party") (including any person who becomes a director, officer, employee, or agent prior to the Effective Time) against all Liabilities (including reasonable attorneys' fees, and expenses, judgments, fines and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under any of Tennessee Law, Subject Company's Charter and Bylaws as in effect on the date hereof and any indemnity agreements entered into prior to the date of this Agreement by Subject Company or any Subject Company Subsidiary and any director, officer, employee or agent of Subject Company or any Subject Company Subsidiary, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by Parent is required to effectuate any indemnification, Parent shall direct, at

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



the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and the Indemnified Party.

                  (b) Parent shall use its reasonable efforts (and Subject Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time Subject Company's existing directors' and officers' liability insurance policy (provided that Parent may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Subject Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that the Surviving Corporation shall not be obligated to make aggregate annual premium payments for such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Subject Company's directors and officers, 150% of the annual premium payments on Subject Company's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                  (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Parent thereof, provided that the failure so to notify shall not affect the obligations of Parent under this Section 8.12 unless and to the extent such failure materially increases Parent's Liability under this Section 8.12. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties or between the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Parent shall be obligated pursuant to this paragraph (c) to pay for only two firms of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent or have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                  (d) If either Parent or the Surviving Corporation or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the

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



continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.12.

                  (e) Parent shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 8.12.

                  (f) The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

                  (a) Shareholder Approval. The shareholders of Subject Company shall have approved this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments (without regard to any shares which are voted pursuant to irrevocable proxies, the validity of which has been contested by the underlying owner, unless the underlying owner has given written instructions with respect to the voting of such shares in connection with this Agreement).

                  (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (other than matters relating to the raising of additional capital or the disposition of Assets or deposit Liabilities and associated branches) which in the reasonable judgment of the Board of Directors of Parent would so materially adversely impact the financial or economic benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, Parent would not, in its reasonable judgment, have entered into this Agreement.

                  (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

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




                  (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered by Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                  (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

                  (f) Exchange Listing. The shares of Parent Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (g) Tax Matters. Parent shall have received a written opinion of counsel from Wyatt, Tarrant & Combs, and Subject Company shall have received a written opinion of counsel from Balch & Bingham, LLP, in form and substance reasonably satisfactory to Parent and Subject Company, respectively, dated as of the Effective Time, in each case substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) Parent, Merger Subsidiary and Subject Company will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code; (iii) no gain or loss will be recognized by the shareholders of Subject Company who exchange all of their Subject Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock),
(iv) the tax basis of the Parent Common Stock received by shareholders of Subject Company who exchange Subject Company Common Stock solely for Parent Common Stock in the Merger will be the same as the tax basis of the Subject Company Common Stock surrendered in exchange therefor, (v) the holding period of the Parent Common Stock received by shareholders of Subject Company in the Merger will include the period during which the shares of Subject Company Common Stock surrendered in exchange therefor were held, provided such Subject Company Common Stock was held as a capital asset by the holder of such Subject Company Common Stock at the Effective Time, and (vi) neither Subject Company nor Parent will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, such counsel shall require and be entitled to rely upon representations and covenants of officers of Parent, Subject Company, shareholders of Subject Company and others reasonably satisfactory in form and substance to such counsel.

         9.2 Conditions to Obligations of Parent. The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 11.6(a) of this Agreement:


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                  (a) Representations and Warranties. For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of Subject Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specific date shall speak only as of such date). The representations and warranties of Subject Company set forth in Sections 5.1, 5.2, 5.3, 5.19 and 5.20 of this Agreement shall each be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Subject Company set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.19 and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Subject Company, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Subject Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. Subject Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Subject Company's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent shall request.

                  (d) Parent Pooling Letter. Parent shall have received a copy of a letter, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to it and in a form reasonably acceptable to it, from Price Waterhouse LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

                  (e) Employment Agreements. Robert M. Barrett, Travis Cosby, III and Michael R. Morgan each shall have executed and delivered at Closing employment agreements substantially similar to those attached hereto collectively as Exhibit 3.

                  (f) Amendment of Parent's Charter. The shareholders of Parent shall have approved an amendment to Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock to at least 200,000,000 and in any event to a sufficient number of authorized shares of Parent Common Stock to enable Parent to issue authorized shares of Parent Common Stock in accordance with its obligations under Article 3 of this Agreement and the Plan of Merger.

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




         9.3 Conditions to Obligations of Subject Company. The obligations of Subject Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Subject Company pursuant to Section 11.6(b) of this Agreement.

                  (a) Representations and Warranties. For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Parent set forth in Sections 6.1, 6.2, 6.3 and 6.14 of this Agreement shall each be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 6.1, 6.2, 6.3 and 6.14) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Parent; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. Parent shall have delivered to Subject Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent's or Merger Subsidiary's Boards of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Subject Company shall request.

                  (d) Employment Agreements. Robert M. Barrett, Travis Cosby, III and Michael R. Morgan each shall have been offered employment pursuant to employment agreements substantially similar to those attached hereto collectively as Exhibit 3, which offer shall not have been withdrawn or substantially amended as of the Closing or as of the Effective Time.

                  (e) Fairness Opinion. Subject Company shall have received and opinion from an investment banker or valuation expert to the effect that the Merger is fair to the Subject Company shareholders from a financial point of view dated the date of the Proxy Statement.


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



                                   ARTICLE 10
                                   TERMINATION

         10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Subject Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) By mutual consent of the Board of Directors of Parent and the Board of Directors of Subject Company; or

                  (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) of this Agreement in the case of Parent; or

                  (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                  (d)(1) By the Board of Directors of either Party in the event
(i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Subject Company fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the DGCL and this Agreement at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon, or (2) by Parent in the event the shareholders of Parent, at the 1998 Annual Meeting of Shareholders of Parent, fail to vote their approval of an amendment to the Restated Charter of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock, to the extent Parent would not have sufficient authorized shares of Parent Common Stock available for issuance in the Merger; or

                  (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by September 30, 1998, if the failure to consummate the transactions

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contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                  (f) By the Board of Directors of either party pursuant to
Section 1.6 prior to the expiration of such 30 day period.

                  (g) By the Board of Directors of Subject Company upon written notice to Parent at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

                  (1) the Average Closing Price shall be less than the product of (i) 0.80 and (ii) the Starting Price; and

                  (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.20 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio");

                  subject, however, to the following three sentences. If Subject Company refuses to consummate the Merger pursuant to this
                  Section 10.1(g), it shall give prompt written notice thereof to Parent; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Parent shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by
                  (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Parent Ratio. If Parent makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Subject Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(g).

                  For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:


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                           "Average Closing Price" shall mean the average of the
                  daily last sales prices of Parent Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Parent) for the 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

                           "Determination Date" shall mean the later of the date
                  (i) of the Shareholders' Meeting and (ii) on which the Consent of the Board of Governors of the Federal Reserve System shall be received (without regard to any requisite waiting period thereof).

                           "Index Group" shall mean the 15 bank holding
                  companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that any such company or companies are removed from the Index Group as a result of any of the events described in the preceding sentence, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 15 bank holding companies and the weights attributed to them are as follows:

Bank Holding Companies                     Weighting
----------------------                     ---------
AmSouth Bancorporation                       5.367%
BB&T Corporation                             8.928
Commerce Bancshares, Inc.                    2.474
Crestar Financial Corporation                7.353
First of America Bank Corporation            3.895
First Security Corporation                   7.725
First Tennessee National Corp.               4.275
Firstar Corporation                          9.654
Huntington Bancshares, Inc.                 12.753
Marshall & Ilsley Corporation                6.761
Mercantile Bancorporation, Inc.              8.688
National Commerce Bancorp                    3.258
Old Kent Financial Corporation               3.137
Regions Financial Corporation                9.079
SouthTrust Corporation                       6.655
                                            ------
Total                                       100.00%
                                            ======

                           UPC/FNB WETUMPKA - Page 41

                           "Index Price" on a given date shall mean the weighted
                  average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

                           "Starting Date" shall mean the fourth full trading
                  day after the announcement by press release of the Merger.

                           "Starting Price" shall mean the closing price per
                  share of Parent Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Parent) on the Starting Date.

         If Parent or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Parent shall be appropriately adjusted for the purposes of applying this Section 10.1(g).

         10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 8.6(b), Section 8.8,
Section 11.2 and Section 11.3 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to the terms of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement.

         10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.

                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 Definitions. (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

         "Affiliate" of a Person shall mean any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person.

                           UPC/FNB WETUMPKA - Page 42

         "Agreement" shall mean this Agreement, including the Stock Option Agreement and the Exhibits delivered pursuant hereto and incorporated herein by reference.

         "Articles of Merger" shall mean the Articles of Merger to be executed by Parent, Merger Subsidiary and Subject Company and filed with the Secretary of State of the Tennessee and the Secretary of State of Delaware relating to the Merger as contemplated by Section 1.1 of this Agreement.

         "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "Bank" shall mean First National Bank, Wetumpka, Delaware.

         "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

         "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

         "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

         "DGCL" shall mean the Delaware General Corporation Law.

         "Dissenting Shares" shall mean any shares of Subject Company Common Stock with respect to which the record or beneficial holder has properly perfected the holder's rights to dissent under Section 262 of the DGCL.


                           UPC/FNB WETUMPKA - Page 43

         "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq.("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with Subject Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA.

         "Exhibits" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

         "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

         "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

         "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.


                           UPC/FNB WETUMPKA - Page 44

         "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or General Counsel of such Person.

         "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

         "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes upon the assets or properties of a Party or its Subsidiaries which are not yet due and payable, and
(ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

         "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

         "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement in accordance with applicable Law, provided that "Material Adverse Effect" and "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party, (d) changes in economic conditions or

                           UPC/FNB WETUMPKA - Page 45
interest rates generally affecting financial institutions, or (e) the direct effects of compliance with this Agreement (including the expense associated with the vesting of benefits under the various employee benefit plans of Subject Company as a result of the Merger constituting a change of control) on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by the Agreement.

         "Merger Subsidiary" shall mean Union Planters Holding Corporation, a wholly owned subsidiary of Parent organized under the Laws of the State of Tennessee.

         "Merger Subsidiary Common Stock" shall mean the $1.00 par value common stock of Merger Subsidiary.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "1933 Act" shall mean the Securities Act of 1933, as amended.

         "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Operating Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "Parent Capital Stock" shall mean, collectively, the Parent Common Stock, the Parent Preferred Stock and any other class or series of capital stock of Parent.

         "Parent Common Stock" shall mean the $5.00 par value common stock of Parent.

         "Parent Disclosure Memorandum" shall mean the written information entitled "Parent Memorandum" delivered prior to the date of this Agreement to Subject Company describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

         "Parent Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Parent as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30,

                           UPC/FNB WETUMPKA - Page 46

1997 and for each of the three years ended December 31, 1996, 1995 and 1994, as filed by Parent in SEC Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

         "Parent Preferred Stock" shall mean the no par value preferred stock of Parent and shall include the (i) Series A Preferred Stock and (ii) Series E 8% Cumulative, Convertible Preferred Stock, of Parent ("Parent Series E Preferred Stock").

         "Parent Rights" shall mean the preferred stock purchase rights issued pursuant to the Parent Rights Agreement.

         "Parent Rights Agreement" shall mean that certain Rights Agreement, dated January 19, 1989, between Parent and UPNB, as Rights Agent.

         "Parent Subsidiaries" shall mean the Subsidiaries of Parent and any corporation, bank, or other organization acquired as a Subsidiary of Parent in the future and owned by Parent at the Effective Time.

         "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "Party" shall mean either Subject Company or Merger Subsidiary or Parent, and "Parties" shall mean, collectively, Subject Company, Merger Subsidiary and Parent.

         "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

         "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "Plan of Merger" shall mean the Plan of Merger of even date herewith entered into by Parent, Merger Subsidiary and Subject Company, in the form of
Exhibit 1.

         "Proxy Statement" shall mean the proxy statement used by Subject Company to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall

                           UPC/FNB WETUMPKA - Page 47
include the prospectus of Parent relating to the issuance of the Parent Common Stock to holders of Subject Company Common Stock.

         "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the 1933 Act with respect to the shares of Parent Common Stock to be issued to the shareholders of Subject Company in connection with the transactions contemplated by this Agreement.

         "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Department of Financial Institutions of the State of Tennessee, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NYSE, the NASD, and the SEC.

         "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

         "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person.

         "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Law.

         "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         "Shareholders' Meeting" shall mean the meeting of the shareholders of Subject Company to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

         "Subject Company Common Stock" shall mean the common stock of Subject Company.

         "Subject Company Disclosure Memorandum" shall mean the written information entitled "Subject Company Disclosure Memorandum" delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

                           UPC/FNB WETUMPKA - Page 48

         "Subject Company Financial Statements" shall mean (i) the consolidated statements of financial position (including related notes and schedules, if any) of Subject Company as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, and for each of the three fiscal years ended December 31, 1996, 1995 and 1994, and (ii) the consolidated statements of financial position of Subject Company (including related notes and schedules, if any) and related statements of operations, shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to September 30, 1997.

         "Subject Company Stock Plans" shall mean the existing stock option and other stock-based compensation plans of Subject Company.

         "Subject Company Subsidiaries" shall mean the Subsidiaries of Subject Company, which shall include Subject Company Subsidiaries described in Section
5.4 of this Agreement and any corporation, bank, or other organization acquired as a Subsidiary of Subject Company in the future and owned by Subject Company at the Effective Time.

         "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 10% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such equity the equity securities of which are owned or controlled in a fiduciary capacity.

         "Surviving Corporation" shall mean Merger Subsidiary as the surviving corporation resulting from the Merger.

         "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

         "TBCA" shall mean the Tennessee Business Corporation Act.

         (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2 Expenses. (a) Except as otherwise provided in this Section 11.2 or
Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and

                           UPC/FNB WETUMPKA - Page 49
application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement based on the relative Asset sizes of the Parties at December 31, 1996.

                  (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

         11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, except as specifically described in Section 11.3 of the Subject Company Disclosure Memorandum. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Subject Company or Parent other than those disclosed in the previous sentence, each of Subject Company and Parent, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability incurred by such party in respect of any such claim.

         11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments referred to herein and the Supplemental Letter of even date herewith) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, between Parent and Subject Company. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in
Section 8.12 of this Agreement.

         11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained.

         11.6 Waivers. (a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Subject Company, to waive or extend the time for the compliance or fulfillment by Subject Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.


                           UPC/FNB WETUMPKA - Page 50

                  (b) Prior to or at the Effective Time, Subject Company, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations of Subject Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Subject Company.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach of a waiver of any other condition or of the breach of any other term of this Agreement.

         11.7 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the person at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Subject Company:           First National Bancshares of Wetumpka, Inc.
                           408 S. E. Main Street
                           Wetumpka, Alabama  36092
                           Attention: Robert M. Barrett
                           Telecopy Number: (334) 567-1609

Copy to Subject Counsel:   Balch & Bingham LLP
                           The Winter Building
                           2 Dexter Avenue
                           Montgomery, Alabama 36101
                           Attention:  Michael D. Waters
                           Telecopy Number:  (334) 269-3115


                           UPC/FNB WETUMPKA - Page 51

Parent:                    Union Planters Corporation
                           7130 Goodlett Farms Parkway
                           Memphis, Tennessee  38018
                           Attention: Jackson W. Moore
                           Telecopy Number: (901) 580-2939

Copy to Counsel:           Union Planters Corporation
                           7130 Goodlett Farms Parkway
                           Memphis, Tennessee 38018
                           Attention: E. James House, Jr., Esq.
                           Telecopy Number: (901) 580-2939

                                       and

                           Wyatt, Tarrant & Combs
                           6075 Poplar Avenue, Suite 650
                           Memphis, Tennessee 38017
                           Attention: R. Nash Neyland, Esq.
                           Telecopy Number: (901) 537-1010


         11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

         11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

         11.13 Enforcement of Agreement. The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly

                           UPC/FNB WETUMPKA - Page 52
agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be enforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


ATTEST:                             FIRST NATIONAL BANCSHARES OF WETUMPKA, INC.



By: /s/ Travis Cosby, III           By: /s/ Robert M. Barrett
   --------------------------          ---------------------------------------
                                       Robert M. Barrett
                                       Chairman, President & CEO

[CORPORATE SEAL]

ATTEST:                             UNION PLANTERS CORPORATION



By: /s/ E. James House, Jr.         By: /s/ Jackson W. Moore
   --------------------------          ---------------------------------------
                                       Jackson W. Moore
                                       President & Chief Operating Officer


ATTEST:                             UNION PLANTERS HOLDING CORPORATION


By: /s/ Lynn L. Lanigan             By: /s/ Jackson W. Moore
   --------------------------          ---------------------------------------
                                       Jackson W. Moore
                                       President
[CORPORATE SEAL]

                           UPC/FNB WETUMPKA - Page 53

December 30, 1997


First National Bancshares of Wetumpka, Inc.
408 S. E. Main Street
Wetumpka, Alabama  36092

Ladies and Gentlemen:


                  We have, today, entered into an Agreement and Plan of Merger (the "Agreement") between Union Planters Corporation ("Parent"), Union Planters Holding Corporation ("Merger Subsidiary") and First National Bancshares of Wetumpka, Inc. ("Subject Company"). This Supplemental Letter is intended to set forth certain additional agreements and understandings of Parent and Subject Company. Each of such parties agrees that this letter is an integral part of the Agreement and is being entered into separately, solely as an accommodation to Subject Company. All terms used herein without definition have the same meaning as ascribed to such terms in the Agreement.

                  Accordingly, in consideration of the Parties having entered into the Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is further agreed that:


         A.       BENEFIT PLANS

                  1. DEFINED CONTRIBUTION PLAN. Notwithstanding anything to the contrary in the Agreement, after the Effective Time, all contributions under Subject Company's Defined Contribution Plan ("Plan") as in effect on the date of the Agreement shall cease and employees of Subject Company and the Subject Company Subsidiaries who continue their employment with Parent or Parent's Subsidiaries after the Effective Time shall be entitled to participate in Parent's 401(k) Plan to the same extent as other employees of Parent as of immediately after the Effective Time. Such employees shall receive past service credit for their service with Subject Company and the Subject Company Subsidiaries for purposes of eligibility, participation, and vesting in Parent's 401(k) Plan. Subject Company, in coordination with Parent's Human Resources

Department, shall take such steps as are necessary to merge Subject Company's Plan with and into Parent's 401(k) Plan as of the Effective Time or as soon as reasonably practicable after the Effective Time, but any delay in effectuating such merger shall not delay Subject Company's employees' right to participate in Parent's 401(k) Plan as of the Effective Time; provided, however, that should a merger of Subject Company's Plan be prohibited by law or not adminstratively feasible, as determined by Parent's Human Resources Department, then Subject Company shall take such steps necessary to terminate its Plan as of or immediately prior to the Effective Time of the Merger. Prior to the Effective Time, Subject Company shall fully reserve for all anticipated costs and expenses related to its Plan and the merger thereof into Parent's 401(k) Plan, or termination thereof, whichever may be the case. Subject Company, in coordination with Parent's Human Resources Department, shall obtain such regulatory determinations regarding the termination of Subject Company's Plan, if applicable, or regarding the merger of Subject Company's Plan into the Parent 401(k) Plan, in either case as may be appropriate to ensure the qualified status of such plans and related trusts under the Internal Revenue Code.

         2. Employee Stock OwnershipPlan. Subject Company represents and warrants that its Employee Stock Ownership Plan ("ESOP") is not leveraged. Notwithstanding anything to the contrary in the Agreement, after the Effective Time, all contributions under Subject Company's ESOP as in effect on the date of the Agreement shall cease and employees of Subject Company and the Subject Company Subsidiaries who continue their employment with Parent or Parent's Subsidiaries after the Effective Time shall be entitled to participate in Parent's ESOP Plan to the same extent as other employees of Parent as of immediately after the Effective Time. Such employees shall receive past service credit for their service with Subject Company and the Subject Company Subsidiaries for purposes of eligibility, participation, and vesting in Parent's ESOP. Subject Company, in coordination with Parent's Human Resources Department, shall take such steps as are necessary to merge Subject Company's ESOP with and into Parent's ESOP as of the Effective Time or as soon as reasonably practicable after the Effective Time, but any delay in effectuating such merger shall not delay Subject Company's employees' right to participate in Parent's ESOP as of the Effective Time; provided, however, that should a merger of Subject Company's ESOP be prohibited by law or not adminstratively feasible, as determined by Parent's Human Resources Department, then Subject Company shall take such steps necessary to terminate its ESOP as of or immediately prior to the Effective Time of the Merger. Prior to the Effective Time, Subject Company shall fully reserve for all anticipated costs and expenses related to its ESOP and the merger thereof into Parent's ESOP, or termination thereof, whichever may be the case. Subject Company, in coordination with Parent's Human Resources Department, shall obtain such regulatory determinations regarding the termination of Subject Company's ESOP, if applicable, or regarding the merger of Subject Company's ESOP into the Parent ESOP, in either case as may be appropriate to ensure the qualified status of such plans and related trusts under the Internal Revenue Code.

         B.       OTHER BENEFIT MATTERS

                  1. Employment Agreements. Attached as Exhibit 4 to the Agreement is a form of employment agreement that will be offered to Messrs. Barrett, Cosby and Morgan. We do not anticipte that there will be any material changes to the form of employment agreement except as may be necessry on an individual basis. In connection therewith, the restricted stock grants to Messrs. Barret and Cosby shall be for 4,000 shares of Parent Common Stock, and for Mr. Morgan will be 2,000 shares of Parent Common Stock. The restricted stock agreements will contain standard provisions with respect to vesting and potential forfeiture, including, but not being limited to, 100% vesting in the event of a change of control of Parent.

                  2. Phantom Stock Plan and Agreement. Notwithstanding anything to the contrary in the Agreement, Subject Company, in coordination with Parent's Human Resources Department, shall takes such steps as are necessary to terminate Subject Company's Phantom Stock Plan and Agreement ("Phantom Stock Plan") as of or immediately prior to the Effective Time of the Merger. Subject Company shall fully reserve for all costs and expenses related to the termination of such Phantom Stock Plan, including, but not limited to, paying all benefits thereunder in cash to the participants entitled to benefits thereunder. Subject Company shall use its best efforts to obtain full and unconditional releases from all participants in the Phantom Stock Plan upon payment of the benefits thereunder.

                  3. Medical, Life and Related Employee Welfare Benefits. After the Effective Time of the Merger, the continuing employees of Subject Company and any Subject Company Subsidiary shall be immediately eligible to receive group hospitalization, medical, life, disability, and other employee welfare benefits no less than those provided to other employees of Parent or Parent Subsidiaries holding comparable positions. Parent shall provide full coverage under its group medical, dental, flex benefits, severance, disability, and life insurance plans. For purposes of eligibility, benefit accrual and vesting, Subject Company employees shall receive full service credit for service at Subject Company prior to the Effective Date of the Merger. After the Effective Time of Merger, Subject Company, in coordination with Parent's Human Resources Department, shall take such steps as are necessary to terminate all such employee welfare benefits plans it maintained for its employees immediately prior to the Effective Time of the Merger. Prior to the Effective Time of the Merger, Subject Company shall fully reserve for all costs and expenses related to such employee welfare benefit plans, and the termination thereof, as well as for all costs related thereto which would continue after the Effective Time of Merger, including, but not limited to, costs arising under or pursuant to the Consolidated Omnibus Budget Reconciliation Act and reserves required for post-termination benefits.

                  4. Accrued Vacation and Sick Leave. Notwithstanding anything to the contrary above, beginning with the calendar first year following the Effective Time of the Merger, Subject Company employees shall become subject to Parent's policies and procedures relative to accrued vacation, sick leave and other paid time-off benefits. For the remainder of the calendar year in which the Effective Time of the Merger occurs, however, all existing Subject Company vacation, sick leave and other paid time-off benefits will remain in force and effect as to the then former Subject Company employees and shall be administered in accordance with the terms of such plans and consistent with past practices. On January 1st next following the Effective Time of the Merger, the Subject Company vacation, sick leave and other paid time-off benefit plans and arrangements shall terminate. In their place Parent's vacation, sick leave and other paid time-off benefit plans, arrangements and policies shall become effective and applicable to the then former Subject Company employees who are still employed by Parent or any of its Subsidiaries. The applicable then former Subject Company employees will be given full credit for prior service at Subject Company or any Subject Company subsidiary for purposes of participation, vesting and benefit accrual under the terms of the Parent plans, arrangements and policies; however, the applicable then former Subject Company employees shall not be allowed to carryover or carryforward any accrued vacation, sick leave or other paid time-off benefits under the former Subject Company plans and neither Subject Company, any Subject Company Subsidiary, Parent nor any Parent Subsidiary shall pay for any of the accrued vacation, sick leave other paid time-off days or benefits under the Subject Company plans unless payment for lost accrued days or benefits is specifically provided for in the respective plans as they exist on the date hereof. The agreement of Parent to provide Subject Company employees with credit for prior service is based on the representation by Subject Company that its vacation, sick leave and other paid time-off benefit plans do not provide for payment of unused days or benefits upon termination of the plans or should the employee's employment with Subject Company or any Subject Company Subsidiary be terminated for any reason.

         C.       GENERAL CONCERNS.

                  Notwithstanding anything in this Supplemental Letter to the contrary, the rights granted by Parent to Subject Company employees in connection with the Merger shall not in and of themselves be construed in any way to be an employment contract with, or right to employment by, Subject Company, Parent, or any other subsidiary of Parent after the Effective Time. In addition, no rights or vesting in any stock, pension, welfare, benefit or other benefit or welfare plan of Subject Company or any Subject Company Subsidiary, shall be accelerated or modified in contravention of the accounting rules necessary to account for the Merger under the "pooling of interest" method of accounting. To the extent that any employee benefit or welfare benefit plan of Subject Company or Subject Company Subsidiary, including, but not limited to, the Subject Company ESOP or Subject Company Phantom Stock Plan, provides for acceleration of vesting rights upon consummation of the Merger, Subject Company shall take such steps as are appropriate or necessary to amend such plan or arrangement if such amendment were determined to be necessary to allow the Merger to be accounted for under the "pooling of interests" method of accounting. Furthermore, to the extent that any of the contemplated agreements set forth in this Supplemental Letter would cause the Merger not to be accounted for as a pooling of interests, then Subject Company is not obligated to effect the Merger and the parties agree to negotiate, in good faith, to restructure the agreements contemplated by this Supplemental Letter in a manner that would permit the Merger to be accounted for as a pooling of interests and provide substantially the same economic value to the recipient of the benefit.

         Upon execution of this Supplemental Letter (or counterparts thereof) by the parties hereto this Supplemental Letter shall constitute an agreement between the parties to be enforceable following the Effective Time of the Merger by either party hereto or by any other party who is intended to be benefitted hereunder.

                                    UNION PLANTERS CORPORATION

                                             By:
                                                -------------------------------


                                    UNION PLANTERS HOLDING CORPORATION

                                             By:
                                                -------------------------------


                                    FIRST NATIONAL BANCSHARES OF WETUMPKA, INC.

                                             By:
                                                -------------------------------

                                                                      APPENDIX B

                                                                       Exhibit 1
                                 PLAN OF MERGER
                                       OF
                   FIRST NATIONAL BANCSHARES OF WETUMPKA, INC.
                                  WITH AND INTO
                       UNION PLANTERS HOLDING CORPORATION

         Pursuant to this Plan of Merger ("Plan of Merger"), First National Bancshares of Wetumpka, Inc. ("Subject Company"), a corporation organized and existing under the laws of the State of Delaware, shall be merged with and into Union Planters Holding Corporation ("Merger Subsidiary"), a corporation organized and existing under the laws of the State of Tennessee and which is a wholly-owned subsidiary of Union Planters Corporation ("Parent").

         Except as otherwise provided herein, the capitalized terms set forth below shall have the meanings ascribed thereto in that certain merger agreement dated as of December 30, 1997 between Parent, Merger Subsidiary and Subject Company (the "Agreement"), of which this Plan of Merger is Exhibit 1

                                    ARTICLE 1
                                 TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of the Agreement and this Plan of Merger, at the Effective Time, Subject Company shall be merged with and into Merger Subsidiary in accordance with the provisions of Section 48-21-109 of the TBCA and Section 252 of the DGCL, and with the effect provided in Section 48-21-108 of the TBCA and Section 252 of the DGCL (the "Merger"). Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of the Agreement and this Plan of Merger, which have been or will be approved and adopted by the respective Boards of Directors of Subject Company, Parent and Merger Subsidiary.

         1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

         1.3 Effective Time. The Merger and other transactions contemplated by the Agreement and this Plan of Merger shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of the State of Tennessee (the "Effective Time").

         1.4 Restructure of Transaction. Subject to the terms of the Agreement, Parent shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger

                               Plan of Merger - 1
contemplated by the Agreement and this Plan of Merger in order to achieve tax benefits or for any other reason which Parent may deem advisable.

                                    ARTICLE 2
                                 TERMS OF MERGER

         2.1 Charter. The Charter (the "Charter") of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

         2.2 Bylaws. The Bylaws of Merger Subsidiary (the "Bylaws") in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         2.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

         3.1 Conversion of Shares. Subject to the provisions of this Article 3 (and Article 3 of the Agreement), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, Subject Company, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of Parent Capital Stock, including any associated Parent Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of the Surviving Corporation from and after the Effective Time.

                  (c) Except for Dissenting Shares, each share of Subject Company Common Stock, including any associated or attached Subject Company Rights, (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 4.179 shares of Parent Common Stock (subject to possible adjustment as

                               Plan of Merger - 2
set forth in Section 10.1(g) of the Agreement, the "Exchange Ratio"). Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.

                  (d) Dissenting Shares shall not be converted pursuant to
Section 3.1(c) in the Merger but, at and after the Effective Time, shall present only the right to receive payment in accordance with Section 262 of the DGCL. If a holder of Dissenting Shares becomes ineligible for payment under Section 262 of the DGCL, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 3.1(c) effective as of the Effective Time.

         3.2 Anti-Dilution Provisions. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 Shares Held by Subject Company or Parent. Each of the shares of Subject Company Common Stock held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Subject Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Common Stock multiplied by the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                    ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. Promptly after the Effective Time, Parent and Subject Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to the former shareholders of Subject Company appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Subject Company Common Stock shall pass, only upon proper delivery

                               Plan of Merger - 3
of such certificates to the Exchange Agent). Subject Company shall have the right to review and approve the transmittal materials. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1(c) of this Plan of Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of Subject Company Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Subject Company Common Stock is entitled as a result of the merger until such holder surrenders such holder's certificate or certificates representing the shares of Subject Company Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Subject Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan of Merger or the Agreement notwithstanding, neither Parent nor the Exchange Agent shall be liable to a holder of Subject Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former Subject Company Shareholders. At the Effective Time, the stock transfer books of Subject Company shall be closed as to holders of Subject Company Common Stock immediately prior to the Effective Time and no transfer of Subject Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1(c) and 3.4 of this Plan of Merger in exchange therefor, subject, however, to the Surviving Corporation's obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Subject Company in respect of such shares of Subject Company Common Stock in accordance with the terms of this Plan of Merger and the Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Subject Company Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger and the Agreement. However,

                               Plan of Merger - 4
upon surrender of such Subject Company Common Stock certificate, both a Parent Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Subject Company Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Plan of Merger and the Agreement.

                                    ARTICLE 5
                                  MISCELLANEOUS

         5.1 Conditions Precedent. Consummation of the Merger by Merger Subsidiary shall be conditioned on the satisfaction of or waiver by Parent of the conditions precedent to the Merger set forth in Sections 9.1 and 9.2 of the Agreement. Consummation of the Merger by Subject Company shall be conditioned on the satisfaction of, or waiver by Subject Company of, of the conditions precedent to the Merger set forth in Sections 9.1 and 9.3 of the Agreement.

         5.2 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time by the Parties hereto as provided in Article 10 of the Agreement.

         5.3 Amendments. To the extent permitted by Law, this Plan of Merger may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of the Agreement and this Plan of Merger has been obtained; provided, that after any such approval by the holders of Subject Company Common Stock, there shall be made no amendment that modifies in any material respect the Consideration to be received by the Subject Company Record Holders.

         5.4 Assignment. Except as expressly contemplated hereby, neither this Plan of Merger nor the Agreement, nor any of the rights, interests, or obligations hereunder or thereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, the Agreement and this Plan of Merger will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         5.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.


                               Plan of Merger - 5

         5.6 Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

         5.7 Captions. The captions contained in this Plan of Merger are for reference purposes only and are not part of this Plan of Merger.

             IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Plan of Merger or has caused this Plan of Merger to be executed and delivered in its name and on its behalf by its representatives thereunto duly authorized, all as of the date first written above.


                                    FIRST NATIONAL BANCSHARES OF WETUMPKA, INC.

                                    By  /s/ Robert M. Barrett
                                        ----------------------------------------
                                             Robert M. Barrett
                                             Its:  Chairman, President and CEO
ATTEST:

/s/ Travis Cosby, III   Secretary
---------------------
                                    UNION PLANTERS CORPORATION

                                    By: /s/ Jackson W. Moore
                                        ----------------------------------------
                                             Jackson W. Moore
                                             Its:  President and COO
ATTEST:
/s/ E. James House, Jr.
-------------------------------
E. James House, Jr.
Secretary
                                    UNION PLANTERS HOLDING CORPORATION

                                    By:  /s/ Jackson W. Moore
                                        ----------------------------------------
                                             Jackson W. Moore
                                             Its:  President and COO
ATTEST:
/s/ E. James House, Jr.
-------------------------------
E. James House, Jr.
Secretary



                               Plan of Merger - 6

                                    Exhibit 2

                               AFFILIATE AGREEMENT


Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee  38108
Attention:  Jackson W. Moore, President
and Chief Operating Officer

Gentlemen:

         The undersigned is a shareholder of First National Bancshares of Wetumpka, Inc., ("Subject Company") a corporation organized and existing under the laws of the State of Delaware, and will become a shareholder of Union Planters Corporation ("Parent") pursuant to the transactions described in the Agreement and Plan of Merger, dated as of December 30, 1997, (the "Agreement"), by and between Parent, Union Planters Holding Corporation ("Merger Subsidiary"), and Subject Company. Under the terms of the Agreement, Subject Company will be merged with and into Merger Subsidiary (the "Merger"), and shares of the $1.00 par value common stock of Subject Company ("Subject Company Common Stock") will be converted into and exchanged for shares of the $5.00 par value common stock of Parent ("Parent Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and Parent regarding rights and obligations of the undersigned in connection with the shares of Parent to be received by the undersigned as a result of the Merger.

         In consideration of the Merger and the mutual covenants contained herein, the undersigned and Parent hereby agree as follows:

         1. Affiliate Status. The undersigned understands and agrees that as to Subject Company the undersigned is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that the undersigned will be such an "affiliate" at the time of the Merger.

         2. Initial Restriction on Disposition. The undersigned agrees that the undersigned will not sell, transfer, or otherwise dispose of the undersigned's interest in, or reduce the under-signed's risk relative to, any of the shares of Parent Common Stock into which the undersigned's shares of Subject Company Common Stock are converted upon consummation of the Merger until such time as the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of Parent and Subject Company. Parent agrees that it will publish such results within 45 days after the end of

               UPC - FNB Wetumpka Affiliate's Agreement - - Page i the first fiscal quarter of Parent containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication.

         3. Covenants and Warranties of Undersigned. The undersigned represents, warrants, and agrees that:

         (a) During the 30 days immediately preceding the Effective Time of the Merger, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interest in, or reduce the undersigned's risk relative to, any of the shares of Subject Company Common Stock beneficially owned by the undersigned as of the date of the Shareholders' Meeting of Subject Company held to approve the Merger.

         (b) The Parent Common Stock received by the undersigned as a result of the Merger will be taken for the undersigned's own account and not for others, directly or indirectly, in whole or in part.

         (c) Parent has informed the undersigned that any distribution by the undersigned of Parent Common Stock has not been registered under the 1933 Act and that shares of Parent Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exists or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that Parent is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of Parent Common Stock or to take any other action necessary to make compliance with an exemption from such registration available.

         (d) The undersigned will register, and will cause each of the other parties whose shares are deemed to be beneficially owned by the undersigned pursuant to Section 8 hereof to have all shares of Subject Company Common Stock beneficially owned by the undersigned registered in the name of the undersigned or such parties, as applicable, prior to the Effective Date of the Merger and not in the name of any bank, broker-dealer, nominee, or clearinghouse.

         (e) The undersigned is aware that Parent intends to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code ("Code") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner as Parent for federal income tax purposes. The undersigned acknowledges that Section 1.368-1(b) of the Income Tax Regulations requires "continuity of interest" in order for the Merger to be treated as tax-free under Section 368 of the Code. This requirement is satisfied if, taking into account those Subject Company shareholders who receive cash in exchange for their stock, who receive cash in lieu of fractional shares, or who dissent from the Merger, there is no plan, or intention on the part of the Subject Company shareholders to sell or otherwise dispose of the Parent Common Stock to be received in the Merger. The undersigned has no prearrangement, plan, or intention

              UPC - FNB Wetumpka Affiliate's Agreement - - Page ii to sell or otherwise dispose of an amount of his Parent Common Stock to be received in the Merger which would cause the foregoing requirement not to be satisfied.

         4. Restrictions on Transfer. The undersigned understands and agrees that stop order instructions with respect to the shares of Parent Common Stock received by the undersigned pursuant to the Merger will be given to Parent's Transfer Agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

         "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling-of-interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as Union Planters Corporation ("Parent") has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected. In addition, the shares represented by this certificate may not be sold, transferred, or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of Parent) or
         (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of Parent) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for Parent that such sale or offer is otherwise exempt from the registration requirements of such Act."

                  Such legend will also be placed on any certificate representing Parent securities issued subsequent to the original issuance of the Parent Common Stock pursuant to the Merger as a result of any offer of such shares or any stock dividend, stock split, or other recapitalization as long as the Parent Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. Upon the request of the undersigned, Parent shall cause the certificates representing the shares of Parent Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to restrictions on transfer by virtue of ASR 130 and 135 as soon as practicable after the requirements of ASR 130 and 135 have been met. In addition, if the provisions of Rules 144 and 145 are amended to delete restrictions applicable to the Parent Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Parent, upon the request of the undersigned, will cause the certificates representing the shares of Parent Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Parent of an opinion of its counsel to the effect that such legend may be removed.

         5. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer, or otherwise dispose of the shares of Parent Common Stock received

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



by the undersigned, to the extent he believes necessary, with his counsel or counsel for Subject Company.

         6. Filing of Reports by Parent. Parent agrees, for a period of three years after the Effective Time of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Parent Common Stock issued to the undersigned pursuant to the Merger.

         7. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of Parent Common Stock received by him in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for Parent Common Stock together with such additional information as the transfer agent for Parent Common Stock may reasonably request. If Parent's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Parent shall cause such counsel to provide such opinions as may be necessary to Parent's transfer agent so that the undersigned may complete the proposed sale or transfer.

         8. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply to all shares of the capital stock of Subject Company and Parent that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws, which the undersigned agrees may include, without limitation, shares owned or held in the name of (i) the undersigned's spouse, (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of Parent or becomes a director or officer of Parent upon consummation of the Merger, among other things, any sale of Parent Common Stock by the undersigned within a period of less than six months following the Effective Time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

         9. Miscellaneous. This Affiliate Agreement is the complete agreement between Parent and the undersigned concerning the subject matter hereof. Any notice required to be sent

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



to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties.

         This Affiliate Agreement shall be governed by the laws of the State of Tennessee.

                  This Affiliate Agreement is executed as of the __ day of _____________, 199_.

                                    Very truly yours,




                                    ------------------------------
                                    Affiliate Signature




                                    ------------------------------
                                    Printed Name


                                    ------------------------------

                                    ------------------------------

                                    ------------------------------
                                    Address

                  Add below the signatures of all registered owners of shares deemed to be beneficially owned by the Affiliate.


                                    ------------------------------
                                    Name:
                                         -------------------------


                                    ------------------------------
                                    Name:
                                         -------------------------


                                    ------------------------------
                                    Name:
                                         -------------------------


AGREED TO AND ACCEPTED as of ______________________, 1998.

                                    UNION PLANTERS CORPORATION


                                    By:
                                        --------------------------
                                        Jackson W. Moore
                                        President

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



                                    Exhibit 3

                          FORM OF EMPLOYMENT AGREEMENT

         This Employment Agreement, made and entered into this ____ day of _______, 1998, between [BANK] ("Bank") and ________________ ("Executive"). Union
Planters Corporation ("UPC") owns, directly or indirectly, all of the outstanding capital stock of Bank.

         In consideration of the mutual covenants, promises and agreements herein made, and Ten Dollars ($10.00) in hand paid by each party hereto to the other, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Employment. Bank hereby employs Executive's full-time services as __________________ for a period of time commencing on [insert date of effective date of the merger, and ending thirty-six (36) months thereafter] (or such earlier date as is determined in accordance with Section 5). Additionally, on the third anniversary date of the Effective Date, Executive's term of employment shall be extended for an additional one-year period beyond the then effective expiration date provided the Board of Directors of the Bank, in its sole discretion, determines in a duly adopted resolution that the performance of the Executive has met the Board's requirements and standards and that this Agreement shall be extended. Executive hereby accepts such employment, shall diligently perform the duties customarily performed by such officer, subject to the authority of the management of Bank and shall hold and perform all of the responsibilities and duties prescribed by the management of Bank.

         2. Base Salary. As compensation for services to Bank, Bank agrees to pay to Executive the sum of $___________________ per annum payable in twenty-four (24) as equal as possible payments, one such payment being made twice each month. Such compensation may be increased annually by Bank subject to an annual review by Bank of the Executive's performance.

         3. Benefits. Bank agrees to provide Executive the following benefits, commencing with the date hereof or as soon hereafter as practicable, (all of which shall vest as of the date hereof or at such date or dates as provided in the plan documents establishing such benefits) and continuing for so long as Executive is employed under this Agreement or any extension thereof.

                  (a) The fringe benefit package presently offered or to be offered in the future to the employees of Bank.

                  (b) ______ shares of restricted UPC Common Stock granted pursuant to the Union Planters Corporation 1992 Stock Incentive Plan vesting twenty-five percent on the date hereof and twenty-five percent increments on the first, second and third anniversaries of this Agreement, and subject to such other conditions as may be imposed under the Union Planters Corporation 1992 Stock Incentive Plan as it relates to restricted stock grants, and such other provisions as the parties may mutually agree.

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




                  (c) An annual paid vacation in accordance with Bank's Personnel Policy. At least two (2) weeks of such vacation shall be taken consecutively.

                  (d) Any other benefits generally provided to Bank employees as the Board of Directors may, from time to time, approve.

         4. Expenses. Executive is authorized to incur necessary and customary expenses in connection with the business of Bank. Bank will pay or reimburse Executive for such expenses upon presentation by Executive of the appropriate records which verify such expenses in accordance with expense policies of Bank.

         5. Termination. This Agreement shall terminate upon the first to occur of the following:

                  (a) The expiration of the term, as the same may be renewed, as provided for in Paragraph 1;

                  (b) The death of the Executive;

                  (c) The permanent disability of Executive, as defined in Paragraph 6;

                  (d) Termination by Executive or Bank "for cause," as defined in Paragraph 7;

                  (e) Termination by Bank without cause, provided that in such event Bank shall pay to Executive an amount which is equal to the greater of (i) the Base Salary then in effect for the remaining term of this Agreement, without consideration of any renewal period if such termination occurs within the first 36 months of this Agreement, unless notice of renewal has been given by Bank prior to such termination, or
         (ii) six months' Base Salary then in effect, and all restricted stock granted to Executive pursuant to Section 3(b) which had not vested shall be deemed to have vested immediately prior to such termination. Without limiting the generality of the foregoing, Executive's employment shall be deemed to have been terminated without cause should, among other things, the Bank or UPC require Executive to move his personal residence, or perform his principal executive functions on a regular basis, more than thirty-five (35) miles from his primary office as of the date of this Agreement, without Executive's consent.

                  (f) Termination by Executive without cause, provided that Executive shall give at least ninety (90) days written prior notice of termination. Bank reserves the right to accelerate Executive's termination under this provision; provided that in such instance, Bank shall pay to Executive an amount equal to one month's Base Salary and all other vested benefits of Executive.

                  (g) Change in Control. (1) Notwithstanding any provision herein to the contrary, if Executive's employment under this Agreement is terminated by the Bank

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



         without Executive's prior written consent and for a reason other than for cause, in connection with or within twelve (12) months after any change in control of the Bank or UPC, the provisions of this Section 5(g) shall control and Executive shall be entitled to the greater of
         (i) his Base Salary then in effect for the remaining term of this Agreement, without consideration of any renewal period if such termination occurs within the first 36 months of this Agreement, unless notice of renewal has been given by Bank prior to such termination, or
         (ii) twelve months' Base Salary then in effect, and all restricted stock granted to Executive pursuant to Section 3(b) which had not vested shall be deemed to have vested immediately prior to such termination. The cash sum due Executive pursuant to this provision shall be paid in one lump sum within ten (10) days of such termination. The term "change in control" shall mean (1) the ownership, holding or power to vote more than 25% of the Bank's or UPC's voting stock, (2) the control of the election of a majority of the Bank's or UPC's directors, (3) the exercise of a controlling influence over the management or policies of the Bank or UPC by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of UPC Bank (the "Company Board") (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof, provided that any individuals whose election or nomination for election as a member of the Company Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. The term "person" means an individual other than the Employee, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship unincorporated organization or any other form of entity not specifically listed herein. Notwithstanding anything in this Agreement to the contrary, no "change in control" of the Bank or UPC shall be deemed to have occurred under this Agreement in connection with any internal reorganization of UPC or its subsidiaries, after which UPC will directly or indirectly own or control at least eighty percent (80%) of the outstanding voting stock of the Bank or its successor, or based upon a change in the composition of the Board of Directors of Bank or any Subsidiary of UPC.

                  (2) Notwithstanding any other provision of this Agreement to the contrary, other than the last sentence of Section 5(g)(1) of this Agreement, Executive may voluntarily terminate his employment under this Agreement within twelve (12) months following a change in control of the Bank or UPC, and Executive shall thereupon be entitled to receive the payments and benefits described in Section 5(g)(1) of this Agreement, upon the occurrence of any of the following events, or within ninety (90) days thereafter, which have not been consented to in advance by Executive in writing: (i) the requirement that Executive move his personal residence, or perform his principal executive functions, more than thirty-five (35) miles from his primary office as of the effective date of this Agreement; (ii) a reduction in Executive's base compensation as in effect on the effective date of this Agreement and as the same may be increased from time to time;
         (iii) the failure by the Bank or UPC (or either or their successors) to continue to provide Executive with compensation and benefits provided for under this Agreement or benefits

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



         substantially similar to those provided to him under any of the employee benefit plans in which the Executive becomes a participant, or the taking of any action by the Bank or UPC (or either of their successors) which would directly or indirectly reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by him at the time of the change in control; (iv) the assignment to Executive of duties and responsibilities other than those normally associates with his position as of the date of the change in control; or (v) a material diminution or reduction in Executive's responsibilities or authority (including reporting responsibilities) in connection with his employment with the Bank.

                  (3) In the event that any dispute arises between Executive and the Bank or UPC as to the terms or interpretation of this Agreement, including this Section 5, whether instituted by formal legal proceedings or otherwise, including any action that the Executive takes to enforce the terms of this Section 5 or to defend against any action taken by the Bank or UPC, Executive shall be reimbursed for all costs and expenses, including reasonable attorneys' fees arising from such dispute, proceedings or actions, provided that the Executive shall obtain a final judgment by a court of competent jurisdiction in favor of the Executive. Such reimbursement shall be paid within ten (10) days of Executive's furnishing to the Bank and UPC written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Executive.

         The only event which will justify termination of Executive without payment of severance and other benefits by Bank is termination by Bank "for cause," as specified in this Paragraph 5(d). In the event of Executive's death, nothing contained in this Paragraph 5 shall be construed to abrogate the obligations of Bank to Executive's personal representative or heirs, as the case may be, with respect to all rights which shall have accrued prior to termination.

         6. Disability. As used in Paragraph 5(c), "permanent disability" shall mean six (6) months of substantially continuous disability. Disability shall be deemed "substantially continuous" if, as a practical matter, Executive, by reason of mental or physical health, is unable to sustain reasonably long periods of substantial performance of duties. Frequently long illnesses, though different from the preceding illness and though separated by relatively short periods of performance, shall be deemed to be "substantially continuous." The determination of Executive's disability to perform the duties of the position shall be made in good faith after appropriate consultation with physicians who are familiar with Executive's health. In this regard, Executive hereby consents to medical examinations by such physicians and medical consultants as Bank shall from time to time require. Thirty (30) days notice of termination for permanent disability shall be given in writing, stating bases upon which such termination is made.

         7. Termination for Cause. As used in Paragraphs 5(d) and 5(g), termination "for cause" shall be deemed to have occurred if either party has breached this Agreement and the non-breaching party gives notice in writing, delivered to the breaching party and providing ten (10) calendar days, from the date of delivery of the notice, within which the breaching party has the

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



opportunity to cure, if possible, the breach. In addition, cause for termination shall exist if Executive engages in a conflict of interest which shall exclusively mean engaging in any of the following conduct while an employee of
Bank: (1) willful and knowing dishonesty in communication of any kind on any material subject for any purpose either to Bank or to any person or entity for or on behalf of Bank; (2) obtaining from any person or entity, other than from Bank, anything of value in return for or because of rendering service or advice which, under the circumstances, might reasonably be construed as part of the duties expected of an employee of Bank; (3) use of more than an insubstantial and quantitatively small amount of time during normal business hours of Bank for activities not calculated and reasonably designed to produce profit for Bank;
(4) theft, embezzlement, false entries on records, misapplication of funds or property, misappropriation of any asset, any conduct resulting in conversion of any kind, or any actual or constructive fraud; (5) at any time during or after employment at Bank, imparting Confidential Information, whether proprietary or non-proprietary, to any person other than (i) an authorized employee of Bank; or
(ii) as required by law, or (iii) as part of a privileged communication to an attorney, or violating the non-compete terms of this Agreement; (6) gross neglect of duty, including, but not limited to, refusal to attend to the duties of employment at Bank; (7) participating in any conduct involving moral turpitude or which results in public disgrace including, but not limited to, conduct for which there is probable cause to believe that, if criminally prosecuted, such conduct would be adjudged felonious; (8) counseling, advising, assisting, procuring or aiding any employee of Bank in any above-recited conflict of interest; (9) knowing, believing or having reason to know or believe that an employee of Bank has, is, or is about to engage in any above-recited conflict of interest and not revealing said knowledge or belief and the reason for it to Bank; (10) receiving, during the term of this Agreement, compensation, income, any thing of value, or a future interest in or future entitlement to compensation, income or a thing of value, from any person or entity who or which is engaged in the same or substantially the same business as Bank in the same product, service or geographical market, except stock dividends and/or capital gains from passive investments in financial institutions by Executive made in the ordinary course of business and as part of Executive's investment portfolio. However, a conflict of interest shall not be deemed to exist merely because of a difference of opinion between Executive and Bank, or any employees, directors or officers of either, as to philosophy of management or other personal beliefs.

         8. (a) Definition of Confidential Information and Authorized Employee. Confidential information means any information not disseminated by Bank to the general public (including identity of customers, clients, business contacts, suppliers of goods and/or services, and any transaction by or between such person or entities and Bank) and which Executive used or knew of because of his employment at Bank; PROVIDED: excluding specific information about methods not generally employed in the industry at large and which are used or known to be contemplated for use in the future by Bank for the purpose of gaining proprietary advantage over competitors; general knowledge of skills and techniques acquired or improved as a result of the employment experience at Bank shall not constitute confidential information. Authorized employee means the members of the Board of Directors; the Chief Executive Officers; the Presidents; Executive Vice Presidents; immediate supervisors; a fellow employee on a need-to-know basis only; and any Bank employee on instruction from immediate supervisors. Employee

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



shall be entitled at all times to disclose confidential information to his personal attorney in the context of attorney-client privilege as may otherwise be required by law.

         (b) Non-competition Provisions. Except as otherwise specifically provided herein, during the term specified in Paragraph 1 hereof, including any extension or revision thereof, and for a period of one year after the termination of Executive's employment under this Agreement (i) by Bank for cause or (ii) by Executive for any reason, Executive covenants and agrees that: (1) Executive shall not communicate or disclose to any unauthorized person or use for the Executive's own benefit, without the prior written consent of the Corporation, confidential information concerning the business, methods of operation or affairs of the Company; and (2) Executive shall not, directly or indirectly, on his or her own behalf, or as an employee, representative, or agent of a third party, by ownership of any type of interest in any business enterprise or by any other means whatsoever, engage in any business or activities which are similar to or competitive with the Corporation's business (a "Competitor's Business") or become associated with or render services to a Competitor's Business; and (3) the Executive shall not, directly or indirectly, call upon or solicit any customers of the Company or any presently existing or future Affiliate which operates within _________________ counties, Alabama for any purpose or business that is competitive with the Company's business. For the purposes of this paragraph, the term "Competitor's Business" shall apply only to such businesses or activities conducted by a competitor of the Corporation in _____________________ counties, Alabama, and it shall not be a violation of this provisions for Executive to retain his ownership interest in TriCo Financial Services, LLC. The covenants and agreements contained in Paragraphs 8(a) and 8(b) hereof shall survive any event of termination; provided, however, that upon a change in control, as defined in Section 5(g) hereof, the provisions of 8(b)(2) and (3) shall immediately terminate.

         9. Non-Disclosure. For a period of five (5) years after the date of any termination or expiration of this Agreement, Executive will not disclose any information deemed Confidential Information, except as provided in Paragraph 8(a) above. If Executive shall attempt to use, dispose of or disclose the Confidential Information or any part or parts thereof in a manner contrary to the terms of this Agreement, Bank shall have the right, in addition to other remedies which may be available to it, to injunctive relief enjoining such acts or attempts, it being acknowledged that legal remedies are inadequate. This provision shall survive termination of this Agreement for the five (5) year period above provided.

         10. Assignment. The rights and obligations of Bank and Executive (except Executive's obligation to perform services) under this Agreement shall inure to the benefit of and shall be binding upon their respective successors, if any.

         11. Execution of Agreement. The execution of this Agreement by Bank is subject to authorization and ratification by the Bank Board of Directors at the next scheduled meeting.

         12. Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior discussions, understandings and commitments, if any, whether oral or written. This Agreement cannot be amended or modified except by subsequent written

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agreement signed by all of the parties. In agreeing that this Agreement may not be changed in any way except by a written and executed document, the parties knowingly waive and give up any constitutional right which they may otherwise have to amend or modify this Agreement by some means other than in writing. Finally, any agreement between Bank and Executive which concerns any subject dealt with by this Agreement shall be considered an amendment or modification of this Agreement and not an agreement separate from this Agreement.

         13. Attorneys' Fees and Costs. If action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

         14. Director and Officers' Liability. In any action at law or in equity, or in any administrative proceeding arising during the term hereof, or for a period of five years hereafter, which is brought against Executive in his representative capacity as an officer of Bank, or against him in his personal capacity but related to his employment hereunder and there is no finding of intentional misconduct or criminal activity against the Executive, Bank shall be responsible for the payment of all reasonable attorneys' fees of Executive in taking such defensive actions as he deems necessary or appropriate. Bank represents there are no state or federal banking violations, investigations pending, or otherwise, of which Bank is aware that might give rise to any claim against the Executive.

         15. Controlling Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the federal law of the United States of America, and in the absence of controlling federal law, in accordance with the laws of the State of Tennessee.

         16. Regulatory Intervention. Notwithstanding any term of this Agreement to the contrary, this Agreement is subject to the following terms and conditions:

                  (a) The Bank's obligations to provide compensation or other benefits to Executive under this Agreement may be suspended if the Bank has been served with a notice of charges by the appropriate federal banking agency under provisions of Section 8 of the Federal Deposit Insurance Act (12 U.S.C. 1818) directing the Bank to cease making payments required hereunder; provided, however, that

                  (i) The Bank shall seek in good faith with best efforts to oppose such notice of charges as to which there are reasonable defenses;

                  (ii) In the event the notice of charges is dismissed or otherwise resolved in a manner that will permit the Bank to resume its obligations to provide compensation or other benefits hereunder, the Bank shall immediately resume such payments and shall also pay Executive the compensation withheld while the contract obligations were suspended, except to the extent precluded by such notice; and

          UPC - FNB Wetumpka - Form of Employment Agreement - - Page 7

                  (iii) During the period of suspension, the vested rights of the contracting parties shall not be affected, except to the extent precluded by such notice.

                  (b) The Bank's obligations to provide compensation or other benefits to Executive under this Agreement shall be terminated to the extent a final order has been entered by the appropriate federal banking agency under provisions of Section 8 of the Federal Deposit Insurance Act (12 U.S.C. 1818) directing the Bank not to make the payments required hereunder; provided, however, that the vested rights of the contracting parties shall not be affected by such order, except to the extent precluded by such order.

                  (c) The Bank's obligations to provide compensation or other benefits to the Employee under this Agreement shall be terminated or limited to the extent required by the provisions of any final regulation or order of the Federal Deposit Insurance Corporation promulgated under Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) limiting or prohibiting any "golden parachute payment" as defined therein, but only to the extent that the compensation or payments to be provided under this Agreement are so prohibited or limited.

                  (d) Notwithstanding the foregoing, the Bank shall not be required to make any payments under this Agreement prohibited by law.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


         BANK                                Executive

By:
   ----------------------------              -----------------------------------


          UPC - FNB Wetumpka - Form of Employment Agreement - - Page 8

                                                                   APPENDIX C

June____, 1998


Board of Directors
First National Bancshares of Wetumpka, Inc.
408 S.E. Main Street
Wetumpka, AL  36092

Dear Directors:

T. Stephen Johnson & Associates, Inc., Roswell, Georgia ("TSJ&A") has been asked to render an opinion as to the fairness from a financial point of view of the consideration to be received by the shareholders of First National Bancshares of Wetumpka, Inc. ("Wetumpka") in connection with the proposed merger of Wetumpka with and into Union Planters Corporation ("UPC"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of December 30, 1997 (the "Merger"). The Merger Agreement calls for each outstanding share of Wetumpka common stock to be converted into the right to receive 4.179 shares of UPC common stock.

TSJ&A is an investment banking and consulting firm that specializes in the valuation of closely-held corporations and provides fairness opinions as part of its practice. Because of its prior experience in the appraisal of southeastern financial institutions involved in mergers, it has developed an expertise in fairness opinions related to the securities of southeastern financial institutions. Wetumpka has retained TSJ&A for the purpose of rendering a fairness opinion for which fixed compensation will be received.

In performing its analysis, TSJ&A relied upon and assumed without independent verification, the accuracy and completeness of all information provided to it. TSJ&A has not performed any independent appraisal or evaluation of the assets of Wetumpka or of UPC or any of its subsidiaries. As such, TSJ&A does not express an opinion as to the fair market value of Wetumpka. The opinion of financial fairness expressed herein is necessarily based on market, economic and other relevant considerations as they exist and can be evaluated as of March 11, 1998.

In arriving at its opinion, TSJ&A reviewed and analyzed audited and unaudited financial information regarding Wetumpka and UPC, the Merger, the Merger Agreement, a draft of SEC filings, federal regulatory applications as well as publicly available information regarding projected earnings and dividends and actual comparable transactions.

The merger consideration to be received by Wetumpka Shareholders is based on a set exchange ratio for UPC common shares. The value of the shares to be received is the current market value of UPC common shares which currently trade on the New York Stock Exchange. The March 11, 1998 closing price for UPC common shares was $62.25 per share. Based on this closing price, the transaction value of each of the 200,000 Wetumpka common shares would be $260.14. This transaction value equals 2.168 times December 31, 1997 book value and 17.103 times 1997 earnings per share.

The Merger Agreement provides Wetumpka the right to terminate the transaction if the market value of UPC common shares fall more than 20 percent below a Starting Price and such change in market value is more than 20 percent when compared to the change of the market value of a predetermined group of comparable bank holding companies over the same period (the "Index Group"). The Starting Price has been determined to equal $63.50 per share. Should the market value of UPC common shares fall to below $50.80 per share and the change in market value is more than 20 percent when compared to the change of the market value of the Index Group, Wetumpka could terminate the Merger Agreement. Extreme changes in the market place would have to take place between the date of this letter and closing for this to happen.

Board of Directors
First National Bancshares of Wetumpka, Inc.


June ___, 1998


Page 2

TSJ&A reviewed the Merger as of March 11, 1998, for the purpose of determining purchase premiums that could be used in comparing the Merger with other announced transactions. TSJ&A reviewed the purchase premiums paid in 44 transactions that were announced between January 1, 1997 and March 9, 1998 involving selling institutions with total assets between $100 million and $300 million headquartered in the southeastern United States. Of these transactions, 13 involved selling institutions that have been determined to be comparable transactions. They include institutions representing commercial bank institutions with total equity greater than 10.00 percent of total assets. A listing of these transactions is attached. The purchase premiums in the Merger rank within the range of purchase premiums paid in the comparable transactions. On average, the ten comparable transactions reported an announced deal price to book value of 2.361 times and an announced deal price to earnings of 20.52 times.

During 1997, Wetumpka shareholders received dividends totaling $9.00 per share. After the merger and assuming the current UPC common share quarterly dividend rate of $0.50 per share, the Wetumpka shareholders would receive an annual dividend equivalent to $8.36 per Wetumpka common share, a reduction of $0.64 per share. However, UPC has a stronger historical earnings growth, market value appreciation and liquidity. It should be noted that dividends are neither cumulative nor guaranteed.

Therefore, in consideration of the above, it is the opinion of TSJ&A that, based on the structure of the Merger and the analyses that have been performed, the consideration to be received by the shareholders of Wetumpka is fair from a financial point of view.

Sincerely,

/s/ T. Stephen Johnson & Associates, Inc.

T. Stephen Johnson & Associates, Inc.

                                                                      APPENDIX D


              DELAWARE STATUTORY LAW RELATING TO APPRAISAL RIGHTS

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

     262 Appraisal Rights. (a) Any shareholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "shareholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to 251 (other than a merger effected pursuant to 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holder of the surviving corporation as provided in subsection (f) of 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its shareholders who has such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each shareholder electing to demand the appraisal of such holder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of such holder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to 228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such shareholders of the effective date of the merger or consolidation. Any shareholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify shareholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
     (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each shareholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the shareholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such shareholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw such holder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the shareholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the shareholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with such direction, the Court may dismiss the proceedings as to such shareholder.

     (h) After determining the shareholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such shareholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a shareholder, the Court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no shareholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such shareholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of his section or thereafter with the written approval of the corporation, then the right of such shareholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any shareholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                      APPENDIX E

                         ------------------------------

                          FIRST NATIONAL BANCSHARES OF
                         WETUMPKA, INC. AND SUBSIDIARY

                         CONSOLIDATED FINANCIAL REPORT

                               DECEMBER 31, 1997

                         ------------------------------

                            FIRST NATIONAL BANCSHARES
                        OF WETUMPKA, INC. AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT
                                DECEMBER 31, 1997




                                TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
INDEPENDENT AUDITOR'S REPORT...........................................................1

FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS.......................................................2
     CONSOLIDATED STATEMENTS OF INCOME.................................................3
     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY...................................4
     CONSOLIDATED STATEMENTS OF CASH FLOWS.......................................5 AND 6
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.....................................7-30

                          INDEPENDENT AUDITOR'S REPORT




TO THE BOARD OF DIRECTORS
FIRST NATIONAL BANCSHARES OF WETUMPKA,
  INC. AND SUBSIDIARY
WETUMPKA, ALABAMA


                  We have audited the accompanying consolidated balance sheets of FIRST NATIONAL BANCSHARES OF WETUMPKA, INC. AND SUBSIDIARY as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Bancshares of Wetumpka, Inc. and Subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                             /s/ MAULDIN & JENKINS, LLC





Atlanta, Georgia
March 4, 1998

                           FIRST NATIONAL BANCSHARES
                        OF WETUMPKA, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996


                                     ASSETS                        1997              1996
                                                              -------------     -------------
Cash and due from banks                                       $   5,248,873     $   1,922,459
Federal funds sold                                                1,270,000         4,450,000
Securities available-for-sale                                     4,009,390         4,373,965
Securities held-to-maturity, fair value of
  $66,897,392 and $62,499,343                                    65,894,157        61,954,993

Loans                                                           128,682,036       114,337,555
Less allowance for loan losses                                    1,411,165         1,359,100
                                                              -------------     -------------
          Loans, net                                            127,270,871       112,978,455
                                                              -------------     -------------

Premises and equipment                                            4,460,776         3,467,662
Other assets                                                      3,014,346         2,340,851
                                                              -------------     -------------

          TOTAL ASSETS                                        $ 211,168,413     $ 191,488,385
                                                              =============     =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
    Noninterest-bearing demand                                $  18,769,539     $  17,581,400
    Interest-bearing demand                                      34,761,362        28,150,195
    Savings                                                       8,381,178         8,923,065
    Time, $100,000 and over, including brokered
        deposits of $4,235,000 and $1,235,000                    31,599,000        29,683,535
    Other time                                                   76,111,452        72,656,040
                                                              -------------     -------------
          Total deposits                                        169,622,531       156,994,235
Other borrowings                                                 15,000,000        10,000,000
Other liabilities                                                 3,029,687         1,821,469
                                                              -------------     -------------
          TOTAL LIABILITIES                                     187,652,218       168,815,704
                                                              -------------     -------------

Commitments and contingent liabilities

Stockholders' equity
    Common stock, par value $1; 200,000 shares
        authorized, issued and outstanding                          200,000           200,000
    Capital surplus                                                 201,871           201,871
    Retained earnings                                            23,145,511        22,365,120
    Unrealized losses on securities available-
        for-sale, net of tax                                        (31,187)          (94,310)
                                                              -------------     -------------
          TOTAL STOCKHOLDERS' EQUITY                             23,516,195        22,672,681
                                                              -------------     -------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $ 211,168,413     $ 191,488,385
                                                              =============     =============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            FIRST NATIONAL BANCSHARES
                        OF WETUMPKA, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                     1997           1996
                                                                 -----------    -----------
INTEREST INCOME
    Loans                                                        $11,586,842    $10,646,325
    Taxable securities                                             3,402,654      3,069,732
    Nontaxable securities                                            926,544        896,352
    Federal funds sold                                               105,564        146,936
                                                                 -----------    -----------
          TOTAL INTEREST INCOME                                   16,021,604     14,759,345
                                                                 -----------    -----------

INTEREST EXPENSE
    Deposits                                                       7,564,237      7,103,143
    Federal funds purchased                                          109,327         26,230
    Other borrowings                                                 534,469        321,097
                                                                 -----------    -----------
          TOTAL INTEREST EXPENSE                                   8,208,033      7,450,470
                                                                 -----------    -----------

          NET INTEREST INCOME                                      7,813,571      7,308,875
PROVISION FOR LOAN LOSSES                                            215,000        200,000
                                                                 -----------    -----------
          NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      7,598,571      7,108,875
                                                                 -----------    -----------

OTHER INCOME
    Service charges on deposit accounts                            1,019,010        991,793
    Gains on sales of securities                                      24,727             --
    Gains on sales of other assets                                        --        364,857
    Other operating income                                            65,647         44,727
                                                                 -----------    -----------
          TOTAL OTHER INCOME                                       1,109,384      1,401,377
                                                                 -----------    -----------

OTHER EXPENSES
    Salaries and employee benefits                                 3,283,960      2,404,594
    Equipment and occupancy expenses                                 666,871        613,774
    Other operating expenses                                       1,193,151      1,129,229
                                                                 -----------    -----------
          TOTAL OTHER EXPENSES                                     5,143,982      4,147,597
                                                                 -----------    -----------

          INCOME BEFORE INCOME TAXES                               3,563,973      4,362,655

INCOME TAX EXPENSE                                                   983,582      1,321,316
                                                                 -----------    -----------

          NET INCOME                                             $ 2,580,391    $ 3,041,339
                                                                 ===========    ===========


EARNINGS PER COMMON SHARE                                        $     12.90    $     15.21
                                                                 ===========    ===========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            FIRST NATIONAL BANCSHARES
                        OF WETUMPKA, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                                                     UNREALIZED
                                                                                                     LOSSES ON
                                                                                                     SECURITIES
                                                         COMMON STOCK                                AVAILABLE-        TOTAL
                                                    --------------------    CAPITAL     RETAINED      FOR-SALE,    STOCKHOLDERS'
                                                     SHARES    PAR VALUE    SURPLUS     EARNINGS     NET OF TAX       EQUITY
                                                    --------   ---------   --------   -----------    ----------    -------------
BALANCE, DECEMBER 31, 1995                           200,000   $ 200,000   $201,871   $20,973,781    $  (79,712)    $21,295,940
    Net income                                            --          --         --     3,041,339            --       3,041,339
    Cash dividends declared, $8.25 per share              --          --         --    (1,650,000)           --      (1,650,000)
    Net change in unrealized losses on securities
        available-for-sale, net of tax                    --          --         --            --       (14,598)        (14,598)
                                                    --------   ---------   --------   -----------    ----------     -----------
BALANCE, DECEMBER 31, 1996                           200,000     200,000    201,871    22,365,120       (94,310)     22,672,681
    Net income                                            --          --         --     2,580,391            --       2,580,391
    Cash dividends declared, $9.00 per share              --          --         --    (1,800,000)           --      (1,800,000)
    Net change in unrealized losses on securities
        available-for-sale, net of tax                    --          --         --            --        63,123          63,123
                                                    --------   ---------   --------   -----------    ----------     -----------
BALANCE, DECEMBER 31, 1997                           200,000   $ 200,000   $201,871   $23,145,511    $  (31,187)    $23,516,195
                                                    ========   =========   ========   ===========    ==========     ===========


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            FIRST NATIONAL BANCSHARES
                        OF WETUMPKA, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                                1997             1996
                                                            ------------     ------------
OPERATING ACTIVITIES
    Net income                                              $  2,580,391     $  3,041,339
    Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation                                             304,726          310,820
        Amortization                                                  --           45,833
        Provision for loan losses                                215,000          200,000
        Deferred income taxes                                   (285,640)          (3,068)
        Gains on sales of securities                             (24,727)              --
        Gains on sales of other assets                                --         (364,857)
        (Increase) decrease in interest receivable              (111,709)          64,917
        Increase (decrease) in interest payable                  400,929          (46,776)
        Increase in deferred compensation payable                713,080               --
        Other operating activities                               178,347          (45,857)
                                                            ------------     ------------

              Net cash provided by operating activities        3,970,397        3,202,351
                                                            ------------     ------------

INVESTING ACTIVITIES
    Purchases of securities available-for-sale                  (635,600)      (3,060,475)
    Proceeds from sales of securities available-for-sale         995,937               --
    Proceeds from maturities of securities available-
        for-sale                                                  83,149           25,433
    Purchases of securities held-to-maturity                 (17,150,653)     (18,356,660)
    Proceeds from maturities of securities held-
        to-maturity                                           13,211,489       11,923,952
    Net (increase) decrease in Federal funds sold              3,180,000       (4,450,000)
    Net increase in loans                                    (14,858,761)      (7,251,546)
    Proceeds from sales of other real estate                          --          472,392
    Proceeds from sale of premises and equipment                      --          125,000
    Purchase of premises and equipment                        (1,297,840)        (353,769)
                                                            ------------     ------------

              Net cash used in investing activities          (16,472,279)     (20,925,673)
                                                            ------------     ------------

FINANCING ACTIVITIES
    Net increase in deposits                                  12,628,296        6,114,703
    Net decrease in Federal funds purchased                           --         (640,000)
    Proceeds from other borrowings                             5,000,000       10,000,000
    Dividends paid                                            (1,800,000)      (1,600,000)
                                                            ------------     ------------

              Net cash provided by financing activities       15,828,296       13,874,703
                                                            ------------     ------------

                            FIRST NATIONAL BANCSHARES
                        OF WETUMPKA, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996


                                                              1997            1996
                                                          -----------     -----------
Net increase (decrease) in cash and due from banks        $ 3,326,414     $(3,848,619)

Cash and due from banks at beginning of year                1,922,459       5,771,078
                                                          -----------     -----------

Cash and due from banks at end of year                    $ 5,248,873     $ 1,922,459
                                                          ===========     ===========

SUPPLEMENTAL DISCLOSURES
    Cash paid for:
        Interest                                          $ 7,807,104     $ 7,497,246

        Income taxes                                      $ 1,216,652     $ 1,370,684

NONCASH TRANSACTIONS
    Unrealized (gains) losses on securities available-
        for-sale                                          $   (54,184)    $    24,572

    Principal balances of loans transferred to other
        real estate                                       $   351,345     $   103,532


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            FIRST NATIONAL BANCSHARES
                        OF WETUMPKA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        NATURE OF BUSINESS

         First National Bancshares of Wetumpka, Inc. (the "Company") is a one-bank holding company whose business is presently conducted by its wholly-owned subsidiary, First National Bank of Wetumpka, (the "Bank"). The Bank is a commercial bank with operations in Elmore County, Alabama. The Bank provides a full range of banking services to individual and corporate customers in its primary market area of Elmore County.

        BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and accounts are eliminated in consolidation.

         The accounting and reporting policies of the Company and its subsidiary conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

        CASH AND DUE FROM BANKS

         Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

         The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        SECURITIES

         Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity, net of tax. Marketable equity securities are carried at fair value with net unrealized gains and losses included in stockholders' equity. Other equity securities without a readily determinable fair value are carried at cost.

         Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

        LOANS

         Loans are carried at their principal amounts outstanding less the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

         Loan origination fees and direct costs of loans are recognized at the time the loan is recorded. Because net loan origination fees and costs are not material, the results of operations are not materially different than the results which would be obtained by accounting for loan fees and costs in accordance with generally accepted accounting principles.

         The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        LOANS (CONTINUED)

         The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

         A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

        PREMISES AND EQUIPMENT

         Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the declining balance methods over the estimated useful lives of the assets.

        OTHER REAL ESTATE OWNED

         Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are included in current earnings.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        INCOME TAXES

         Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized for the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

         Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance would be recorded for those deferred tax items for which it is more likely than not that realization would not occur.

         The Company and the Bank file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

        INTEREST RATE CAPS

         Interest rate cap contracts are entered into by the Company as a hedge against rising interest rates. Premium costs are amortized into other expenses over the life of the contract. Income is recognized whenever the prevailing market interest rate exceeds the specified index rate on a rate determination date.

        EARNINGS PER COMMON SHARE

         Earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        RECENT ACCOUNTING PRONOUNCEMENTS

         The Financial Accounting Standards Board (FASB) has issued, and the Company has adopted, Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 was amended by SFAS No. 127, which defers the effective date of certain provisions of SFAS No. 125 until January 1, 1998. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of this statement did not have a material effect on the Company's financial statements.

         The FASB has issued, and the Company has adopted, SFAS No. 128, "Earnings Per Share". SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15 "Earnings Per Share" and specifies the computation, presentation, and disclosure requirements for earnings per share (EPS) for entities with publicly held common stock or potential issuable common stock. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator for the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Because the Company has a simple capital structure consisting only of common stock, the adoption of this statement did not have an effect on the Company's computation of earnings per share.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

         The FASB has issued SFAS No. 130, "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. SFAS No. 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed in equal prominence with the other financial statements. The term "comprehensive income" is used in the SFAS to describe the total of all components of comprehensive income including net income. "Other comprehensive income" refers to revenues, expenses, gains and losses that are included in comprehensive income but excluded from earnings under current accounting standards. Currently, "other comprehensive income" for the Company consists of items previously recorded directly in equity under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 130 is effective for periods beginning after December 15, 1997.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 2. SECURITIES

        The amortized cost and fair value of securities are summarized as follows:

                                                                 GROSS           GROSS
                                               AMORTIZED      UNREALIZED       UNREALIZED          FAIR
                                                 COST            GAINS           LOSSES            VALUE
                                             ------------    ------------     ------------     ------------
         SECURITIES AVAILABLE-FOR-SALE
            DECEMBER 31, 1997:
               U.S. GOVERNMENT AND
                  AGENCY SECURITIES          $  2,012,334    $      1,900     $     (2,354)    $  2,011,880
               EQUITY SECURITIES                2,047,156              --          (49,646)       1,997,510
                                             ------------    ------------     ------------     ------------
                                             $  4,059,490    $      1,900     $    (52,000)    $  4,009,390
                                             ============    ============     ============     ============

            December 31, 1996:
               U.S. Government and
                  agency securities          $  3,012,957    $         --     $    (26,247)    $  2,986,710
               Equity securities                1,465,292              --          (78,037)       1,387,255
                                             ------------    ------------     ------------     ------------
                                             $  4,478,249    $         --     $   (104,284)    $  4,373,965
                                             ============    ============     ============     ============
         SECURITIES HELD-TO-MATURITY
            DECEMBER 31, 1997:
               U.S. GOVERNMENT AND
                  AGENCY SECURITIES          $  8,492,124    $     35,139     $    (23,955)    $  8,503,308
               STATE AND MUNICIPAL
               SECURITIES                      16,630,734         553,764          (73,954)      17,110,544
               MORTGAGE-BACKED SECURITIES      40,271,167         619,424         (108,236)      40,782,355
               CORPORATE SECURITIES               500,132           1,053               --          501,185
                                             ------------    ------------     ------------     ------------
                                             $ 65,894,157    $  1,209,380     $   (206,145)    $ 66,897,392
                                             ============    ============     ============     ============

            December 31, 1996:
               U.S. Government and
                  agency securities          $  8,679,622    $     69,722     $    (42,222)    $  8,707,122
               State and municipal
               securities                      16,274,348         406,131         (109,036)      16,571,443
               Mortgage-backed securities      34,497,909         391,166         (184,382)      34,704,693
               Corporate securities             2,503,114          12,971               --        2,516,085
                                             ------------    ------------     ------------     ------------
                                             $ 61,954,993    $    879,990     $   (335,640)    $ 62,499,343
                                             ============    ============     ============     ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The amortized cost and fair value of securities as of December 31, 1997 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following summary.

                                        SECURITIES AVAILABLE-FOR-SALE    SECURITIES HELD-TO-MATURITY
                                        -----------------------------    ---------------------------
                                         AMORTIZED           FAIR         AMORTIZED         FAIR
                                            COST             VALUE           COST           VALUE
                                        -----------       -----------    -----------     -----------
          Due in one year or less       $        --       $        --    $ 3,218,271     $ 3,230,200
          Due from one to five years      2,012,334         2,011,880     11,603,334      11,776,285
          Due from five to ten years             --                --     10,525,906      10,839,414
          Due after ten years                    --                --        275,479         269,138
          Equity securities               2,047,156         1,997,510             --              --
          Mortgage-backed securities             --                --     40,271,167      40,782,355
                                        -----------       -----------    -----------     -----------
                                        $ 4,059,490       $ 4,009,390    $65,894,157     $66,897,392
                                        ===========       ===========    ===========     ===========

         Securities with a carrying value of $19,199,000 and $13,964,000 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.

         Gross realized gains and losses on sales of securities was $37,048 and $12,321, respectively, for 1997. There were no sales of securities during 1996.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

         The composition of loans is summarized as follows:

                                                                     DECEMBER 31,
                                                           -------------------------------
                                                                1997              1996
                                                           -------------     -------------
           Commercial, financial and agricultural          $  11,235,000     $   9,797,000
           Real estate                                        93,567,000        83,572,000
           Consumer                                           19,896,000        17,486,000
           Other                                               3,984,036         3,482,555
                                                           -------------     -------------
                                                             128,682,036       114,337,555
           Allowance for loan losses                          (1,411,165)       (1,359,100)
                                                           -------------     -------------
           Loans, net                                      $ 127,270,871     $ 112,978,455
                                                           =============     =============

         Changes in the allowance for loans losses are as follows:


                                                                     DECEMBER 31,
                                                           -------------------------------
                                                                1997              1996
                                                           -------------     -------------
           BALANCE, BEGINNING OF YEAR                      $   1,359,100     $   1,284,132
             Provision for loan losses                           215,000           200,000
             Loans charged off                                  (389,342)         (320,505)
             Recoveries of loans previously charged off          226,407           195,473
                                                           -------------     -------------
           BALANCE, END OF YEAR                            $   1,411,165     $   1,359,100
                                                           =============     =============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The total recorded investment in impaired loans was $96,000 and $268,000 at December 31, 1997 and 1996, respectively. There were no impaired loans that had related allowances determined in accordance with Statement of Financial Accounting Standard No. 114, ("Accounting by Creditors for Impairment of a Loan") at December 31, 1997 and 1996. The average recorded investment in impaired loans for 1997 and 1996 was $245,000 and $129,000. Interest income recognized for cash payments received on impaired loans was not material for the years ended December 31, 1997 and 1996.

         The Company has granted loans to certain directors, executive officers, and their related entities. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1997 are as follows:


            BALANCE, BEGINNING OF YEAR                              $ 1,662,660
               Advances                                                 813,398
               Repayments                                             (1,397,148)
                                                                    ------------
            BALANCE, END OF YEAR                                    $  1,078,910
                                                                    ============


NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:


                                                                           DECEMBER 31,
                                                                  ---------------------------
                                                                      1997            1996
                                                                  -----------     -----------
           Land                                                   $   495,161     $   495,161
           Buildings and improvements                               4,022,451       3,228,327
           Equipment                                                2,661,032       2,064,917
           Construction and equipment installation in progress             --          92,399
                                                                  -----------     -----------
                                                                    7,178,644       5,880,804
           Accumulated depreciation                                (2,717,868)     (2,413,142)
                                                                  -----------     -----------
                                                                  $ 4,460,776     $ 3,467,662
                                                                  ===========     ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 5. OTHER BORROWINGS

         Other borrowings consist of the following Federal Home Loan Bank advances:


                                                                                      DECEMBER 31,
                                                                               --------------------------
                                                                                   1997           1996
                                                                               -----------    -----------
           5.02%, interest only due quarterly, subject to conversion
             to adjustable rate interest based upon three month
             LIBOR on December 24, 1998, maturity
             December 24, 2007, subject to early termination
             on December 24, 1998                                              $ 5,000,000    $        --

           Adjustable rate interest based upon one month LIBOR
             (5.9114% at December 31, 1997) interest only,
             due monthly, maturity May 26, 1998                                 10,000,000     10,000,000
                                                                               -----------    -----------
                                                                               $15,000,000    $10,000,000
                                                                               ===========    ===========

         The Company's advances from the Federal Home Loan Bank are collateralized by a blanket floating lien on qualifying first mortgage loans and pledging of the Company's stock in the Federal Home Loan Bank of Atlanta.


NOTE 6. EMPLOYEE BENEFIT PLANS

        PROFIT SHARING PLAN

         The Company has a profit sharing plan covering all employees, subject to certain minimum age and service requirements. Annual contributions are set by the Board of Directors. The Company contributed $87,500 and $80,000 to the plan for the years ended December 31, 1997 and 1996, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        EMPLOYEE STOCK OWNERSHIP PLAN

         The Company sponsors a nonleveraged employee stock ownership plan
         (ESOP) covering all employees, subject to certain minimum age and service requirements. Annual contributions are set by the Company's Board of Directors. The Company contributed $87,500 and $80,000 to the plan for the years ended December 31, 1997 and 1996, respectively. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. As of December 31, 1997 and 1996, the ESOP held 4,404 and 4,479, respectively, of allocated shares of stock in the Company at an approximate fair value of $630,961 and $582,270. If at the time of distribution, shares distributed from the ESOP are not readily tradable, the shares will be subject to a put option in the hands of the holder by which the holder may sell all or any part of the shares distributed by the Company. The put option is subject to certain conditions outlined in the ESOP plan document.

        DEFERRED COMPENSATION PLAN

         The Company has a deferred compensation plan for certain key executives. The deferred compensation is based upon the award of performance units, the value of which is related to the appreciation of the book value of the Company. The plan has provisions which accelerate the payment of the compensation should there be a change in control of the Company (see Note 13). Accordingly, all amounts due under the plan have been recorded in other liabilities. The Company incurred expense for the plan of $713,080 and $ - for the years ended December 31, 1997 and 1996, respectively.


NOTE 7. INCOME TAXES

        The components of income tax expense are as follows:


                                                                    DECEMBER 31,
                                                            --------------------------
                                                                1997           1996
                                                            -----------    -----------
             Current                                        $ 1,269,222    $ 1,324,384
             Deferred taxes                                    (285,640)        (3,068)
                                                            -----------    -----------
                    Income tax expense                      $   983,582    $ 1,321,316
                                                            ===========    ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Company's income tax expense differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:


                                                                      DECEMBER 31,
                                               -----------------------------------------------------------
                                                           1997                            1996
                                               ---------------------------     ---------------------------
                                                  AMOUNT         PERCENT          Amount         Percent
                                               -----------     -----------     -----------     -----------
             Income taxes at statutory rate    $ 1,211,751              34 %   $ 1,483,303              34 %
             Tax-exempt interest                  (325,790)             (9)       (305,180)             (7)
             State income taxes                     69,541               2         107,528               2
             Other items, net                       28,080               1          35,665               1
                                               -----------     -----------     -----------     -----------
             Income tax expense                $   983,582              28 %   $ 1,321,316              30 %
                                               ===========     ===========     ===========     ===========

         The components of deferred income taxes are as follows:


                                                                         DECEMBER 31,
                                                                     --------------------
                                                                       1997        1996
                                                                     --------    --------
             DEFERRED TAX ASSETS:
                Loan loss reserves                                   $387,750    $370,143
                Deferred compensation                                 269,188          --
                Securities available-for-sale                          18,913       9,974
                Other                                                  41,734      27,139
                                                                     --------    --------
                                                                      717,585     407,256
                                                                     --------    --------

             DEFERRED TAX LIABILITIES, other                         $ 27,952    $ 12,202
                                                                     --------    --------

             NET DEFERRED TAX ASSETS                                 $689,633    $395,054
                                                                     ========    ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 8.  COMMITMENTS AND CONTINGENT LIABILITIES

         In the normal course of business, the Company has entered into off-balance sheet financial instruments which are not reflected in the financial statements. These financial instruments include commitments to extend credit, standby letters of credit and interest rate cap agreements. Such financial instruments are included in the financial statements when funds are disbursed or the instruments become payable. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. A summary of the Company's commitments is as follows:


                                                               DECEMBER 31,
                                                         ------------------------
                                                            1997          1996
                                                         ----------    ----------
             Commitments to extend credit                $6,927,000    $5,462,000
             Credit card commitments                      1,352,000       947,000
             Standby letters of credit                      192,000       391,000
                                                         ----------    ----------
                                                         $8,471,000    $6,800,000
                                                         ==========    ==========

         Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The credit risk involved in issuing these financial instruments is essentially the same as that involved in extending loans to customers. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include real estate and improvements, marketable securities, accounts receivable, livestock, inventory, equipment and personal property.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Credit card commitments are unsecured.

         Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

         The Company entered into interest rate cap agreements to reduce the impact of changes in interest rates. At December 31, 1997, the Company had three outstanding interest rate cap agreements having a total notional principal amount of $15,000,000. The Company's exposure to credit loss is represented by the premiums paid to enter into these agreements and not the notional amounts. The unamortized balance of the premiums paid was $88,500 and $91,667 at December 31, 1997 and 1996, respectively.

         In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management of the Company, any liability resulting from such proceedings would not have a material effect on the Company's financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 9.  CONCENTRATIONS OF CREDIT RISK

         The Company originates primarily agribusiness, commercial, residential and consumer loans to customers primarily in Elmore County, Alabama. The ability of the majority of the Company's customers to honor their contractual loan obligation is dependent on the economy in Elmore County and the surrounding area.

         Seventy-three percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's primary market area. In addition, a substantial portion of the other real estate owned is located in the same market. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in market conditions in the Company's primary market area. The other significant concentrations of credit by type of loan are set forth in Note 3.

         The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the total bank equity plus the allowance for loan loss as defined by the office of the Comptroller of the Currency (OCC), or approximately $3,647,000, except for certain loans guaranteed by Federal or state agencies at December 31, 1997.


NOTE 10. REGULATORY MATTERS

         The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 1997, approximately $3,347,000 of retained earnings were available for dividend declaration without regulatory approval.

         The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1997, the Company and the Bank meet all capital adequacy requirements to which they are subject.

         As of December 31, 1997, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

         The Company and Bank's actual capital amounts and ratios are presented in the following table.


                                                                                           TO BE WELL
                                                                      FOR CAPITAL      CAPITALIZED UNDER
                                                                        ADEQUACY       PROMPT CORRECTIVE
                                                    ACTUAL              PURPOSES       ACTION PROVISIONS
                                              ----------------     -----------------   -----------------
                                               AMOUNT    RATIO      AMOUNT     RATIO    AMOUNT    RATIO
                                              -------    -----     -------     -----   -------    ------
                                                                 DOLLARS IN THOUSANDS
                                              ----------------------------------------------------------
As of December 31, 1997:
 Total Capital (to Risk Weighted Assets):
    Consolidated                              $24,958    20.30%    $ 9,836     8.00%   $12,294    10.00%
    Bank                                      $24,317    19.96%    $ 9,748     8.00%   $12,185    10.00%
 Tier I Capital (to Risk Weighted Assets):
    Consolidated                              $23,547    19.15%    $ 4,918     4.00%   $ 7,377     6.00%
    Bank                                      $22,906    18.80%    $ 4,874     4.00%   $ 7,311     6.00%
 Tier I Capital (to Average Assets):
    Consolidated                              $23,547    11.22%    $ 8,397     4.00%   $10,496     5.00%
    Bank                                      $22,906    10.92%    $ 8,393     4.00%   $10,491     5.00%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                            TO BE WELL
                                                                       FOR CAPITAL      CAPITALIZED UNDER
                                                                         ADEQUACY       PROMPT CORRECTIVE
                                                     ACTUAL              PURPOSES       ACTION PROVISIONS
                                               ----------------     -----------------   -----------------
                                                AMOUNT    RATIO      AMOUNT     RATIO    AMOUNT    RATIO
                                               -------    -----     -------     -----   -------    ------
As of December 31, 1996:
  Total Capital (to Risk Weighted Assets):
     Consolidated                              $24,046    20.83%    $ 9,237     8.00%   $11,546    10.00%
     Bank                                      $23,379    20.26%    $ 9,237     8.00%   $11,546    10.00%
  Tier I Capital (to Risk Weighted Assets):
     Consolidated                              $22,687    19.65%    $ 4,618     4.00%   $ 6,928     6.00%
     Bank                                      $22,020    19.07%    $ 4,618     4.00%   $ 6,928     6.00%
  Tier I Capital (to Average Assets):
     Consolidated                              $22,687    11.79%    $ 7,698     4.00%   $ 9,622     5.00%
     Bank                                      $22,020    11.45%    $ 7,698     4.00%   $ 9,622     5.00%


NOTE 11. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow methods. Those methods are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. Also, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Such amounts have not been revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         CASH, DUE FROM BANKS, AND FEDERAL FUNDS SOLD:

          The carrying amounts of cash, due from banks, and Federal funds sold approximate their fair value.

         SECURITIES:

          Fair values for securities are based on quoted market prices. The carrying values of equity securities with no readily determinable fair value approximate fair values.

         LOANS:

          For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow methods, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow methods or underlying collateral values.

         DEPOSITS:

          The carrying amounts of demand deposits, savings deposits and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using discounted cash flow methods, using interest rates currently being offered on certificates.

         OTHER BORROWINGS:

          The fair value of the Company's other borrowings are estimated using discounted cash flow methods based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

         ACCRUED INTEREST:

          The carrying amounts of accrued interest approximate their fair values.

         INTEREST RATE CAPS:

          The fair value of interest rate caps is based on a quoted market price.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         OFF-BALANCE SHEET INSTRUMENTS:

          Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

          The estimated fair values of the Company's financial instruments were as follows:

                                                                       DECEMBER 31,
                                               ------------------------------------------------------------
                                                           1997                            1996
                                               ----------------------------    ----------------------------
                                                 CARRYING         FAIR           CARRYING          FAIR
                                                  AMOUNT          VALUE           AMOUNT           VALUE
                                               ------------    ------------    ------------    ------------
           Financial assets:
              Cash, due from banks
                  and Federal funds sold       $  6,518,873    $  6,518,873    $  6,372,459    $  6,372,459
              Securities available-for-sale       4,009,390       4,009,390       4,343,965       4,343,965
              Securities held-to-maturity        65,894,157      66,897,392      61,954,993      62,499,343
              Loans                             127,270,871     127,250,000     112,978,455     112,810,000
              Accrued interest receivable         1,806,659       1,806,659       1,694,950       1,694,950
              Interest rate cap agreements           88,500          45,278          91,667          40,463

           Financial liabilities:
              Deposits                          169,622,531     174,242,079     156,994,235     157,894,660
              Other borrowings                   15,000,000      14,600,000      10,000,000       9,730,000
              Accrued interest payable            1,647,547       1,647,547       1,246,618       1,246,618

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 12. PARENT COMPANY FINANCIAL INFORMATION

         The following information presents the condensed balance sheets, statements of income and cash flows of First National Bancshares of Wetumpka, Inc. as of and for the years ended December 31, 1997 and 1996:

                            CONDENSED BALANCE SHEETS

                                                                         1997           1996
                                                                     -----------    -----------
         ASSETS
            Cash                                                     $   545,517    $   546,375
            Investment in subsidiary                                  22,874,800     22,030,430
            Land                                                          95,440         95,440
            Other assets                                                 450,438        450,436
                                                                     -----------    -----------

                       Total assets                                  $23,966,195    $23,122,681
                                                                     ===========    ===========


         LIABILITIES, other                                          $   450,000    $   450,000
         STOCKHOLDERS' EQUITY                                         23,516,195     22,672,681
                                                                     -----------    -----------

                       Total liabilities and stockholders' equity    $23,966,195    $23,122,681
                                                                     ===========    ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         CONDENSED STATEMENTS OF INCOME


                                                                             1997            1996
                                                                         -----------     -----------
         INCOME, dividends from subsidiary                               $ 1,800,000     $ 1,650,000
                                                                         -----------     -----------

         EXPENSE, other                                                        1,295           1,285
                                                                         -----------     -----------

                       Income before income tax (benefits) and equity
                           in undistributed income of subsidiary           1,798,705       1,648,715

         INCOME TAX (BENEFITS)                                                  (437)           (437)
                                                                         -----------     -----------

                       Income before equity in undistributed
                           income of subsidiary                            1,799,142       1,649,152

         EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                        781,249       1,392,187
                                                                         -----------     -----------

                       Net income                                        $ 2,580,391     $ 3,041,339
                                                                         ===========     ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       CONDENSED STATEMENTS OF CASH FLOWS


                                                                        1997            1996
                                                                    -----------     -----------
         OPERATING ACTIVITIES
            Net income                                              $ 2,580,391     $ 3,041,339
            Adjustments to reconcile net income to
               net cash provided by operating activities:
               Undistributed income of subsidiary                      (781,249)     (1,392,187)
               Other operating activities                                    --         (58,066)
                                                                    -----------     -----------

                       Net cash provided by operating activities      1,799,142       1,591,086
                                                                    -----------     -----------


         FINANCING ACTIVITIES
            Dividends paid                                           (1,800,000)     (1,600,000)
                                                                    -----------     -----------

                       Net cash used in financing activities         (1,800,000)     (1,600,000)
                                                                    -----------     -----------

         Net decrease in cash                                              (858)         (8,914)

         Cash at beginning of year                                      546,375         555,289
                                                                    -----------     -----------

         Cash at end of year                                        $   545,517     $   546,375
                                                                    ===========     ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 13. BUSINESS COMBINATION

         On December 30, 1997, the Company entered into an Agreement and Plan of Merger with Union Planters Corporation ("UPC") of Memphis, Tennessee. Under this agreement, the Company will merge with and into UPC. Upon consummation of the merger, each share of Company stock will be converted into and exchanged for the right to receive 4.179 shares of UPC stock, subject to possible adjustment as defined in the agreement. Consummation is subject to certain conditions, including regulatory and stockholder approval.

                          FIRST NATIONAL BANCSHARES OF
                         WETUMPKA, INC. AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT

                                 MARCH 31, 1998
                                   (UNAUDITED)

                            FIRST NATIONAL BANCSHARES
                        OF WETUMPKA, INC. AND SUBSIDIARY

                          CONSOLIDATED FINANCIAL REPORT
                                 MARCH 31, 1998
                                   (UNAUDITED)




                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
FINANCIAL STATEMENTS

     CONSOLIDATED BALANCE SHEETS...............................................1
     CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME................2
     CONSOLIDATED STATEMENTS OF CASH FLOWS.....................................3
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS................................4

                            FIRST NATIONAL BANCSHARES
                        OF WETUMPKA, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                             MARCH 31, 1998 AND 1997
                                   (UNAUDITED)


                                     ASSETS                        1998            1997
                                                                ---------       ---------
                                                                  (Dollars in Thousands)
Cash and due from banks                                         $   4,817       $   5,128
Federal funds sold                                                 11,000             170
Securities available-for-sale                                       2,802           3,707
Securities held-to-maturity, fair value of
  $61,812 and $69,237                                              61,031          68,786

Loans                                                             129,837         117,718
Less allowance for loan losses                                      1,467           1,404
                                                                ---------       ---------
          Loans, net                                              128,370         116,314
                                                                ---------       ---------

Premises and equipment                                              4,426           3,456
Other assets                                                        4,214           3,314
                                                                ---------       ---------

          TOTAL ASSETS                                          $ 216,660       $ 200,875
                                                                =========       =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
    Noninterest-bearing                                         $  20,601       $  19,022
    Time, $100,000 and over                                        34,060          33,346
    Other interest-bearing                                        120,016         113,261
                                                                ---------       ---------
          Total deposits                                          174,677         165,629
Other borrowings                                                   15,000          10,000
Other liabilities                                                   3,151           2,388
                                                                ---------       ---------
          TOTAL LIABILITIES                                       192,828         178,017
                                                                ---------       ---------

Commitments and contingent liabilities

Stockholders' equity
    Common stock, par value $1; 200,000 shares
        authorized, issued and outstanding                            200             200
    Capital surplus                                                   202             202
    Retained earnings                                              23,480          22,603
    Unrealized losses on securities available-
        for-sale, net of tax                                          (50)           (147)
                                                                ---------       ---------
          TOTAL STOCKHOLDERS' EQUITY                               23,832          22,858
                                                                ---------       ---------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $ 216,660       $ 200,875
                                                                =========       =========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            FIRST NATIONAL BANCSHARES
                        OF WETUMPKA, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                   (UNAUDITED)


                                                               1998               1997
                                                             -------            -------
                                                            (Dollars in Thousands Except
                                                                   Per Share Data)
INTEREST INCOME
    Loans                                                    $ 3,199            $ 2,872
    Taxable securities                                           804                815
    Nontaxable securities                                        225                229
    Federal funds sold                                            77                 47
                                                             -------            -------
          TOTAL INTEREST INCOME                                4,305              3,963
                                                             -------            -------

INTEREST EXPENSE
    Deposits                                                   1,892              1,819
    Other borrowings                                             205                137
                                                             -------            -------
          TOTAL INTEREST EXPENSE                               2,097              1,956
                                                             -------            -------

          NET INTEREST INCOME                                  2,208              2,007
PROVISION FOR LOAN LOSSES                                         75                 75
                                                             -------            -------
          NET INTEREST INCOME AFTER PROVISION FOR
              LOAN LOSSES                                      2,133              1,932
                                                             -------            -------

OTHER INCOME
    Service charges on deposit accounts                           74                 68
    Other operating income                                        46                 45
                                                             -------            -------
          TOTAL OTHER INCOME                                     120                113
                                                             -------            -------

OTHER EXPENSES
    Salaries and employee benefits                               675                670
    Equipment and occupancy expenses                             203                165
    Other operating expenses                                     365                246
                                                             -------            -------
          TOTAL OTHER EXPENSES                                 1,243              1,081
                                                             -------            -------

          INCOME BEFORE INCOME TAXES                           1,010                964

INCOME TAX EXPENSE                                               225                275
                                                             -------            -------

          NET INCOME                                             785                689

OTHER COMPREHENSIVE LOSSES:
    Unrealized losses on securities available-for-sale
      arising during period, net of tax                          (54)               (19)
                                                             -------            -------

          COMPREHENSIVE INCOME                               $   731            $   670
                                                             =======            =======

BASIC AND DILUTED EARNINGS PER COMMON SHARE                  $  3.93            $  3.45
                                                             =======            =======

WEIGHTED AVERAGE SHARES OUTSTANDING (BASIC AND DILUTED)      $   200            $   200
                                                             =======            =======


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            FIRST NATIONAL BANCSHARES
                        OF WETUMPKA, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                   (UNAUDITED)


                                                               1998          1997
                                                             -------       -------
                                                             (Dollars in Thousands)
OPERATING ACTIVITIES
    Net cash provided by (used in) operating activities      $  (202)      $   379
                                                             -------       -------

INVESTING ACTIVITIES
    Proceeds from maturities of securities available-
        for-sale                                               1,207           667
    Purchases of securities held-to-maturity                      --        (6,885)
    Proceeds from maturities of securities held-
        to-maturity                                            4,863            --
    Net (increase) decrease in Federal funds sold             (9,730)        4,280
    Net increase in loans                                     (1,174)       (3,411)
                                                             -------       -------

              Net cash used in investing activities           (4,834)       (5,349)
                                                             -------       -------

FINANCING ACTIVITIES
    Net increase in deposits                                   5,054         8,635
    Dividends paid                                              (450)         (450)
                                                             -------       -------

              Net cash provided by financing activities        4,604         8,185
                                                             -------       -------

Net increase (decrease) in cash and due from banks           $  (432)      $ 3,206

Cash and due from banks at beginning of period                 5,249         1,922
                                                             -------       -------

Cash and due from banks at end of period                     $ 4,817       $ 5,128
                                                             =======       =======

                            FIRST NATIONAL BANCSHARES
                        OF WETUMPKA, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)






NOTE 1.  BASIS OF PRESENTATION

                  The consolidated financial statements included herein is unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair statement of results for the interim period.

                  The results of operations for the three month period ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year.


NOTE 2.  CURRENT ACCOUNTING DEVELOPMENTS

                  The adoption of the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" that became effective on January 1, 1998 did not have a material effect on the Company's financial statements.

                  The adoption of SFAS No. 128, "Earnings Per Share", that became effective as of December 31, 1997 had no effect on the calculation of losses per common share for the three months ended March 31, 1998.

                  The adoption of SFAS No. 130, "Reporting Comprehensive Income", that became effective on January 1, 1998 required the Company to report comprehensive income in the Company's Statements of Operations and Comprehensive Income (Loss).

                  There are no other recent accounting pronouncements that have had, or are expected to have, a material effect on the Company's financial statements.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.              INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Restated Charter of the Registrant provides as follows:

         TWELFTH: INDEMNIFICATION OF CERTAIN PERSONS:

                  To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

         Article V, INDEMNIFICATION, of the Registrant's Amended and Restated Bylaws provides as follows:

                  The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

                  Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

                  A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the Board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders.

ITEM 21.   EXHIBITS.

                  The following exhibits are filed herein or have been, as noted, previously filed:


Exhibit No.                          Description
--------------    --------------------------------------------------------------
    2.1           Agreement and Plan of Merger, dated as of December 30, 1997, by and between Union Planters Corporation, Union Planters
                  Holding Corporation and First National Bancshares of Wetumpka,
                  Inc. (Included as Appendix A to the Proxy Statement included as part of this Registration Statement)*

    2.2           Plan of Merger of First National Bancshares of Wetumpka, Inc.
                  into and with Union Planters Holding Corporation. (Included as
                  Appendix B to the Proxy Statement included as part of this Registration Statement)*

    4.1 Restated Charter of Union Planters Corporation. (Incorporated by reference to Exhibit 3(a) of the UPC March 31, 1998 Form
                  10-Q/A)

    4.2           Amended and Restated Bylaws of Union Planters Corporation.
                  (Incorporated by reference to exhibit 3(d) to the Annual
                  Report on Form 10-K of UPC for the fiscal year ended December
                  31, 1996 (File No. 0-6919))*

    5.1           Opinion of E. James House, Jr., Secretary and Manager of the
                  Legal Department of Union Planters Corporation, as to the validity of the shares of UPC Common Stock

    8.1 Opinion of Wyatt, Tarrant & Combs as to federal income tax consequences

   23.1           Consent of Price Waterhouse LLP

   23.2           Consent of Mauldin & Jenkins, LLC, independent auditors for
                  First National Bancshares of Wetumpka, Inc.

   23.3           Consent of E. James House, Jr., Secretary and Manager of the
                  Legal Department of Union Planters Corporation (included in
                  Exhibit 5.1)

   23.4           Consent of Wyatt Tarrant & Combs (included in Exhibit 8.1)*

   23.5           Consent of T. Steven Johnson & Associates

   24.1           Power of Attorney*

   99.1           Form of proxy of First National Bancshares of Wetumpka, Inc.

    *             Previously filed

ITEM 22.   UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (7) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (8) That every prospectus: (i) that is filed pursuant to Paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-effective Amendment Number 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on this the 3rd day of June, 1998.


                          REGISTRANT

                          UNION PLANTERS CORPORATION

                          By: /S/ Benjamin W. Rawlins, Jr.
                              ----------------------------
                              Benjamin W. Rawlins, Jr.
                              Chairman of the Board and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and at the dates indicated.


         SIGNATURES                                 TITLE                                        DATE
         ----------                                 -----                                        ----
/S/Benjamin W. Rawlins, Jr.*              Chairman of the Board, Chief Executive             June 3, 1998
----------------------------                Officer, Director (Principal
   Benjamin W. Rawlins, Jr.                 Executive Officer)


/S/Jackson W. Moore*                      President, Chief Operating Officer,                June 3, 1998
----------------------------                Director
   Jackson W. Moore

/S/John W. Parker*                          Executive Vice President and                     June 3, 1998
----------------------------                Chief Financial Officer
   John W. Parker                           (Principal Financial Officer)


/S/M. Kirk Walters*                       Senior Vice President, Treasurer,                  June 3, 1998
----------------------------                and Chief Accounting Officer
   M. Kirk Walters

/S/Edgar H. Bailey*                       Vice Chairman of the Board                         June 3, 1998
----------------------------                and Director
   Edgar H. Bailey

         SIGNATURES                                 TITLE                                        DATE
         ----------                                 -----                                        ----
/S/Albert M. Austin*                               Director                                  June 3, 1998
----------------------------
    Albert M. Austin

/S/Marvin E. Bruce*                                Director                                  June 3, 1998
----------------------------
    Marvin E. Bruce

/S/George W. Bryan*                                Director                                  June 3, 1998
----------------------------
    George W. Bryan

/S/James E. Harwood*                               Director                                  June 3, 1998
----------------------------
    James E. Harwood

/S/Parnell S. Lewis, Jr.*                          Director                                  June 3, 1998
----------------------------
    Parnell S. Lewis, Jr.

/S/C.J. Lowrance, III*                             Director                                  June 3, 1998
----------------------------
  C. J. Lowrance, III

/S/Stanley D. Overton*                             Director                                  June 3, 1998
----------------------------
    Stanley D. Overton

/S/Dr. V. Lane Rawlins*                            Director                                  June 3, 1998
----------------------------
    Dr. V. Lane Rawlins

/S/Donald F. Schuppe*                              Director                                  June 3, 1998
----------------------------
    Donald F. Schuppe

/S/Mike P. Sturdivant*                             Director                                  June 3, 1998
----------------------------
    Mike P. Sturdivant

/S/David M. Thomas*                                Director                                  June 3, 1998
----------------------------
    David M. Thomas

 .                                                  Director                                  June 3, 1998
----------------------------
    Richard A. Trippeer, Jr.


                                                   Director                                  June 3, 1998
----------------------------
    Spence L. Wilson

*/S/M. Kirk Walters
----------------------------
    M. Kirk Walters
    Attorney-in-Fact

                                              EXHIBIT INDEX

       The following exhibits are filed herein or have been, as noted, previously filed:

Exhibit No.                                                 Description
--------------  ---------------------------------------------------------------------------------------------------
    2.1         Agreement and Plan of Merger, dated as of December 30, 1997, by and between Union Planters
                Corporation, Union Planters Holding Corporation and First National Bancshares of Wetumpka,
                Inc. (Included as Appendix A to the Proxy Statement included as part of this Registration
                Statement)*

    2.2         Plan of Merger of First National Bancshares of Wetumpka, Inc. into and with Union Planters
                Holding Corporation.  (Included as Appendix B to the Proxy Statement included as part of this
                Registration Statement)*

    4.1         Restated Charter of Union Planters Corporation.  (Incorporated by reference to Exhibit 3(a) of the
                UPC March 31, 1998 Form 10-Q/A)

    4.2         Amended and Restated Bylaws of Union Planters Corporation. (Incorporated by reference to exhibit 3(d) to the Annual Report on Form 10-K of UPC for the fiscal year ended December 31,
                1996 (File No. 0-6919))*

    5.1         Opinion of E. James House, Jr., Secretary and Manager of the Legal Department
                of Union Planters Corporation, as to the validity of the shares of UPC Common Stock

    8.1         Opinion of Wyatt, Tarrant & Combs as to federal income tax consequences

   23.1         Consent of Price Waterhouse LLP

   23.2         Consent of Mauldin & Jenkins, LLC, independent auditors for First National Bancshares of
                Wetumpka, Inc.

   23.3         Consent of E. James House, Jr., Secretary and Manager of the Legal Department of
                Union Planters Corporation (included in Exhibit 5.1)

   23.4         Consent of Wyatt Tarrant & Combs (included in Exhibit 8.1)*

   23.5         Consent of T. Steven Johnson & Associates

   24.1         Power of Attorney*

   99.1         Form of proxy of First National Bancshares of Wetumpka, Inc.

    *           Previously filed